AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 12, 1997
                                                     REGISTRATION NO. 333-40341
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION

                                 ------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM F-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 ------------
                                ESG RE LIMITED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 ------------
         BERMUDA                     6719                  NOT APPLICABLE
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                                 ------------
                          SKANDIA INTERNATIONAL HOUSE
                               16 CHURCH STREET
                           HAMILTON, HM 11, BERMUDA
                                (441) 295-2185
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ------------
                                ESG RE LIMITED
                           C/O CT CORPORATION SYSTEM
                                 1633 BROADWAY
                           NEW YORK, NEW YORK 10019
                                (212) 664-1666
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                 ------------
                                WITH COPIES TO:
       RICHARD S. BORISOFF, ESQ.               JAMES C. SCOVILLE, ESQ.
    PAUL, WEISS, RIFKIND, WHARTON &             DEBEVOISE & PLIMPTON
               GARRISON                           875 THIRD AVENUE
      1285 AVENUE OF THE AMERICAS             NEW YORK, NEW YORK 10022
       NEW YORK, NEW YORK 10019                    (212) 909-6000
            (212) 373-3153
                                 ------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                                 ------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                 ------------

                     CALCULATION OF REGISTRATION FEE

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-------------------------------------------------------------------------------

 TITLE OF EACH CLASS OF                    PROPOSED MAXIMUM PROPOSED MAXIMUM
    SECURITIES TO BE         AMOUNT TO      OFFERING PRICE      AGGREGATE        AMOUNT OF
       REGISTERED         BE REGISTERED(1)   PER SHARE(2)   OFFERING PRICE(2) REGISTRATION FEE
-------------------------------------------------------------------------------
Common Shares, $1.00 par
 value..................     10,350,000         $20.00        $207,000,000       $62,543(3)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Includes 1,350,000 Common Shares which may be sold pursuant to the Underwriters' over-allotment option. See "Underwriting."

(2) Estimated pursuant to Rule 457 solely for purposes of determining the amount of the registration fee.

(3) $55,758 was paid on November 17, 1997, and the remainder was paid on December 10, 1997.

                                 ------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION
8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectus relating to a public offering of an aggregate of 9,000,000 Common Shares, $1.00 par value, of ESG Re Limited. One is to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus"), and the other is to be used in connection with a concurrent offering outside the United States and Canada (the "International Prospectus"). The U.S. Prospectus and the International Prospectus are identical except that they contain different front cover pages. The form of the U.S. Prospectus follows immediately after this Explanatory Note and is followed by the front cover page to be used for the International Prospectus which is labeled "Alternate Page for International Prospectus." A copy of each complete prospectus in the exact form in which it is to be used after effectiveness will be filed with the Securities and Exchange Commission pursuant to Rule 424(b).

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED DECEMBER 12, 1997

PROSPECTUS

        , 1997

                                     ESG
                                 INTELLIGENT
                                 REINSURANCE

                                ESG RE LIMITED

                            9,000,000 COMMON SHARES


  All of the Common Shares, par value $1.00 per share (the "Common Shares"), of ESG Re Limited (the "Company" or "ESG") offered hereby are being sold by the
Company. Of the 9,000,000 Common Shares offered hereby,    Common Shares are
being offered for sale in the United States and Canada by the U.S. Underwriters
(the "U.S. Offering") and    Common Shares are being offered for sale outside
the United States and Canada in a concurrent offering by the International Managers (the "International Offering," and together with the U.S. Offering, the "Offerings"), subject to transfers between the U.S. Underwriters and the International Managers (collectively, the "Underwriters"). See "Underwriting." It is estimated that the initial public offering price will be $20.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

  Certain affiliates of Head & Company L.L.C. (the "Head Group") and certain other investors (together with the Head Group, the "Direct Purchasers") have severally purchased for investment directly from the Company (i) an aggregate of 2,673,799 Common Shares, (ii) Class A Warrants to purchase up to 1,247,284 Common Shares, and (iii), in the case of the Head Group, Class B Warrants to purchase up to 1,247,284 Common Shares (if certain performance criteria are satisfied), at an aggregate price equal to 2,673,799 multiplied by the initial public offering price per Common Share less the underwriting discounts and commissions (the "Direct Sales"). See "Direct Sales." The closing of the Direct Sales occurred on December 3, 1997. The initial exercise price for the Class A Warrants and the Class B Warrants is the initial public offering price per Common Share, subject to a reduction of $1.50 on September 1, 2001, for the Class B Warrants.

  Prior to the Offerings, there has been no market for the Common Shares. The Common Shares have been accepted for quotation on the Nasdaq National Market subject to official notice of issuance under the symbol "ESREF."

  SEE "RISK FACTORS" COMMENCING ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                                  ----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
                                                 UNDERWRITING        PROCEEDS
                            INITIAL PUBLIC       DISCOUNTS AND        TO THE
                            OFFERING PRICE      COMMISSIONS(1)      COMPANY(2)
-------------------------------------------------------------------------------
Per Common Share.........       $20.00               $1.30            $18.70
Total(3).................    $180,000,000         $11,700,000      $168,300,000
-------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $2,000,000.
(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 1,350,000 shares at the Price to the Public per share less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions and Proceeds to the Company will be $207,000,000, $13,455,000 and $193,545,000, respectively. See
    "Underwriting." Including the Direct Sales, the total proceeds to Company will be $218,300,000 or $243,545,000 if the over-allotment option is exercised in full.

                                  ----------

  The Common Shares are being offered by the several Underwriters, when, as and if delivered to and accepted by the Underwriters and subject to various conditions. It is expected that the delivery of the Common Shares will be made
in New York, New York on or about         , 1997, in New York, New York against
payment therefor in New York funds.

     DEUTSCHE MORGAN GRENFELL INC. HAS SERVED AS ADVISOR TO THE COMPANY IN
             CONNECTION WITH THIS TRANSACTION. SEE "UNDERWRITING."

                                  ----------

                JOINT GLOBAL COORDINATORS AND JOINT BOOK-RUNNERS

  DEUTSCHE MORGAN GRENFELL        DONALDSON, LUFKIN & JENRETTE
                                      SECURITIES CORPORATION

                                  ----------

DONALDSON, LUFKIN & JENRETTE                            DEUTSCHE MORGAN GRENFELL
     SECURITIES CORPORATION

CONNING & COMPANY                                                  STEPHENS INC.

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THESE OFFERINGS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REP-RESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                     PAGE
Additional Information.............    3
Preparation of Financial
 Statements........................    3
Enforceability of Civil Liabilities
 under United States Federal
 Securities Laws...................    4
Summary............................    6
Risk Factors.......................   16
Use of Proceeds....................   22
Capitalization.....................   22
Dilution...........................   23
Dividend Policy....................   23
Selected Financial Data............   24
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations.........   25
The Company........................   30

                                    PAGE
Management.........................  49
Certain Relationships and Related
 Transactions......................  53
Principal Shareholders.............  54
Description of Capital Stock.......  55
Shares Eligible for Future Sale....  58
Direct Sales.......................  59
Certain Tax Considerations.........  59
Underwriting.......................  69
Legal Considerations...............  73
Legal Matters......................  74
Experts............................  74
Available Information..............  74
Glossary of Selected Insurance
 Terms.............................  75
Index to Financial Statements...... F-1

                                 ------------

  UNTIL     , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THESE OFFERINGS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON SHARES, WHETHER OR NOT PARTICI-PATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DE-LIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOT-MENTS OR SUBSCRIPTIONS.

  CERTAIN PERSONS PARTICIPATING IN THESE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERINGS AND MAY BID FOR AND PURCHASE COMMON SHARES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  The Common Shares have not been recommended by any federal or state securities commission or regulatory authority or the Registrar of Companies of Bermuda. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

  This Prospectus may not be distributed to any person in the United Kingdom unless that person is a qualifying institution or corporation or other person falling within article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1986 of the United Kingdom and also either is a qualifying securities professional within regulation 7(2)(a) of the Public Offers of Securities Regulations 1995 of the United Kingdom or is personally selected by or on behalf of the underwriters.

  Consent under the Bermuda Exchange Control Act 1972 (and regulations thereunder) has been obtained from the Bermuda Monetary Authority for the issue of the shares being offered pursuant to these Offerings to persons not resident in Bermuda for exchange control purposes. In addition, a copy of this document has been delivered to the Registrar of Companies in Bermuda for filing pursuant to the Companies Act 1981 of Bermuda.

In giving such consent and in accepting this Prospectus for filing, the Bermuda Monetary Authority and the Registrar of Companies in Bermuda accept no responsibility for the financial soundness of any offer or for the correctness of any of the statements made or opinions expressed herein.

  No action has been or will be taken in any jurisdiction by the Company or by any Underwriter that would permit a public offering of the Common Shares or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this Prospectus are required by the Company and the Underwriters to inform themselves about and to observe any restrictions as to the offering of the Common Shares and the distribution of this Prospectus.

                                 ------------

NOTICE TO NORTH CAROLINA RESIDENTS ONLY:

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT. THE BUYER IN NORTH CAROLINA UNDERSTANDS THAT NEITHER THE COMPANY NOR ITS SUBSIDIARIES IS LICENSED IN NORTH CAROLINA PURSUANT TO CHAPTER 58 OF THE NORTH CAROLINA GENERAL STATUTES.

                                 ------------

                            ADDITIONAL INFORMATION

  The Company will register the Common Shares under Section 12(b) of the United States Securities Exchange Act of 1934 (the "Exchange Act"). As a foreign private issuer (as defined in Rules under the Exchange Act), the Company is exempt from the periodic reporting requirements imposed upon a U.S. domestic private issuer of equity securities registered under the Exchange Act, as well as the provisions of the Exchange Act prescribing the content and filing of proxy statements and the solicitation of proxies and the provisions of Section 16 of the Exchange Act alluding to the reporting of securities transactions by certain persons and the recovery of "short-swing" profits from the purchase or sale of securities.

  The Company's Bye-Laws require it (i) to furnish to the holders of Common Shares and submit to the U.S. Securities and Exchange Commission (the "Commission") (unless the Commission will not accept such materials) annual reports, quarterly reports and reports with respect to specified events required of a U.S. issuer on Forms 10-K, 10-Q and 8-K, respectively, and (ii) to comply substantially with the proxy rules under the Exchange Act except to the extent that such rules require filings with the Commission and the inclusion of shareholder proposals in proxy materials prepared by the Company and except for provisions specifying the required disclosures relating to corporate reorganizations. The proxy rules include rules prescribing the content of annual reports to shareholders. The audited financial statements contained in such annual reports and unaudited quarterly financial information contained in such quarterly reports will be prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). In addition, requirements with regard to the accuracy of proxy disclosures will be governed by certain Bye-law provisions interpreted under Bermuda law. The Company has been advised that, under Bermuda law, the record and beneficial owners of Common Shares will, to the extent indicated in the Company's Bye-Laws, also be bound by such principles incorporated from Commission rules relating to proxy statements and the solicitation of proxies. These Bye-Law provisions can be amended only by a vote of two-thirds of shareholders present at a shareholders' meeting. See "Description of Capital Stock--Periodic Reports and Proxy Statements."

                      PREPARATION OF FINANCIAL STATEMENTS

  The Company's financial statements have been prepared in accordance with U.S. GAAP. Audited financial statements for 1994 through 1996 are included herein. The financial statements included herein represent the financial performance and results of the Company's prior operations as a reinsurance management company and do not reflect the financial performance and results of the Company as a reinsurer for its own account. As used in this Prospectus, "$" refers to U.S. dollars and "BD$" refers to Bermuda dollars.

                   ENFORCEABILITY OF CIVIL LIABILITIES UNDER
                     UNITED STATES FEDERAL SECURITIES LAWS

  The Company is organized pursuant to the laws of Bermuda and all of its assets are located outside the United States. In addition, most of the directors, officers and controlling persons of the Company, as well as certain of the experts named herein, reside outside the United States, and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to execute against them judgments of courts of the United States predicated upon civil liabilities under the U.S. federal securities laws ("Foreign Judgments").

  The Company has been informed by its Bermuda counsel, Appleby, Spurling & Kempe, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would, therefore, not be automatically enforceable in Bermuda. The Company has also been advised by Appleby, Spurling & Kempe that a final and conclusive judgment obtained in federal or state courts in the United States under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the Supreme Court of Bermuda under the common law doctrine of obligation. Such an action should be successful upon proof that the sum of money is due and payable, and without having to prove the facts supporting the underlying judgment, as long as: (i) the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in Bermuda; and (ii) the judgment is not contrary to public policy in Bermuda, was not obtained by fraud or in proceedings contrary to natural justice of Bermuda and is not based on an error in Bermuda law. A Bermuda court may impose civil liability on the Company or its directors or officers in a suit brought in the Supreme Court of Bermuda against the Company or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.

  The Company has been advised by its German counsel, Meyersrenken & Rheingantz, that there may be doubt as to the enforceability in Germany, in original actions, of Foreign Judgments and that in Germany both recognition and enforcement of Foreign Judgments are solely governed by Section 328 of the German Civil Procedure Code (Zivilprozessordnung or "ZPO") as well as multilateral and bilateral treaty agreements. In some cases, especially when according to the German statutory provisions, the international jurisdiction of the U.S. court will not be recognized or the Foreign Judgments conflict with basic principles of German law (e.g., the restriction to compensatory damages and limited pre-trial discovery), the U.S. judgment might not be recognized by a German court.

  The enforceability of Foreign Judgments in Germany requires their recognition in Germany. Under German law, the enforceability of Foreign Judgments requires a "writ of enforcement" under Section 722 ZPO. A writ of enforcement is issued only after a contested proceeding resulting from a complaint of a plaintiff against a defendant and renders the Foreign Judgments enforceable in Germany. A precondition for the issuance of such a writ is that the Foreign Judgments be a non-appealable final judgement and otherwise be permitted under Section 328 ZPO. Under Section 1042 I ZPO, the results of an arbitration can only be enforced if it is entered as a judgment by a court.

  The service of process in U.S. proceedings on persons in Germany is regulated by a multilateral treaty guaranteeing service of writs and other legal documents in civil cases if the current address of the defendant is known.

  The Company has been advised by its Irish counsel, Matheson Ormsby Prentice, that any proceedings taken in Ireland for the enforcement of Foreign Judgments would be recognized and enforced by the courts of Ireland except that, to enforce such a Foreign Judgment in Ireland, it would be necessary to obtain an order of the Irish courts. Such order would be granted on proper proof of the Foreign Judgment without any retrial or examination of the merits of the case subject to the following qualifications: (i) the Foreign Judgment must be final; (ii) that the foreign court had jurisdiction in the view of the laws of Ireland; (iii) that the Foreign Judgment was not obtained by fraud; (iv) that the Foreign Judgment was not contrary to the public policy or natural justice as understood in Irish law; (v) that the Foreign Judgment is for a definite sum of money; and (vi) that the procedural rules of the court giving the Foreign Judgment have been observed.

  Any such order of the Irish courts may be expressed in a currency other than Irish pounds in respect of any amount due and payable, but such order may be issued out of the Central Office of the Irish High Court expressed in Irish pounds by reference to the official rate of exchange prevailing on the date of issue of such Order. However, in the event of a winding up, amounts claimed in a foreign currency would, to the extent properly payable in the winding up, be paid if not in such currency in the Irish currency equivalent of the amount due in the currency converted at the rate of exchange pertaining on the date of the commencement of such winding up or, in the case of winding up by the court, the date of the making of the winding up order. While in a proceeding being brought in an Irish court in respect of a monetary obligation payable in a currency other than Irish pounds, an Irish court would have the power to give a judgment to pay such obligation in a currency other than Irish pounds, it may decline to do so in its discretion. An Irish court might not enforce currency conversion or indemnity clauses of a contract not governed by Irish Law and, with respect to a bankruptcy, liquidation, insolvency, reorganization or similar proceedings, Irish law may require that all claims or debts are converted into Irish pounds at an exchange rate determined by the court as of a date related thereto, such as the date of commencement of a winding up. Also, provisions of contracts not governed by Irish Law providing for indemnification for losses, in a liquidation, suffered on conversion of a foreign currency claim into Irish pounds, may not be enforceable.

  An Irish court has power to stay an action where it is shown that there is some other forum having competent jurisdiction which is more appropriate for the trial of the action and in which the case can be tried more suitably for the interests of all parties and the ends of justice.

  The Company has irrevocably appointed CT Corporation System, New York, New York, as its agent to receive service of process in actions against it arising out of or in connection with violations of the U.S. federal securities laws in any federal or state court in the United States relating to the transactions covered by this Prospectus.

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this Prospectus. The sale of Common Shares, Class A Warrants and Class B Warrants by ESG Re Limited (the "Company" or "ESG") to certain affiliates (such affiliates of Head & Company L.L.C. are referred to herein as "HMI") of Head & Company L.L.C. ("Head Company") and certain pension plan trusts and other entities created by affiliates of HMI (together with HMI, the "Head Group") and to a limited number of other investors (together with the Head Group, the "Direct Purchasers"), is referred to herein as the "Direct Sales." All financial statements presented in this Prospectus have been prepared in accordance with U.S. GAAP. Unless the context otherwise requires, references herein to the "Company" or "ESG" include the Company's subsidiaries (through which the Company will operate all of its businesses upon completion of the Offerings). All references to the Company prior to the Offerings are to the Company's subsidiary, European Specialty Group Holding AG, and its subsidiaries (collectively, "ES Management"). Insurance terms defined in "Glossary of Selected Insurance Terms" are printed in boldface type the first time they appear in this Prospectus. Except where otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option is not exercised.

                                  THE COMPANY

  ESG Re Limited was formed on August 21, 1997 to provide accident, health, life and special risk REINSURANCE ("personal and special risk reinsurance") to insurers and selected reinsurers on a worldwide basis. The Company intends to become a leading specialist reinsurer writing for its own account with a priority of UNDERWRITING PROFITABILITY.

  Since 1994, the Company, through its subsidiary, ES Management, has provided UNDERWRITING management services by operating as a personal and special risk reinsurance underwriter on behalf of certain reinsurers. ES Management has performed the principal underwriting functions normally handled by a reinsurer, including risk analysis, pricing, contract structuring, claims management and LOSS RESERVE estimation on behalf of certain companies (its "reinsurance partners") participating in reinsurance pools arranged by ES Management, or has been retained under FACULTATIVE or treaty arrangements outside of the pools. Under the pool arrangements, the reinsurance partners each assume a contractually fixed share of the risk underwritten by ES Management, which does not assume risk for its own account. The share of risk underwritten by each reinsurance partner has been negotiated by ES Management and its reinsurance partners based on estimates of market capacity, the relative amount of capacity that each such reinsurance partner has been willing to make available and ES Management's strategic considerations. The pool business reflects the Company's personal and special risk focus. See "The Company--Lines of Business." The pool contracts limit the business ES Management is permitted to write to personal and special risk business. The management and business origination fees paid to ES Management by its reinsurance partners have been established by agreement between ES Management and such partners and range up to 9.5% of the premiums that are paid to the reinsurance partners by CEDING CLIENTS in consideration for ES Management's management services, with the remainder of the premiums retained by its reinsurance partners in consideration for assuming the reinsurance risk. In addition, ES Management's agreements with its partners entitle it to receive negotiated profit commissions, which depend on the pools' loss ratios. ES Management's relationship with ceding clients approximates the relationship between an insurer and a reinsurer except that ES Management uses its pool underwriting authority to accept risk on behalf of other reinsurers rather than on its own behalf. In essence, ES Management serves as the agent for its reinsurance partners. ES Management's reinsurance partners have included Swiss Re Life & Health/The Mercantile and General Life Reinsurance Company Limited, Manulife Reinsurance, AXA RE VIE and Skandia International Insurance Corporation.

  Following the Offerings, the Company will discontinue its management services business and become a reinsurer of risks for its own account. The Company believes that the skills which have allowed it to develop a successful management business are the same skills required to operate a successful reinsurance company and that, following its transition, its underwriting activities and its relationships with ceding clients will remain largely unchanged.

THE BUSINESS

  The Company believes that its reinsurance management subsidiary, ES Management, distinguishes itself and strengthens its client relationships by offering "intelligent reinsurance" products and services that help its ceding clients to better manage their risks. These include software solutions to particular underwriting problems (including software developed by reinsurance and health care professionals to predict future severity of medical conditions based on current diagnoses), actuarial support, product design, and, in the field of medical expense reinsurance, loss prevention and disease management. In order to maximize the quality of the information related to the risks that it underwrites, the Company maintains close relationships with its ceding clients and professional reinsurance BROKERS.

  In 1996, gross premiums written by ES Management on behalf of its reinsurance partners totaled $63.9 million. ES Management expects that its GROSS PREMIUMS WRITTEN on behalf of its reinsurance partners for the year ending December 31, 1997, will be approximately $100 million. ES Management's principal lines of business as a percentage of gross premiums written on behalf of its reinsurance partners were as follows for the year ended December 31, 1996:

                                                                      1996 GROSS
                                                                       PREMIUMS
                                                                       WRITTEN
     Medical Expense.................................................     39%
     Personal Accident and Disability................................     35
     Credit/Life.....................................................     16
     Special Risk....................................................     10
                                                                         ---
                                                                         100%
                                                                         ===

  In the years ended December 31, 1994, 1995 and 1996, ES Management's revenues were $3.3 million, $4.5 million and $4.1 million, respectively. ES Management's revenues in these years derived primarily from management fees, except for the year ended December 31, 1996, in which $398,000 in profit commissions were recognized as a result of favorable loss developments with respect to earlier underwriting years.

  ES Management's business can be characterized as short-TAIL. Approximately 85% of its business has a typical RUN-OFF pattern of less than 24 months and 13% has a slightly longer run-off pattern of up to 60 months. The remaining 2% of ES Management's business is long-tail. Of ES Management's business, 88% is written on a proportional basis, as quota share reinsurance, and 12% is written on a non-proportional basis, as specific EXCESS OF LOSS REINSURANCE.

  ES Management underwrites risks emanating from more than 49 countries and maintains operations in its key markets. Approximately 69% of ES Management's gross premiums written in 1996 originated in Europe. In addition to ES Management's offices in Hamburg, London, Hong Kong and Moscow, the Company has offices in Bermuda and Ireland, and has formed a strategic alliance with an independent broker in Miami with respect to Latin American business. This international network of offices enables ES Management to be close to its customers and the risks underwritten, in line with the operating principle of "think globally--act locally." ESG is seeking a selective North American presence in the health care field and, to this end, has opened an office and hired additional personnel in Toronto.

POOL UNDERWRITING RESULTS

  ES Management's underwriting approach is analytical and proactive, taking into consideration trends and developments that affect loss development, rather than focusing on pricing techniques based on loss history alone. ES Management's business underwritten on behalf of its reinsurance partners is derived from (i) pool business, where ES Management is authorized to underwrite reinsurance coverage on behalf of, and bind, reinsurance partners in specified lines of business; (ii) facultative business, where ES Management separately negotiates coverage on a risk-by-risk basis between CEDENTS and reinsurance companies; and (iii) other business, where ES Management arranges coverage outside of pools because of coverage or risk restrictions contained in the pool agreements. In 1996, pool business amounted to $53.2 million (or 83.3% of total gross premiums written), facultative business amounted to $5.7 million (or 8.9% of total gross premiums written) and other business amounted to $5.0 million (or 7.8% of total gross premiums written). As reflected in the following table, ES Management has achieved underwriting profitability and steady growth in the business it managed for each of the 1994, 1995 and 1996 UNDERWRITING YEARS:

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1994      1995      1996
                                                  (U.S. DOLLARS IN MILLIONS,
                                                      EXCEPT RATIO DATA)
   Gross premiums written.......................  $   36.5  $   58.3  $   63.9
   NET PREMIUMS WRITTEN (2).....................      35.6      57.6      62.7
   Net losses and loss adjustment expenses (3)..      18.1      25.4      34.7
   Net losses and loss adjustment expenses as a
    percentage of net premiums written..........      51.0%     44.1%     55.3%
   Commissions and expenses (4).................  $   11.5  $   22.5  $   18.1
   Commissions and expenses as a percentage of
    net premiums written........................      32.2%     39.1%     28.9%

--------------------
(1) All figures show the business as underwritten by ES Management on behalf of its reinsurance partners and do not represent premiums received by, or revenues of, ES Management, which are determined under the terms of ES Management's arrangements with its reinsurance partners.
(2) Net premiums written represent gross premiums written reduced by the cost of excess of loss reinsurance coverage.

(3) Net losses and loss adjustment expenses include claims costs and reserves, and represent the actual or anticipated final close-out ratio reduced by any amounts recovered under excess of loss reinsurance coverage. Claims costs include actual claims expenditures and loss adjustment costs. Net losses do not include costs for internal claims supervision and auditing charges, if applicable, for ES Management and corresponding items for the pool or open market reinsurers.
(4) Commissions and expenses include all original commissions, overriders, reinsurance brokerage fees and other fees, taxes and general loss prevention charges. Commissions and expenses do not include (i) ES Management's general expenses for managing and administering its business,
    (ii) the expenses incurred by reinsurance partners for their internal administration functions, such as accounting, auditing and investment management and (iii) expenses allocated to cover the reinsurer's utilization of capital and surplus. ES Management's total operating expenses for the years ended December 31, 1994, 1995 and 1996 were $3.1 million, $3.8 million and $3.6 million, respectively.

FINANCIAL TRANSITION

  Subsequent to the Offerings, ESG will assume for its own account risks that its subsidiary, ES Management, previously underwrote on behalf of its reinsurance partners. After completion of the Offerings, the Company will exercise a contractual right provided for in its current pool agreements to underwrite for its own account a 30% share, retroactive to January 1, 1997, of the 1997 business it currently manages for its reinsurance partners in its reinsurance pools. ESG's assumption of 30% of the current pool business will be through retrocession from its reinsurance partners, proportional to such partners' share of the pool. After completion of the Offerings, ESG will no longer perform any management functions on behalf of third parties except in connection with the runoff of the reinsurance pools. Beginning in 1998, ESG will write reinsurance on its own behalf, retaining not less than 70% of the total book of business, including renewals. ESG believes this transition will not have a significant negative impact on its relationship with its reinsurance partners or ceding clients since the Company will continue to provide identical underwriting capabilities and related services. The Company will not be required to compensate either its ceding clients or its reinsurance partners by reason of the Company's current contractual arrangements. The Company intends to form strategic alliances with other reinsurers (some of which may be current reinsurance partners), which will assume up to 30% of the business that will be underwritten by ESG as lead reinsurer. Since ES Management's business is characterized by high renewal ratios and the Company's reinsurance subsidiaries will offer a strong financial position, the Company is confident that it will retain all or a substantial part of this business. From 1994 to 1995, 90% of ES Management's business with ceding clients was renewed and from 1995 to 1996, 79% was renewed. The Company will not act as an agent on behalf of its reinsurance partners and will not receive management and profit commissions from them.

  As ES Management has handled all of the functions usually administered by a professional reinsurer, other than investment management, the Company believes that its established infrastructure is sufficiently developed to meet the demands of ESG's new role and its anticipated growth. The Company has entered into an Investment Advisory Agreement (as defined herein) with Head Asset Management (as defined herein) for the provision of investment advisory services. See "The Company--Investments." In the future, the Company may add additional personnel to meet its anticipated growth.

  Because the Company previously acted only as a management company through ES Management, its initial capital will be unencumbered by issues of LOSS RESERVE adequacy, unrealized losses in its investment portfolio and uncollectible reinsurance. As a management company, ES Management's revenues were previously comprised of underwriting management fees and profit commissions based on the underwriting results of the reinsurance pools. As a reinsurer, the Company's revenues will include premiums written for its own account as well as income derived from its investment portfolio.

  The Company will seek an early rating from a major rating agency. In addition, the Company will enter into co-reinsurance agreements and licensing and fronting arrangements, as necessary, allowing the Company to share underwriting knowledge of, and to gain access to, markets in which it currently is not doing business. Under such arrangements, ESG would be able to accept risks in the name of the other reinsurers, and those reinsurers would be obligated to cede to ESG a portion of the business underwritten by ESG on their behalf.

MARKET GROWTH

  ESG believes that its reinsurance markets are currently experiencing significant growth as a result of: (i) the worldwide trend of transferring social security and national health responsibilities to the private sector, particularly in Western Europe; (ii) increasing insurance demand accompanying economic growth in emerging markets in Eastern Europe, Asia and Latin America;
(iii) the deregulation of certain European markets as a consequence of new trade directives from the European Union, enabling the introduction of new products; (iv) increasing individual MORBIDITY and decreasing MORTALITY within large demographic segments of the population; and (v) increased capacity requirements for the insurance of major global sports and entertainment events.

GROWTH STRATEGY

  The Company believes that it is well positioned to benefit from these market growth developments because of ES Management's reputation as a lead underwriter in negotiating on behalf of the pools, its risk-oriented approach and its far-ranging and well-established relationship network.

  While continuing ES Management's strategy of placing primary emphasis on underwriting profitability rather than market share, the Company's goal is to underwrite gross premiums written exceeding $190 million in 1998 and $300 million in 1999. There can be no assurance that this goal will be achieved. See "Risk Factors--Forward-Looking Statements." The Company intends to achieve this growth objective through the following strategic initiatives:

 PRODUCTS AND SERVICES

  Management believes that its ES Management subsidiary is recognized by its customers as a provider of intelligent reinsurance through innovative reinsurance products and services. ESG intends to maintain its competitive position by developing reinsurance products and services that are tailored to the needs of particular markets and working closely with primary insurers and insureds to implement loss control techniques. The Company intends to (i) introduce and implement managed care techniques in Germany, Spain, Italy and other European markets where these techniques have been underutilized; (ii) create private medical care and insurance products for emerging markets within Eastern Europe, Latin America and Asia; (iii) expand occupational injury and health reinsurance programs in Scandinavia; and (iv) continue to structure innovative special risk reinsurance programs for major sporting events and performances such as World Cup Soccer, European Soccer Championships and the "Three Tenors" concerts. Consistent with ES Management's practice and experience, ESG will offer reinsurance of health risks in conjunction with loss-reducing products and services. The Company expects that its ceding clients will assist with the use and implementation of such products and services because of their favorable impact on claims expenses.

  In support of its loss prevention programs, the Company intends to assume responsibility for claims assistance services that were previously provided by third parties. Assistance services include such functions as 24-hour emergency evacuation and repatriation, medical treatment referrals and supporting clinical services. In addition, the Company will use the ESIMS software system developed by ES Management to assist ceding companies with portfolio and claims handling.

 NEW BUSINESSES AND MARKETS

  The Company plans to enter the North American market, where business agreements with one of ES Management's reinsurance partners previously prevented ES Management from competing. Ms. Renate M. Nellich, Chief Executive Officer of European Specialty (North America) Limited ("ES North America") and her team have had considerable experience in the North American health business and will pursue opportunities in these markets. See "Management." In addition, access to specialized U.S. claims service providers and the consummation of additional strategic alliances will enable the Company to import managed care techniques that have proven successful in the United States to Europe and other areas where they are currently underutilized by health care providers.

 STANDING AS A SPECIALIST LEAD REINSURER

  The Company believes that its specialist reputation and substantial capitalization will qualify it to be included on the security lists of major reinsurance brokers and ceding clients and, as a result, will be presented with lead and participation risk opportunities not previously available to it as a reinsurance management company. Management expects that ES Management's profitable underwriting history on behalf of reinsurance partners will give ESG opportunities to participate in additional reciprocal reinsurance programs with its current reinsurance partners as well as with new reinsurers in strategic alliances. ES Management has generally incurred losses as an underwriting management company as a result of the expense of initial system development and, in 1996, charges relating to the Company's reorganization to become a reinsurer. See "Management's Discussion Analysis of Financial Condition and Results of Operations." The Company believes that its losses as a reinsurance management company are not indicative of its future performance as a reinsurer and will not adversely affect the Company's ability to attract ceding clients.

 FOCUS ON HIGH GROWTH MARKETS

  ES Management focuses its health insurance underwriting activities on markets with high growth potential in developing areas such as Latin America, the Commonwealth of Independent States ("CIS"), Eastern Europe and Asia, and the Company intends to continue this emphasis after completion of the Offerings.

  The Company will also target selected developed markets for the introduction of innovative products. In Germany, for example, the public health sector is undergoing rapid changes, attributable in part to health reform legislation recently enacted by the German parliament, that the Company believes will lead to greater demand for health reinsurance.

 CAPITALIZING ON EXPERIENCE OF MANAGEMENT

  The Company's Managing Director and Chief Executive Officer, Mr. Wolfgang M. Wand, has extensive experience in the personal and health insurance areas and has been in the insurance business for over 20 years. He formed a specialized health care insurance group in 1983 that was acquired by Winterthur Insurance Group in 1993.

  Mr. Steven H. Debrovner, Chief Operating Officer, was the European Accident and Health Manager of AFIA, which was subsequently acquired by CIGNA, where he assumed global marketing responsibility for all non-life business at CIGNA Worldwide headquarters. With more than 30 years of underwriting experience, Mr. Debrovner is considered within the reinsurance industry to be one of the leading personal accident underwriters.

  The Company's Chief Financial Officer, Mr. Gerhard Jurk, was Chief Executive Officer of a Winterthur Group insurance subsidiary and Chief Internal Auditor for Transatlantic Insurance Group. Mr. Jurk has worked in the insurance industry for more than 25 years and is an accountant certified by the German government.

  Dr. Jean-Claude Mayor, a member of the Supervisory Board of ESG Germany (as defined herein), was formerly a member of the executive board of Swiss Re Group, responsible for the worldwide life and disability business, and has established life reinsurance programs in many international markets.

  Ms. Renate M. Nellich, Chief Executive Officer of ES North America, heads ESG's Toronto-based operations. Ms. Nellich previously served as Chief Operating Officer of North American life and health operations for Swiss Re Life & Health/The Mercantile and General Life Reinsurance Company Limited. Ms. Nellich has more than 25 years of experience in the North American life and health insurance industry.

  The Company believes that the experience of its management in the insurance and financial markets positions it to take advantage of reinsurance opportunities and to maintain and attract additional experienced underwriting, marketing and administrative personnel.

ORGANIZATION

  The Company currently operates its reinsurance management business through ES Management, which consists of ESG Germany and its subsidiaries in their capacity as reinsurance management companies. The Company believes it will benefit from the market presence and efficiency of its operation in Germany and the favorable regulatory and fiscal environments of its locations in Bermuda and Ireland, where the Company expects a substantial portion of its business to be written. The Company's non-North American business will be generated primarily on behalf of European Specialty Reinsurance (Ireland) Limited ("ES Ireland"), and a substantial portion of its business will be ceded to European Specialty Reinsurance (Bermuda) Limited ("ES Bermuda"), with profits accruing primarily in Bermuda and Ireland. Canadian business will be generated on behalf of ES Ireland, while the remainder of the Company's North American business written will be generated on behalf of ES Bermuda. The Company expects to be subject to no taxation in Bermuda and a maximum corporate tax rate of 10% on its trading profits in Ireland. The Company's European business will be generated primarily on behalf of ES Germany and ES Ireland. See "Certain Tax Considerations--Taxation of the Company and its Subsidiaries." European Specialty Group (United Kingdom) Limited ("ESG UK") will fulfill certain administrative and other functions on behalf of its wholly-owned subsidiaries in the United Kingdom, Canada and Germany. The chart below depicts the organization of ESG and its subsidiaries after completion of the Formation (as defined herein). Each of the companies specifically named below, except ESG Germany, has been formed for the purpose of effectuating the Company's transition to a reinsurer for its own account and has no current operations.


                            [CHART APPEARS HERE]

  The Company's principal offices are located at Skandia International House, 16 Church Street, Hamilton, HM 11 Bermuda, and its telephone number is (441) 295-2185.

                                 THE OFFERINGS

Common Shares offered in the
 Offerings
  U.S. Offering....................     shares
  International Offering...........     shares
                                     -----------
    Total..........................  9,000,000 shares
                                     ================
Direct Sales (1):
  The Head Group...................    574,867 shares
  Other Direct Purchasers..........  2,098,932 shares
                                     ----------------
    Total..........................  2,673,799 shares
                                     ================
Common Shares outstanding after
 giving effect to the Formation (as
 defined herein), Direct Sales, and
 the Offerings.....................  12,573,799 shares (1)(2)
Proposed Nasdaq National Market
 symbol............................  ESREF
Use of Proceeds....................  Proceeds from the Direct Sales are estimated to be $50.0 million and net
                                     proceeds from the Offerings are estimated
                                     to be $168.3 million. Approximately $5.6
                                     million of net proceeds from the Offerings
                                     will be used for the payment of certain
                                     expenses and fees related to the Direct
                                     Sales and the Offerings. The remainder of
                                     net proceeds from the Offerings together
                                     with the proceeds from the Direct Sales
                                     will be contributed to the Company's
                                     operating subsidiaries to establish a
                                     capital base to be used to support the
                                     underwriting of reinsurance or will be held
                                     by the Company for general corporate
                                     purposes.
Dividend Policy....................  The Board of Directors intends to declare quarterly cash dividends of $0.075 per
                                     share beginning in the first quarter of
                                     1998. The declaration and payment of
                                     dividends to holders of Common Shares will
                                     be at the discretion of the Board of
                                     Directors. See "Dividend Policy."

--------------------
(1) Does not include (i) 1,247,284 Common Shares reserved for issuance upon the exercise of Class A Warrants purchased by the Direct Purchasers and (ii) 1,247,284 Common Shares reserved for issuance upon the exercise of Class B Warrants (if certain performance criteria are satisfied) purchased by the Head Group, which will be received upon completion of the Direct Sales and the Offerings. See "Direct Sales" and "Description of Capital Stock-- Warrants."
(2) Does not include 12,000 Ordinary Shares that will be repurchased by the Company and retired simultaneously upon completion of the Formation.

SPONSOR

  The Company's sponsor is Head & Company L.L.C. ("Head Company"). As sponsor, Head Company has provided support and assistance in the planning, structuring and formation of the Company and capital raising in both the Direct Sales and Offerings, in the belief that both the capital markets and the insurance markets will view favorably a well-capitalized, knowledgeable, personal and special risk reinsurer that enjoys strong sponsorship.

  Head Company is an investment banking firm formed in 1987 to specialize in the insurance industry. The primary activity of Head Company is the management of its investment affiliates dedicated to making equity investments in insurance and reinsurance companies and companies providing services to the insurance industry. Head Company has a proven investment track record, extensive contacts throughout the insurance industry and an established reputation in the investment community.

  Affiliates of Head Company made capital investments in the Direct Sales. Following the completion of the Offerings, the Head Group will hold 4.6% of the outstanding Common Shares (if, immediately following the completion of the Offerings, the Head Group were to exercise in full its Class A Warrants and no other Class A Warrants were exercised, the Head Group would hold 21.7% of the then outstanding Common Shares). See "Principal Shareholders". John C Head III, Chairman of the Board of Directors, is a Managing Member of Head Company and is deemed to beneficially own such shares. Head Asset Management L.L.C. ("Head Asset Management"), an affiliate of Head Company, is party to an Investment Advisory Agreement (as defined herein) with the Company for the provision of certain investment advisory services. See "The Company--Investments".

                           FORMATION AND DIRECT SALES

  The Company was formed on August 21, 1997 under the laws of Bermuda. On December 2, 1997, the current shareholders of European Specialty Group Holding AG ("ESG Germany") exchanged all of their interests in ESG Germany for 900,000 Common Shares (the "Formation"). ESG Germany thereby became an indirect, wholly-owned subsidiary of the Company. As adjusted to give effect to the Direct Sales and the Offerings, such Common Shares will represent 7.2% of the aggregate outstanding Common Shares.

  Following the Formation, on December 3, 1997, the Direct Purchasers purchased from the Company Common Shares, Class A Warrants and Class B Warrants. See "Direct Sales."

                         SUMMARY FINANCIAL INFORMATION

  The following table sets forth the summary consolidated financial data for European Specialty Group Holding AG and Subsidiaries or, prior to 1996, European Specialty Group GmbH and Subsidiaries, for the periods and as of the dates indicated. The financial statements included herein represent the financial performance and results of the Company's prior operations as a reinsurance management company and do not reflect the financial performance and results of the Company as a reinsurer for its own account. The consolidated statement of income data for the years ended December 31, 1994, 1995 and 1996, and the consolidated balance sheet data as of December 31, 1995, and 1996, have been derived from the Company's audited consolidated financial statements. The consolidated statement of income data for the years ended December 31, 1992, and 1993, and the periods ended June 30, 1996 and 1997, and the consolidated balance sheet data as of December 31, 1992, 1993 and 1994, and as of June 30, 1996 and 1997, have been derived from the Company's unaudited consolidated financial statements and, in the opinion of management, reflect all adjustments necessary for a fair presentation of the results of operations and financial condition. The data should be read in conjunction with the Company's Consolidated Financial Statements, related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information appearing elsewhere herein. For information on underwriting results, see "The Company--Underwriting Results" and "--Lines of Business."

                                       YEAR ENDED DECEMBER 31,                      PERIOD ENDED JUNE 30,
                          -----------------------------------------------------     ---------------------
                            1992      1993(1)     1994       1995       1996           1996       1997
                           (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)               (U.S. DOLLARS
                                                                                        IN THOUSANDS)
STATEMENT OF INCOME DA-
 TA:
Total revenues..........  $   921.4  $ 1,820.9  $ 3,351.0  $ 4,541.0  $ 4,149.5     $  3,242.7 $  2,680.3
Total expenses (excludes
 tax
 benefits/expenses).....    1,143.1    2,329.0    3,313.2    4,097.2    4,156.9        2,116.1    2,139.3
Net income (loss).......      (70.9)    (165.3)      (6.0)     145.5     (162.6)(2)      441.3      197.9
                                            DECEMBER 31,                                  JUNE 30,
                          -----------------------------------------------------     ---------------------
                            1992      1993(1)     1994       1995       1996           1996       1997
                           (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE SHEET DATA:
Total assets............  $   503.5  $ 1,505.0  $ 2,881.1  $ 2,683.5  $ 2,518.7     $  3,532.6 $  3,153.6
Short-term and current
 portion of long-term
 debt...................      147.2      674.1      537.3    1,745.7    1,812.7        1,731.5    1,882.7
Long-term debt..........        --       724.1    1,736.9      195.4        --             --         --
Total shareholders'
 equity.................       87.2      (76.9)     (90.4)    (151.8)    (488.8)(3)       38.5     (233.1)

--------------------
(1) In 1994, the Company began operations as an underwriting management company. Prior to 1994, the Company operated principally as a reinsurance intermediary.
(2) In 1996, the Company incurred a one-time tax expense of $121.0 related to the reorganization of ESG Germany. Also in 1996, the Company incurred an expense of $130.0 (after tax) for advisory services provided by an affiliate of Deutsche Morgan Grenfell Inc., one of the Representatives (as defined herein) of the Underwriters. For 1996, on a pro forma basis, the Company would have had a net loss of $(0.18) per share assuming 900,000 shares outstanding after the Formation (prior to the Direct Sales and the Offerings). Earnings per share data is not meaningful for the historical operations of the Company.
(3) In 1996, the Company entered into a series of equity transactions to simplify its capital structure that, upon the settlement of certain of these transactions, resulted in a reduction of shareholders' equity at December 31, 1996, of $173.0. Subsequent to December 31, 1996, certain of these transactions settled and resulted in an increase in capital of $440.4.

                                 RISK FACTORS

  An investment in the Common Shares involves material risks. Prospective investors should carefully consider the matters set forth below as well as the other information set forth in this Prospectus.

NO HISTORY AS A REINSURER; INCREASED SCOPE OF BUSINESS

  Although the Company has acted as a reinsurance management company for several years through its subsidiary, ES Management, and, as such, has performed substantially all of the functions of a reinsurance company, other than investment management services, the Company has never been a reinsurance company and has never underwritten insurance or reinsurance for its own account. The financial statements of ES Management included herein are not representative of the Company's future business. There can be no assurance that the Company will be able to make the transition successfully from a management company to a reinsurance company or that its customers will continue to work with the Company in such capacity. In addition, the scope of the Company's current management operations is substantially smaller than the proposed scope of its reinsurance operations and the Company will have to increase its management capacity to handle such business successfully. There can be no assurance that the Company will be able to attract adequate business or to manage the increased business with the same financial results as are currently realized.

DEPENDENCE ON KEY CLIENTS

  The business that ES Management currently manages on behalf of its reinsurance partners depends on a limited number of clients for a substantial portion of its premium revenue. ES Management has approximately 180 centrally administered reinsurance acceptances from ceding clients. During 1996, ES Management's largest ceding client, Chiyoda Fire & Marine Insurance Company (Europe) Ltd., accounted for 14.4% of the premium revenue generated on behalf of reinsurance partners. ES Management's second and third largest ceding clients, Best Meridian Insurance Company and ADAC Schutzbrief Versicherungs-AG, accounted for 12.1% and 4.2% of the premium revenue generated on behalf of reinsurance partners in 1996, respectively. The non-renewal of even a limited number of programs or policies after completion of the Offerings could adversely affect the business of the Company in the future as it seeks to write reinsurance on its own behalf. The Company will solicit new ceding clients to supplement the existing clients of ES Management, but there can be no assurance that the Company will be successful in doing so.

DEPENDENCE ON KEY EMPLOYEES

  The Company's success will depend in substantial part upon the continued service of Wolfgang M. Wand, Steven H. Debrovner, Renate M. Nellich and Gerhard Jurk, and the Company's ability to attract and retain executives and underwriting personnel for its expanded operations. Each of Mr. Wand, Mr. Debrovner, Ms. Nellich and Mr. Jurk has entered into an employment contract with the Company, effective upon the Closing Date, through September 1, 2000. There can be no assurances that the Company will be successful in attracting and retaining qualified employees and the failure to do so could have a material adverse effect on the Company. See "Management."

VOLATILITY OF RESULTS

  The Company's profitability and revenue trends could be affected by volatile and unpredictable developments in the specialty risk lines, which are characterized by a relatively small number of large risks, e.g., the risk of cancellation of a World Cup Soccer championship or the nonappearance of a performing artist.

REINSURANCE BUSINESS CONSIDERATIONS

  Historically the reinsurance industry has been cyclical, with reinsurers experiencing significant fluctuations in operating results due to competition, catastrophic events, levels of capacity, general economic conditions, and other factors. Demand for reinsurance is influenced significantly by underwriting results of PRIMARY INSURERS and prevailing general economic conditions. The supply of reinsurance is related directly to prevailing prices and levels of surplus capacity which, in turn, may fluctuate in response to changes in rates of return on investments being realized in the reinsurance industry. Of particular significance to the Company is the risk of a general account deterioration, i.e., an increase of LOSS RATIOS, and the ability to maintain an appropriate mix of risk classes and regions. The insolvency of a retrocessionaire could affect the operating results and the profitability of the Company. As a reinsurer, the Company will need to establish loss reserves for risks it underwrites. See "--Loss Reserves."

COMPETITION AND RATINGS

  The reinsurance industry is highly competitive. The Company will compete with major domestic and foreign insurers and reinsurers, some of which have substantially greater financial, marketing and management resources than the Company. Competition in the types of reinsurance business that the Company intends to underwrite is based on many factors, including the perceived financial strength of the reinsurers, premium charges, other terms and conditions offered, services provided, ratings assigned by independent rating agencies, speed of claims payment and reputation and experience in the line of reinsurance to be written. Ultimately, this competition could affect the Company's ability to attract business on terms having the potential to yield appropriate levels of profits.

  Ratings by insurance rating agencies are based on a quantitative evaluation of performance with respect to profitability, leverage and liquidity and a qualitative evaluation of spread of risk, reinsurance programs, investments, reserves and management. The Company is not currently rated by any of the major independent rating agencies. Insurance ratings are used by insurers and reinsurance intermediaries as an important means of assessing the financial strength and quality of reinsurers. Subsequent to the completion of the Offerings, the Company will seek a rating by a major credit rating agency as to claims payment ability. In the event that such an early and adequate rating cannot be obtained, the lack of such a rating may dissuade a ceding client from reinsuring with the Company.

  The Company and its subsidiaries are not licensed or admitted as reinsurers in any jurisdiction other than Bermuda, Ireland and Germany. Because many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless security is posted, the Company's reinsurance contracts may frequently require it to post a letter of credit or other security immediately or after a reinsured reports a claim. Although the Company intends to seek a letter of credit facility, it does not yet have one and no assurances can be made that it will be able to obtain a letter of credit facility on terms favorable to the Company.

  There can be no assurances that increased competitive pressure from current reinsurers and future entrants and the lack of a rating by insurance rating agencies will not adversely affect the Company. See "The Company-- Competition."

FOREIGN CURRENCY

  The Company's functional currency is the U.S. dollar. However, because the Company expects to write a portion of its business in currencies other than the U.S. dollar and will maintain a portion of its investment portfolio in investments denominated in currencies other than the U.S. dollar, the Company could experience significant exchange gains and losses, which will in turn affect the Company's results of operations. See Notes to the Balance Sheet of ESG Re Limited.

  While a substantial portion of the Company's investments will be in U.S. dollar-denominated instruments, the Company might be exposed to significant underwriting losses in currencies other than U.S. dollars. Exchange rate fluctuations may increase the Company's losses (as measured in U.S. dollars) as claim amounts are settled.

REGULATION

  The Company is subject to the general corporate and insurance laws and regulations of Bermuda, Ireland and Germany, the jurisdictions of incorporation of ESG and each of its principal operating subsidiaries, and the laws and regulations of the other jurisdictions in which such entities are licensed or authorized to do business. The insurance laws of each state of the United States and of many non-U.S. jurisdictions regulate the sale of insurance and reinsurance within their jurisdiction by foreign insurers, such as the Company, which are not admitted to do business within such jurisdiction. The Company does not intend to maintain an office or to solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction where the conduct of such activities would be prohibited by the Company's lack of license in such jurisdiction. There can be no assurances that inquiries or challenges relating to the activities of the Company will not be raised in the future or that the Company's location, regulatory status or restrictions on its activities resulting therefrom will not adversely affect its ability to conduct its business. No assurance can be given that if the Company were to become subject to any such laws of the United States or any state thereof or of any other country at any time in the future, it would be in compliance with such laws. See "The Company--Regulation."

  The Company is unable to predict what additional government regulations, if any, affecting its business may be promulgated in the future or how they might be interpreted; such changes could have a material adverse effect on the Company or the insurance industry in general.

LOSS RESERVES

  The Company will establish loss reserves for the ultimate payment of all losses and loss adjustment expenses ("LAE") incurred with respect to the business it underwrites. Under U.S. GAAP, the Company will not be permitted to establish loss reserves with respect to its personal and special risk reinsurance until an event which may give rise to a claim occurs. Reserves are estimates for reported but not paid claims and for INCURRED BUT NOT REPORTED ("IBNR") claims involving actuarial and statistical projections at a given time to reflect the Company's expectations of the costs of the ultimate settlement and administration of claims. The estimation of reserves by new reinsurers, such as the Company, may be inherently less reliable than the reserve estimations of a reinsurer with a stable volume of business and an established long-term loss history. Actual losses and LAE paid may deviate, perhaps substantially, from estimates reflected in the Company's loss reserves in its financial statements. If the Company's loss reserves in respect of business written are inadequate due to the occurrence of unpredicted events or unpredicted demographic or political developments, the Company will be required to increase loss reserves with a corresponding reduction in the Company's net income in the period in which the deficiency is identified. There can be no assurances that losses will not exceed the Company's loss reserves and have a material adverse effect on the Company's financial condition or results of operations in a particular period. See "The Company-- Underwriting" and "--Reserves."

TAX MATTERS

  The Company and its subsidiaries intend to operate their business in a manner that will not cause them to be viewed as engaged in a trade or business in the United States and, thus, will not require them to pay United States corporate income taxes (other than withholding taxes). However, because there is considerable uncertainty as to the activities which constitute being engaged in a trade or business within the United States, there can be no assurances that the United States Internal Revenue Service (the "IRS") will not contend successfully that the Company or a subsidiary is engaged in a trade or business in the United States. If the Company or any of its subsidiaries were subject to U.S. income tax, the Company's shareholders' equity and earnings could be materially adversely affected. See "Certain Tax Considerations--Taxation of the Company and its Subsidiaries--United States."

  If the Company has "related person insurance income" ("RPII"), determined on a gross basis, in excess of 20% of its gross insurance income for any fiscal year, each U.S. shareholder of the Company who owns Common Shares (directly or through foreign entities) on the last day of such fiscal year may be required to include in such shareholder's gross income for U.S. tax purposes a proportionate share of such RPII. RPII is income of the Company or one of its subsidiaries attributable to insurance or reinsurance policies where the direct or indirect insureds are U.S. shareholders or are related to U.S. shareholders. RPII may be included in a U.S. shareholder's gross income whether or not such shareholder or a person related to it is a policyholder. While the Company intends to operate its business so that RPII does not exceed 20% of gross insurance income, there can be no assurance that it will not have gross RPII exceeding such threshold. See "Certain Tax Considerations--Taxation of Shareholders--United States Taxation of U.S. and Non-U.S. Shareholders."

  Under ESG's Bye-laws, no U.S. shareholder is permitted to hold 10% or more of ESG's total combined voting power, except for John C Head III and persons deemed to own Common Shares with him ("Head") under Section 958 of the Internal Revenue Code of 1986, as amended (the "Code"), subsequent to the Closing Date, who are not permitted to hold 25% or more of such voting power. Accordingly, the Company believes that no shareholder other than Head could be considered to be a "U.S. shareholder" for purposes of Section 951(b) of the Code. Additionally, Head has no intention of acquiring any shares that would cause Head to be treated as owning 25% or more of the value of the Company. Therefore, the Company does not believe that either it or any of its subsidiaries will be "controlled foreign corporations" ("CFC") for U.S. federal income tax purposes. In the absence of any controlling authority, however, there can be no assurance that the IRS would not take a contrary position regarding the effect of the foregoing limitations on voting power, and therefore assert that the Company is a CFC. Moreover, if Head acquires sufficient shares that would cause Head to be treated as owning (for purpose of the CFC rules) more than 25% of the value of the Company for an uninterrupted period of 30 days or more during any tax year, the Company would be a CFC. If the Company or any subsidiary of the Company were deemed to be a CFC, each "U.S. shareholder" would be required to include in its gross income for U.S. federal income tax purposes its pro rata share of the Company's "Subpart F income," even if the "Subpart F" income is not distributed. "Subpart F income" includes, among other things, "insurance income" within the meaning of Section 953(a) of the Code.

  The Company, ES Ireland and ES Bermuda intend to operate their business in a manner that will not cause the Company and its subsidiaries, other than the German subsidiaries, to be subject to tax in Germany. However, because this is essentially a factual test and there is considerable uncertainty as to the activities which will cause a foreign corporation to be subject to tax in Germany, there can be no assurance that German tax authorities will not successfully contend that the Company and/or ES Ireland or ES Bermuda are subject to tax in Germany. If the Company, ES Ireland or ES Bermuda were subject to German tax, the Company's shareholders' equity and earnings would be materially and adversely affected. At present, the overall effective tax rate in Germany for ES Ireland or ES Bermuda would be approximately 56% although non-deductible expenses would increase the overall effective tax burden. See "Certain Tax Considerations--Taxation of the Company and its Subsidiaries--Germany."

  The Company and its subsidiaries intend to operate their business in a manner that will not cause the Company or any of its subsidiaries, other than ES North America, its Canadian subsidiary, to be subject to tax in Canada. However, because this is essentially a factual test and there is considerable uncertainty as to the activities which will cause a foreign corporation to be subject to tax in Canada, there can be no assurance that Canadian tax authorities will not successfully contend that the Company and/or a non-Canadian subsidiary are subject to tax in Canada. If the Company and/or its non-Canadian subsidiaries were subject to Canadian tax, the Company's shareholders' equity and earnings could be materially and adversely affected. At present, the overall effective tax rate in Canada is approximately 44%. See "Certain Tax Considerations--Taxation of the Company and its Subsidiaries-- Canada."

ANTI-TAKEOVER CONSIDERATIONS

  The provision for a staggered Board of Directors and voting cut-backs in the Company's Bye-laws will have the effect of discouraging unsolicited takeover bids from third parties or the removal of incumbent management. The Company's Bye-Laws provide that the voting rights with respect to Common Shares and any other voting securities directly or indirectly beneficially or constructively owned by any person, other than Head subsequent to the Closing Date, will be limited, in the aggregate, to a voting power of 9.9%. The voting rights with respect to all shares held by such person in excess of the 9.9% limitation will be allocated to the other holders of Common Shares, pro rata based on the number of Common Shares held by all such other holders of Common Shares, subject only to the further limitation that no shareholder allocated any such voting rights, other than Head subsequent to the Closing Date, may exceed the 9.9% limitation as a result of such allocation. See "Description of Capital Stock--Common Shares." In addition, the terms of Class B Warrants provide that any such Class B Warrants remaining unvested at the time of a change of control of the Company will vest immediately upon the occurrence of such change. See "Description of Capital Stock--Warrants."

CERTAIN TRANSACTIONS, CONFLICTS OF INTEREST AND BUSINESS OPPORTUNITIES

  The Company has entered into an agreement with Head Asset Management, an affiliate of Head Company, relating to the provision of investment management services, for which the Company will pay fees. Conflicts of interest could arise with respect to future transactions involving the Direct Purchasers, on the one hand, and the Company, on the other hand. Such transactions must be approved by a majority vote of the disinterested members of the Board of Directors. See "The Company--Investments."

  Conflicts of interest could also arise with respect to business opportunities that could be advantageous to Head Company, on the one hand, and the Company, on the other hand. Head Company, through its affiliates, makes investments in insurance and reinsurance companies and companies providing services to the insurance industry. The Company may compete with affiliates of Head Company on personal and special risk reinsurance programs for the same prospective clients. In such cases, the Company will conduct its underwriting and pricing analyses independently.

  Wolfgang M. Wand is the legal representative in Germany of Les Mutuelles du Mans, a French insurance company. In this capacity, Mr. Wand's duties to Les Mutuelles du Mans may conflict with his duties to the Company, as Les Mutuelles du Mans and the Company may have diverging business priorities with respect to opportunities to which Mr. Wand may have access.

NO PRIOR MARKET

  Prior to the Offerings, there has been no public trading market for the Common Shares and there can be no assurance that an active trading market will develop and continue upon completion of the Offerings or that the market price of the Common Shares will not decline below the initial public offering price. The initial public offering price was determined by agreement among the Company and the Underwriters and may not be indicative of the market price of the Common Shares after the Offerings. See "Underwriting" for factors considered in determining the initial public offering price.

SHARES ELIGIBLE FOR FUTURE SALE

  No prediction can be made as to the effect, if any, that future sales of Common Shares, or the availability of Common Shares for future sale, will have on the market price of the Common Shares prevailing from time to time. Sales of substantial amounts of the Common Shares following the Offerings, or the perception that such sales could occur, could adversely affect the market price of the Common Shares and may make it more difficult for the Company to sell its equity securities in the future at a time and price which it deems appropriate. Upon completion of the Formation, Direct Sales and the Offerings, there will be 12,573,799 Common Shares outstanding and Class A Warrants to purchase 1,247,284 Common Shares that will be immediately exercisable. If the Underwriters' over-allotment option is exercised, 13,923,799 Common Shares will be outstanding and Class A Warrants to purchase 1,381,200 Common Shares will be immediately exercisable. The Common Shares sold in the Offerings will be freely transferable without restriction or further registration under the Securities Act of 1933 (the "Securities Act"), except for any of those Common Shares owned at any time by an "affiliate" of the Company (an "Affiliate") within the meaning of Rule 144 under the Securities Act (which sales will be subject to the volume limitations and certain other restrictions). The Direct Purchasers have been granted rights to require the Company to register their Common Shares, Warrants and Common Shares underlying the Warrants, which rights can be exercised, contingent upon the closing of the Offerings, immediately upon expiration of the lock-up agreement they have entered into with the Company. Pursuant to such lock-up agreements, each of the Company and the Direct Purchasers, excluding HMI, has agreed, subject to certain limited exceptions, not to offer, sell, contract to sell or otherwise dispose of any Common Shares or any other securities convertible into or exercisable or exchangeable for any Common Shares or grant options or warrants to purchase any Common Shares for a period of one year after the date of this Prospectus, without the prior written consent of the Representatives. HMI, Mr. Wand and Mr. Debrovner have agreed to such restrictions for two years after the date of this Prospectus unless otherwise agreed in writing by the Representatives. Certain other shareholders who acquired Common Shares in the Formation have agreed to such restrictions for six months after the date of this Prospectus unless otherwise agreed in writing by the Representatives. See "Shares Eligible for Future Sale."

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

  The majority of the Company's officers and directors are residents of various jurisdictions outside the United States. All or a substantial portion of the assets of such officers and directors and of the Company are or may be located in jurisdictions outside the United States. Although the Company has irrevocably agreed that it may be served with process in New York, New York with respect to actions based on offers and sales of the Common Shares made hereby, it could be difficult for investors to effect service of process within the United States on directors and officers of the Company who reside outside the United States or to recover against the Company or such directors and officers on judgments of United States courts predicated upon civil liabilities under the United States federal securities laws. See "Enforceability of Civil Liabilities Under United States Federal Securities Laws."

HOLDING COMPANY STRUCTURE AND DIVIDENDS

  The Company is a holding company with no operations or significant assets other than through its ownership of the capital stock of subsidiaries. Future dividends and other permitted payments from subsidiaries are expected to be the Company's sole source of funds to pay expenses and dividends, if any. While the Company is not itself subject to any significant legal prohibitions in the payment of dividends, its subsidiaries are subject to regulatory constraints which affect their ability to pay dividends to the Company. See "The Company--Regulation," "Description of Capital Stock" and "Dividend Policy."

DILUTION

  The subscription agreements pursuant to which the Warrants were purchased provide that Warrants will be granted to purchase a proportion of the total number of Common Shares outstanding on the Closing Date, together with Common Shares sold pursuant to the exercise of the Underwriters' over-allotment option. See "Direct Sales" and "Description of Capital Stock--Warrants." Therefore, to the extent that the number of Common Shares to be sold in the Offerings varies, the number of Common Shares issuable upon the exercise of the Warrants will vary. Upon completion of the Offerings, Class A Warrants to purchase up to 1,247,284 Common Shares, and Class B Warrants to purchase up to 1,247,284 Common Shares (if certain performance criteria are satisfied), will be outstanding. The purchasers in the Offerings will experience an immediate dilution of $3.13 per share upon completion of the Offerings. See "Dilution."

FORWARD-LOOKING STATEMENTS

  This Prospectus contains certain forward-looking statements concerning the Company's operations, economic performances and financial condition, including, in particular, the likelihood of the Company's success in maintaining the favorable results of its current book of business. These statements are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, and reflect future business decisions which are subject to change. The foregoing description of risk factors specifies the principal contingencies and uncertainties to which the Company believes it is subject. Some of these assumptions inevitably will not materialize, and unanticipated events will or may occur which will affect the Company's results.

                                USE OF PROCEEDS

  Proceeds from the Direct Sales are estimated to be $50.0 million and net proceeds from the Offerings are estimated to be $168.3 million. Approximately $5.6 million of net proceeds from the Offerings will be used for the payment of certain expenses and fees related to the Direct Sales and the Offerings. The remainder of net proceeds from the Offerings together with the proceeds from the Direct Sales will be contributed to the Company's operating subsidiaries to establish a capital base to be used to support the underwriting of reinsurance or will be held by the Company for general corporate purposes. See "The Company--Investments."

                                CAPITALIZATION

  The following table sets forth the capitalization of ESG (i) as of August 21, 1997, (ii) as adjusted to give effect to the Formation, (iii) as adjusted to give effect to the Formation and Direct Sales, and (iv) as adjusted to give effect to the Formation, Direct Sales and the Offerings.

                                                       AS ADJUSTED     AS ADJUSTED FOR
                                                         FOR THE        THE FORMATION,
                                      AS ADJUSTED FOR FORMATION AND    DIRECT SALES AND
                          ACTUAL       THE FORMATION  DIRECT SALES      THE OFFERINGS
Long-term debt.......... $    --         $     --      $       --        $        --
Preference Shares
 (50,000,000 shares
 authorized; 0 shares
 issued and
 outstanding)...........      --               --              --                 --
Shareholders' equity:
  Ordinary Shares, par
   value $ 1.00 per
   share(12,000 shares
   authorized, issued
   and outstanding).....   12,000              --              --                 --
  Common Shares, par
   value $1.00 per share
   (100,000,000 shares
   authorized;
   12,573,799 shares
   issued and
   outstanding).........      --           900,000       3,573,799         12,573,799
  Class B Common Shares,
   par value $1.00 per
   share (100,000,000
   shares authorized; 0
   shares issued and
   outstanding).........      --               --              --                 --
  Additional paid-in
   capital..............        0         (780,100)     49,664,311 (1)    203,364,311 (1)(4)
  Less: receivable from
   shareholders.........  (12,000)(2)          --                                 --
 Accumulated
  deficit(3)............      --          (608,700)     (3,726,910)(5)     (3,726,910)(5)
                         --------        ---------     -----------       ------------
Total shareholders'
 equity.................        0         (488,800)     49,511,200        212,211,200
                         --------        ---------     -----------       ------------
Total capitalization.... $      0        $(488,800)    $49,511,200       $212,211,200
                         ========        =========     ===========       ============

---------------------

(1) Includes $50.0 million from the Direct Sales, which includes $5.6 million of estimated Offering related costs attributable to Class A Warrants to purchase 1,247,284 Common Shares and $3.1 million of estimated compensation related costs attributable to Class B Warrants to purchase up to 1,247,284 Common Shares (if certain performance criteria are satisfied).

(2) Represents the required contributions from the Company's initial issuance of Ordinary Shares in connection with the incorporation of the Company. Such shares were repurchased by the Company and retired simultaneously upon completion of the Formation.
(3) Reflects the December 31, 1996, accumulated deficit of ESG Germany and the inclusion of its shares in connection with the Formation. See Notes to the Balance Sheet of ESG Re Limited.
(4) Includes $168.3 million of net proceeds from the Offerings and estimated expenses and fees of $5.6 million. See "Summary--The Offerings" and "-- Formation and Direct Sales."

(5) Reflects $3.1 million of estimated compensation related costs attributable to Class B Warrants to purchase up to 1,247,284 Common Shares (if certain performance criteria are satisfied). In order to determine the amounts attributable to the Class A Warrants and Class B Warrants the Company has utilized the Black Scholes-Option Pricing Model. Various assumptions used in valuing the Warrants included: risk free rate of return, dividend policy, average volatility, time to exercise, likelihood of vesting and liquidity.

                                   DILUTION

  The net tangible book value (deficiency) of the Company, after giving effect to the Formation and prior to the Direct Sales and the Offerings, was approximately $(0.6) million, or $(0.61) per share. Net tangible book value (deficiency) per share is equal to the Company's total assets excluding intangible assets less its total liabilities, divided by the total number of Common Shares then outstanding. After giving effect to the Formation, Direct Sales and the Offerings, and after deducting the Underwriters' discounts and commissions and estimated expenses related to the Offerings, the net tangible book value of the Company would be $212.1 million, or $16.87 per share. This represents an immediate increase in net tangible book value of $17.48 per share to shareholders at the time of the Formation and an immediate dilution in net tangible book value of $3.13 per share to investors in the Offerings. The following table illustrates the per share dilution in net tangible book value to investors in the Offerings.

Assumed price per share to investors in the Offerings..........         $20.00
Net tangible book value (deficiency) per share prior to the
 Direct Sales and the Offerings (1)............................ $(0.61)
Increase in net tangible book value per share attributable to the Direct Sales and the Offerings............................  17.48
Net tangible book value per share after giving effect to the
 Formation, Direct Sales and the Offerings.....................          16.87
                                                                        ======
Dilution per share to investors in the Offerings...............         $ 3.13
                                                                        ======

  The following table summarizes the number of Common Shares purchased from the Company, the total consideration paid and the average price per share paid in the Formation, Direct Sales and the Offerings:

                            SHARES PURCHASED TOTAL CONSIDERATION      AVERAGE
                            ---------------- ------------------------PRICE PER
                              AMOUNT     %      AMOUNT          %      SHARE
Formation..................    900,000   7.2 $         --        --   $  --
Direct Sales...............  2,673,799  21.3    50,000,000(2)   21.7   18.70(2)
The Offerings..............  9,000,000  71.5   180,000,000      78.3   20.00
                            ---------- ----- -------------    ------
                            12,573,799 100.0 $ 230,000,000     100.0
                            ========== ===== =============    ======

  The calculations of net tangible book value and other computations above assume no exercise of the Underwriters' over-allotment option and that the Class A Warrants and Class B Warrants are not exercised. See "Description of Capital Stock."
---------------------
(1) Based upon the December 31, 1996 financial statements of ESG Germany and after giving effect to the Formation.
(2) Represents amount paid for Common Shares and Warrants in the Direct Sales. The average price per share is based on the number of Common Shares purchased in the Direct Sales.

                                DIVIDEND POLICY

  The Board of Directors expects to declare quarterly cash dividends of $0.075 per share beginning in the first quarter of 1998. The declaration and payment of dividends will be at the discretion of the Board of Directors and will depend upon the Company's results of operations and cash flows, the financial position and capital requirements of the Company's reinsurance operations, general business conditions, legal, tax and regulatory restrictions on the payment of dividends and other factors the Board of Directors deems relevant. While the Company is not itself subject to any significant legal prohibitions on the payment of dividends, its subsidiaries are subject to regulatory constraints which affect their ability to pay dividends to the Company. See "The Company--Regulation" and "Description of Capital Stock." Accordingly, there can be no assurance that dividends will be declared or paid by the Company in the future.

                            SELECTED FINANCIAL DATA

  The following table sets forth the selected consolidated financial data for European Specialty Group Holding AG and Subsidiaries or, prior to 1996, European Specialty Group GmbH and Subsidiaries, for the periods and as of the dates indicated. The financial statements included herein represent the financial performance and results of the Company's prior operations as a reinsurance management company and do not reflect the financial performance and results of the Company as a reinsurer for its own account. The consolidated statement of income data for the years ended December 31, 1994, 1995 and 1996, and the consolidated balance sheet data as of December 31, 1995, and 1996, have been derived from the Company's audited consolidated financial statements. The consolidated statement of income data for the years ended December 31, 1992, and 1993, and the periods ended June 30, 1996 and 1997, and the consolidated balance sheet data as of December 31, 1992, 1993 and 1994, and as of June 30, 1996 and 1997 have been derived from the Company's unaudited consolidated financial statements and, in the opinion of management, reflect all adjustments necessary for a fair presentation of the results of operations and financial condition. The data should be read in conjunction with the Company's Consolidated Financial Statements, related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information appearing elsewhere herein. For information on underwriting results, see "The Company-- Underwriting Results" and "--Lines of Business."

                                       YEAR ENDED DECEMBER 31,                      PERIOD ENDED JUNE 30,
                          -----------------------------------------------------     ---------------------
                            1992      1993(1)     1994       1995       1996           1996       1997
                           (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)               (U.S. DOLLARS
                                                                                        IN THOUSANDS)
STATEMENT OF INCOME DA-
 TA:
Total revenues..........  $   921.4  $ 1,820.9  $ 3,351.0  $ 4,541.0  $ 4,149.5     $  3,242.7 $  2,680.3
Total expenses (excludes
 tax
 benefits/expenses).....    1,143.1    2,329.0    3,313.2    4,097.2    4,156.9        2,116.1    2,139.3
Net income (loss).......      (70.9)    (165.3)      (6.0)     145.5     (162.6)(2)      441.3      197.9
                                            DECEMBER 31,                                  JUNE 30,
                          -----------------------------------------------------     ---------------------
                            1992      1993(1)     1994       1995       1996           1996       1997
                           (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE SHEET DATA:
Total assets............  $   503.5  $ 1,505.0  $ 2,881.1  $ 2,683.5  $ 2,518.7     $  3,532.6 $  3,153.6
Short-term and current
 portion of long-term
 debt...................      147.2      674.1      537.3    1,745.7    1,812.7        1,731.5    1,882.7
Long-term debt..........        --       724.1    1,736.9      195.4        --             --         --
Total shareholders'
 equity.................       87.2      (76.9)     (90.4)    (151.8)    (488.8)(3)       38.5     (233.1)

---------------------
(1) In 1994, the Company began operations as an underwriting management company. Prior to 1994, the Company operated principally as a reinsurance intermediary.
(2) In 1996, the Company incurred a one-time tax expense of $121.0 related to the reorganization of ESG Germany. Also in 1996, the Company incurred an expense of $130.0 (after tax) for advisory services provided by an affiliate of Deutsche Morgan Grenfell Inc., one of the Representatives of the Underwriters. For 1996, on a pro forma basis, the Company would have had a net loss of $(0.18) per share assuming 900,000 shares outstanding after the Formation (prior to the Direct Sales and the Offerings). Earnings per share data is not meaningful for the historical operations of the Company.
(3) In 1996, the Company entered into a series of equity transactions to simplify its capital structure that, upon the settlement of certain of these transactions, resulted in a reduction of shareholders' equity at December 31, 1996, of $173.0. Subsequent to December 31, 1996, certain of these transactions settled and resulted in an increase in capital of $440.4.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the "Selected Financial Data" and the Company's financial statements included elsewhere in this Prospectus. Unless otherwise indicated, all dollar references below are to thousands of U.S. dollars.

GENERAL

  The Company currently operates as a personal and special risk reinsurance management company through its subsidiary, ES Management. Upon completion of the Offerings, the Company intends to operate as a specialist reinsurer writing for its own account and will assume for its own account risks it previously underwrote on behalf of its reinsurance partners.

  The financial statements included herein represent the financial performance and results of the Company's prior operations as a reinsurance management company and do not reflect the financial performance and results of the Company as a reinsurer for its own account. Such results are not, therefore, an indication of the Company's future financial performance.

RESULTS OF OPERATIONS

 SIX MONTHS ENDED JUNE 30, 1997, COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

  Revenue is primarily comprised of underwriting management and related fees and profit commissions based on the underwriting results of the reinsurance pools, as well as commissions for facultative and other business placed with reinsurers that do not participate in the pools. Total revenues decreased by $562.4 or 17.3% from $3,242.7 to $2,680.3. The decline in total revenue was partially due to 1994 underwriting year profit commissions (amounting to $200.0) which were earned in the period ended June 30, 1996. No profit commissions were earned in the corresponding period ending June 30, 1997. The Company did not record a profit commission in the six month period ended June 30, 1997, due to the lack of sufficient evidence to support recognition of a profit commission. The additional decrease in total revenue was due to the approximate decline of 13% in the value of translating the Deutsche Mark into U.S. dollars for reporting purposes. This decrease in revenue was partially offset by an increase in new business written in 1997 of $37.8.

  Total expenses increased by $23.2 or 1.1% from $2,116.1 to $2,139.3. Personnel costs increased by $268.8 which was principally due to a reallocation of expenses from consulting and related expenses to personnel expenses of $289.3, an increase in staff salaries of approximately $125.5 and an offsetting decrease resulting from an approximate decline of 13% in the value of translating the Deutsche Mark into U.S. dollars for reporting purposes. As described in the notes to the December 31, 1996 financial statements, two consultants engaged by ES Management during 1996 signed employment agreements effective January 1, 1997. The related expenses of these consultants has therefore been transferred to personnel expenses for the period ended June 30, 1997. This explains the reallocation of expenses between personnel costs and consulting and related expenses. Other operating expenses increased by $45.1. This increase was due principally to relocation expenses and additional rent incurred when the company moved offices of $90.7. The increase in total expenses was offset by the approximate decline of 13% in the value of translating the Deutsche Mark into U.S. dollars for reporting purposes.

  As described in the footnotes to the financial statements included elsewhere in the prospectus, revenue is recognized when an underwriting contract becomes effective. A significant majority of underwriting contracts that ES Management writes becomes effective on January 1 each year. Thus the majority of the revenue is recognized in the first quarter of the year. As the estimated cost of the administrative services required to be provided with respect to these contracts is accrued when the contract becomes effective, the accrual will therefore be greater at interim accounting periods than at the end of the year.

  Given the nature of the ES Management's business cycle as described and its accounting policies, interim financial statements should be read in conjunction with the full year financial statements.

 YEAR ENDED DECEMBER 31, 1996, COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Total revenues decreased by $391.5 or 8.6% from $4,541.0 to $4,149.5. This decrease was caused by a management decision to reduce ES Management's fees and commissions by approximately 20% in order to enhance ES Management's competitive position and the underwriting profitability of the business underwritten for the pools. This decision resulted in a decrease in fee revenue of approximately $881.8. There was a further decline in total revenue of $253.5 due to an approximately 6% decline in the value of translating the Deutsche Mark into U.S. dollars for reporting purposes. These decreases were offset in part by the ES Management's recognition of approximately $398.0 in profit commissions in 1996 of which no amounts were recognized in prior years. ES Management can earn a profit commission based on the underlying profitability of the pool business. ES Management recorded its first profit commission in 1996 based upon the clear emergence of profitability in the underlying pools. ES Management had not recorded profit commission in 1995 and 1994 due to the lack of sufficient evidence to support recognition of a profit commission.

  Total expenses increased by $59.7 or 1.5% from $4,097.2 to $4,156.9. This was principally due to an increase in personnel costs of $80.5. This net increase resulted from an increase in the numbers of staff of $164.9 and a decrease caused by the decline of approximately 6% in the value of translating the Deutsche Mark into U.S. dollars for reporting purposes of $84.4. In addition, an advisory fee expense of $251.9 was incurred for advice on possible ways to enhance the capitalization of ES Management and for support in the production of the draft prospectus to potential investors. Additional advisory fees have been incurred in 1997 which are directly attributable to the formation, direct sales and offerings. These advisory fees will be shown as a reduction of the proceeds raised and not as an expense of the period. Occupancy and related expenses increased by $258.3 due to the opening of additional representative offices and other relocation costs. These increases were offset by a decrease of $253.9 in total operating expenses due to the decline of approximately 6% in translating the Deutsche Mark into U.S. dollars for reporting purposes.

  In addition, in 1996, ES Management incurred a one-time tax expense related to the reorganization of ESG Germany of $121.0. The total effect of these transactions was a net loss of $(162.6) for 1996 in comparison with net income of $145.5 in 1995.

 YEAR ENDED DECEMBER 31, 1995, COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Total revenues increased in 1995 by $1,190.0 or 35.5% from $3,351.0 to $4,541.0. This increase was primarily attributable to the increased underwriting activities of ES Management on behalf of reinsurance partners in the personal accident market. Fee revenue from the personal accident market increased by $887.8 from 1994 to 1995. In addition, revenues increased by $439.6 reflecting the approximate 11% increase in translating the Deutsche Mark into U.S. dollars for reporting purposes. In addition, ES Management increased its interest earnings from funds held in the pools by $21.8.

  Total expenses increased by $784.0 or 23.7% from $3,313.2 to $4,097.2. Personnel costs accounted for $276.0 of this increase. This increase was due in part to an increase in the number of staff and an increase in employee compensation of $150.1 and an increase of $125.9 due to the approximate 11% increase in translating the Deutsche Mark into U.S. dollars for reporting purposes. In addition, marketing and selling-related costs increased by $99.7 principally for the opening of new representative offices to cover the Eastern European markets. In addition, expenses increased by $396.6 reflecting the approximately 11% increase in translating the Deutsche Mark into U.S. dollars for reporting purposes. Net income increased to $145.5 from the prior year net loss of $(6.0).

 YEAR ENDED DECEMBER 31, 1994, COMPARED TO YEAR ENDED DECEMBER 31, 1993

  1994 represented the first year of ES Management's new core activities as an underwriting management company, whereas previously ES Management's predecessor had only performed services as a personal and special risk broker. ES Management's revenues were principally generated from business written and ceded on behalf of various reinsurers into pools pertaining to the classes of medical expense, personal accident, credit/life as well as special risk. The underwriting activities resulted in a generation of management fees and interest income amounting to $3,351.0 and represent an increase in revenue in comparison to 1993 of $1,530.1 or 84.0%. This revenue was also positively affected by an approximately 5% or $163.5 increase in the rate of exchange for translating Deutsche Marks into U.S. dollars for reporting purposes.

  ES Management incurred total expenses of $3,313.2, which included charges for depreciation, amortization and interest. Total expenses in 1994 increased 42.3% over total expenses in 1993, which were $2,329.0. This increase was directly related to ES Management's increased business activities. Specifically, consulting fees increased by $691.9 as a result of ES Management's increased business activities.

  ES Management incurred a net loss of $(6.0) in 1994 as compared with a net loss of $(165.3) for 1993.

  ES Management does not believe inflation has had a material impact on its operations for any of the three years presented.

LIQUIDITY AND CAPITAL RESOURCES

  After the Formation, the Company will rely primarily on cash dividends from ES Bermuda to pay its operating expenses. The payment of dividends by ES Bermuda to the Company is governed by Bermuda law. The Bermuda Companies Act 1981 would allow dividend payments when there are reasonable grounds for believing that (i) ES Bermuda's assets will exceed the aggregate value of its liabilities and its issued share capital and premium accounts, and (ii) ES Bermuda will be able to pay its debts as they become due after payment of a dividend. The Bermuda Insurance Act 1978 requires the Company to maintain a minimum solvency margin and a minimum liquidity ratio. See "The Company-- Regulation."

  The primary sources of liquidity for the Company will be net cash flow from the maturity or sale of investments and operating activities, principally premiums received. The Company's cash flow will also be affected by claim payments which, due to the nature of the reinsurance coverage provided by the Company, may include large loss payments. Therefore, the Company's cash flow may fluctuate significantly from period to period.

  It is currently the Company's intention that all fixed income securities in its portfolio will be classified as securities available for sale and will be carried at fair market value. Any unrealized gains or losses as a result of changes in fair value over the period such investments are held will not be reflected in the Company's statement of operations but rather will be reflected in shareholders' equity. See Notes to the Balance Sheet of ESG Re Limited.

  As of January 1, 1997, ES Management had the following material commitments for operating leases and employment contracts:

      YEAR ENDING DECEMBER 31
      -----------------------
      1997............................................................. $1,308.5
      1998.............................................................  1,451.2
      1999.............................................................  1,424.2
      2000.............................................................  1,109.5
      2001.............................................................    945.5
      Thereafter.......................................................      --
                                                                        --------
        Total.......................................................... $6,238.9
                                                                        ========

  In addition to the employment contracts entered into on January 1, 1997, ES Management is obliged to pay 12.5% of its annual profits to these executives. However upon the successful completion of the Offering, these employment contracts will be replaced with new employment contracts as described under "Employment Arrangements" of the Prospectus.

  In August 1997, the Company committed to open a new office in Toronto, Canada, the cost of which the Company estimates to be $420.0.

  The Company expects that its financing and operational needs for the foreseeable future will be met by the proceeds of the Direct Sales and the Offerings, as well as by funds generated from on-going operations. However, no assurance can be given that the Company will be successful in the implementation of its new operating strategy. See "Risk Factors--No History as a Reinsurer; Increased Scope of Business."

  ES Management's total outstanding debt increased by $70.0 or 3.9% from $1,812.7 to $1,882.7 in the six month period ended June 30, 1997 compared to December 31, 1996. This increase was the result of additional short term borrowings of $278.8 (15.4%). This increase in outstanding debt was offset by the decline in the value of translating the Deutsche Mark into U.S. dollars for reporting purposes.

  During 1996, ES Management entered into agreements to issue 80,000 common shares, but such shares were not legally registered until July 1997. Subsequent to legal registration, the common shares were sold, increasing the Company's common shareholders' equity by $440.4.

  ES Management's total outstanding debt decreased by $128.4 from $1,941.1 in 1995 to $1,812.7 in 1996. This decrease was the result of principal repayments of $132.6 to a former shareholder and $139.2 to banks for long-term debt. This decrease was offset by an increase in short-term debt of $296.0 and the effect of translating the Deutsche Mark into U.S. dollars for reporting purposes. ES Management also purchased $152.5 of fixed assets and intangible assets.

  In 1996, ES Management entered into a series of equity transactions to simplify its capital structure, resulting, upon the settlement of certain of these transactions, in a reduction of shareholders' equity at December 31, 1996 of $173.0. Subsequent to December 31, 1996 certain other of these transactions settled and resulted in an increase in capital of $440.4.

  During 1995 ES Management reduced its outstanding debt by repaying $771.0 of long-term debt, including $633.2 to a former shareholder, which was partially offset by an increase in short-term borrowings from banks of $251.3. ES Management also made capital purchases for furniture and equipment of $46.3 and ES Management agreed to repurchase from a selling shareholder $203.9 of equity capital.

  During 1994, ES Management borrowed from certain of its shareholders $857.7 to finance its new activities. In addition, the Company increased its long-term bank borrowings by $182.6 before paydowns of other previously existing long-term bank borrowings of $36.9. With these borrowings ES Management decreased its borrowings under short-term credit arrangements by approximately $299.0. ES Management also paid $193.7 to secure a franchise agreement. The balance of the increased borrowings were used to fund current operations.

CURRENCY

  The Company's functional currency is the U.S. dollar. However, because the Company expects to write a portion of its business in currencies other than the U.S. dollar and will maintain a portion of its investment portfolio in investments denominated in currencies other than the U.S. dollar, the Company expects that it may experience significant exchange gains and losses, which will in turn affect the Company's statement of operations. See Notes to Consolidated Financial Statements of European Specialty Group Holding AG and Subsidiaries.

  While a substantial portion of the Company's investments will be in U.S. dollar-denominated instruments, the Company may be exposed to significant underwriting losses in currencies other than U.S. dollars. Exchange rate fluctuations may increase the Company's losses as claim amounts are settled. Foreign currency exposure originates as a result of the fact that, while the Company publishes its financial statements in U.S. dollars, a portion of its revenues and its expenses are denominated in other currencies.

  The Company intends to hold investments in the currencies in which it will collect premiums, pay claims and hold reserves thus creating a natural foreign exchange hedge so that resulting foreign exchange rate gains and losses can be reduced to the extent assets equal liabilities. If in the future this hedging strategy is not effective, the Company may consider other hedging activities to reduce its foreign currency exposures. See "Risk Factors--Foreign Currency."

                                  THE COMPANY

  ESG Re Limited was formed on August 21, 1997 to provide personal and special risk reinsurance to insurers and selected reinsurers on a worldwide basis. The Company intends to become a leading specialist reinsurer writing for its own account with a priority of underwriting profitability.

  Since 1994, the Company, through its subsidiary, ES Management, has operated as a personal and special risk reinsurance underwriter on behalf of certain reinsurers. ES Management has performed the principal underwriting functions normally handled by a reinsurer, including risk analysis, pricing, contract structuring, claims management and loss reserve estimation on behalf of its reinsurance partners participating in reinsurance pools arranged by ES Management, or has been retained under facultative or treaty arrangements outside of the pools. Under the pool arrangements, the reinsurance partners each assume a contractually fixed share of the risk underwritten by ES Management, which does not assume risk for its own account. The share of risk underwritten by each reinsurance partner has been negotiated by ES Management and its reinsurance partners based on estimates of market capacity, the relative amount of capacity that each such reinsurance partner has been willing to make available and ES Management's strategic considerations. The pool business reflects the Company's personal and special risk focus. See "-- Lines of Business." The pool contracts limit the business ES Management is permitted to write to personal and special risk business. The management and business origination fees paid to ES Management by its reinsurance partners have been established by agreement between ES Management and such partners and range up to 9.5% of the premiums that are paid to the reinsurance partners by ceding clients in consideration for ES Management's management services, with the remainder of the premiums retained by its reinsurance partners in consideration for assuming the reinsurance risk. In addition, ES Management's agreements with its partners entitle it to receive negotiated profit commissions, which depend on the pools' loss ratios. ES Management's relationship with ceding clients approximates the relationship between an insurer and a reinsurer except that ES Management uses its pool underwriting authority to accept risk on behalf of other reinsurers rather than on its own behalf. In essence, ES Management serves as the agent for its reinsurance partners. ES Management's reinsurance partners have included the following:

  AXA RE VIE;
  Caisse Centrale de Reassurance;
  CNP Assurances;
  Manulife Reinsurance;
  ReliaStar Reinsurance Group (NL) (a subsidiary of ReliaStar Financial
   Corporation);
  Rhine Reinsurance Company Ltd.;
  Royal Belge Re, a subsidiary of AXA RE VIE;
  Skandia International Gestion de Reassurance Vie S.A. (a subsidiary of
   Skandia International Holdings AB);
  Skandia International Insurance Corporation (a subsidiary of Skandia
   International Holdings AB);
  Swiss Re Life & Health/The Mercantile and General Life Reinsurance Company Limited; and Union Reinsurance Company (subsidiaries of Swiss Reinsurance Company).

  Following the Offerings, the Company will discontinue its management services business and become a reinsurer of risks for its own account. The Company believes that the skills which have allowed it to develop a successful management business are the same skills required to operate a successful reinsurance company and that, following its transition, its underwriting activities and its relationships with ceding clients will remain largely unchanged.

THE BUSINESS

  The Company believes that its reinsurance management subsidiary, ES Management, distinguishes itself and strengthens its client relationships by offering "intelligent reinsurance" products and services that help its ceding clients to better manage their risks. These include software solutions to particular underwriting problems (including software developed by reinsurance and health care professionals to predict future severity of medical conditions based on current diagnoses), actuarial support, product design, and, in the field of medical expense reinsurance, loss prevention and disease management. In order to maximize the quality of the information related to the risks that it underwrites, the Company maintains close relationships with its ceding clients and professional reinsurance brokers.

  In 1996, gross premiums written by ES Management on behalf of its reinsurance partners totaled $63.9 million. ES Management expects that its gross premiums written on behalf of its reinsurance partners for the year ending December 31, 1997 will be approximately $100 million. ES Management's principal lines of business as a percentage of gross premiums written on behalf of its reinsurance partners were as follows for the year ended December 31, 1996:

                                                                      1996 GROSS
                                                                       PREMIUMS
                                                                       WRITTEN
     Medical Expense.................................................     39%
     Personal Accident and Disability................................     35
     Credit/Life.....................................................     16
     Special Risk....................................................     10
                                                                         ---
                                                                         100%
                                                                         ===

  In the years ended December 31, 1994, 1995 and 1996, ES Management's revenues were $3.3 million, $4.5 million and $4.1 million, respectively. ES Management's revenues in these years derived primarily from management fees, except for the year ended December 31, 1996, in which $398,000 in profit commissions were recognized as a result of favorable loss developments with respect to earlier underwriting years.

  ES Management's business can be characterized as short-tail. Approximately 85% of its business has a typical run-off pattern of less than 24 months and 13% has a slightly longer run-off pattern of up to 60 months. The remaining 2% of ES Management's business is long-tail. Of ES Management's business, 88% is written on a proportional basis, as quota share reinsurance, and 12% is written on a non-proportional basis, as specific excess of loss reinsurance.

  ES Management underwrites risks emanating from more than 49 countries and maintains operations in its key markets. Approximately 69% of ES Management's gross premiums written in 1996 originated in Europe. In addition to ES Management's offices in Hamburg, London, Hong Kong and Moscow, the Company has offices in Bermuda and Ireland, and has formed a strategic alliance with an independent broker in Miami with respect to Latin American business. This international network of offices enables ES Management to be close to its customers and the risks underwritten, in line with the operating principle of "think globally--act locally." ESG is seeking a selective North American presence in the health care field and, to this end, has opened an office and hired additional personnel in Toronto.

POOL UNDERWRITING RESULTS

  ES Management's underwriting approach is analytical and proactive, taking into consideration trends and developments that affect loss development, rather than focusing on pricing techniques based on loss history alone. ES Management's business underwritten on behalf of its reinsurance partners is derived from (i) pool business, where ES Management is authorized to underwrite reinsurance coverage on behalf of, and bind, reinsurance partners in specified lines of business; (ii) facultative business, where ES Management separately negotiates coverage on a risk-by-risk basis between cedants and reinsurance companies; and (iii) other business, where ES Management arranges coverage outside of pools because of coverage or risk restrictions contained in the pool agreements. In 1996, pool business amounted to $53.2 million (or 83.3% of total gross premiums written), facultative business amounted to $5.7 million (or 8.9% of total gross premiums written) and other business amounted to $5.0 million (or 7.8% of total gross premiums written). As reflected in the following table, ES Management has achieved underwriting profitability and steady growth in the business it managed for each of the 1994, 1995 and 1996 underwriting years:

                                                  YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                   1994      1995      1996
                                                 (U.S. DOLLARS IN MILLIONS,
                                                     EXCEPT RATIO DATA)
Gross premiums written.......................... $   36.5  $   58.3  $   63.9
Net premiums written (2)........................     35.6      57.6      62.7
Net losses and loss adjustment expenses (3).....     18.1      25.4      34.7
Net losses and loss adjustment expenses as a
 percentage of net premiums written.............     51.0%     44.1%     55.3%
Commissions and expenses (4).................... $   11.5  $   22.5  $   18.1
Commissions and expenses as a percentage of net
 premiums written...............................     32.2%     39.1%     28.9%

---------------------
(1) All figures show the business as underwritten by ES Management on behalf of its reinsurance partners and do not represent premiums received by, or revenue of, ES Management, which are determined under the terms of ES Management's arrangements with its reinsurance partners.
(2) Net premiums written represent gross premiums written reduced by the cost of excess of loss reinsurance coverage.

(3) Net losses and loss adjustment expenses include claims costs and reserves, and represent the actual or anticipated final close-out ratio reduced by any amounts recovered under excess of loss reinsurance coverage. Claims costs include actual claims expenditures and loss adjustment costs. Net losses do not include costs for internal claims supervision and auditing charges, if applicable, for ES Management and corresponding items for the pool or open market reinsurers.
(4) Commissions and expenses include all original commissions, overriders, reinsurance brokerage fees and other fees, taxes and general loss prevention charges. Commissions and expenses do not include (i) ES Management's general expenses for managing and administering its business,
    (ii) the expenses incurred by reinsurance partners for their internal administration functions, such as accounting, auditing and investment management and (iii) expenses allocated to cover the reinsurer's utilization of capital and surplus. ES Management's total operating expenses for the years ended December 31, 1994, 1995 and 1996 were $3.1 million, $3.8 million and $3.6 million, respectively.

FINANCIAL TRANSITION

  Subsequent to the Offerings, ESG will assume for its own account risks that its subsidiary, ES Management, previously underwrote on behalf of its reinsurance partners. After completion of the Offerings, the Company will exercise a contractual right provided for in its current pool agreements to underwrite for its own account a 30% share, retroactive to January 1, 1997, of the 1997 business it currently manages for its reinsurance partners in its reinsurance pools. ESG's assumption of 30% of the current pool business will be through retrocession from its reinsurance partners, proportional to such partners' share of the pool. After completion of the Offerings, ESG will no longer perform any management functions on behalf of third parties except in connection with the runoff of the reinsurance pools. Beginning in 1998, ESG will write reinsurance on its own behalf, retaining not less than 70% of the total book of business, including renewals. ESG believes this transition will not have a significant negative impact on its relationship with its reinsurance partners or ceding clients since the Company will continue to provide identical underwriting capabilities and related services. The Company will not have to compensate either its ceding clients or reinsurance partners by reason of the Company's current contractual arrangements. The Company intends to form strategic alliances with other reinsurers, (some of which may be current reinsurance partners), to assume up to 30% of the business that will be underwritten by ESG as lead reinsurer. Since ES Management's business is characterized by high renewal ratios and the Company's reinsurance subsidiaries will offer a strong financial position, the Company is confident that it will retain all or a substantial part of this business. From 1994 to 1995, 90% of the ES Management's business with ceding clients was renewed and from 1995 to 1996, 79% was renewed. The Company will not act as an agent on behalf of its reinsurance partners and will not receive management and profit commissions from them.

  As ES Management has handled all of the functions usually administered by a professional reinsurer, other than investment management, the Company believes that its established infrastructure is sufficiently developed to meet the demands of ESG's new role and its anticipated growth. The Company has entered into an Investment Advisory Agreement with Head Asset Management for the provision of investment advisory services. See "--Investments." In the future, the Company may add additional personnel to meet its anticipated growth.

  Because the Company previously acted only as a management company through ES Management, its initial capital will be unencumbered by issues of loss reserve adequacy, unrealized losses in its investment portfolio and uncollectible reinsurance. As a management company, ES Management's revenues were previously comprised of underwriting management fees and profit commissions based on the underwriting results of the reinsurance pools. As a reinsurer, the Company's revenues will include premiums written for its own account as well as income derived from its investment portfolio.

  The Company will seek an early rating from a major rating agency. In addition, the Company will enter into co-reinsurance agreements and licensing and fronting arrangements, as necessary, allowing the Company to share underwriting knowledge of, and gain access to, markets in which it currently is not doing business. Under such arrangements, ESG would be able to accept risks in the name of the other reinsurers, and those reinsurers would be obligated to cede to ESG a portion of the business underwritten by ESG on their behalf.

MARKET GROWTH

  ESG believes that its reinsurance markets are currently experiencing significant growth as a result of: (i) the worldwide trend of transferring social security and national health responsibility to the private sector, particularly in Western Europe; (ii) increasing insurance demand accompanying economic growth in emerging markets in Eastern Europe, Asia and Latin America;
(iii) the deregulation of certain European markets as a consequence of new trade directives from the European Union enabling the introduction of new products; (iv) increasing individual morbidity and decreasing mortality within large demographic segments of the population; and (v) increased capacity requirements for the insurance of major global sports and entertainment events.

GROWTH STRATEGY

  The Company believes that it is well positioned to benefit from these market growth developments because of ES Management's reputation as a lead underwriter in negotiating on behalf of its pools, its risk-oriented approach and its far-ranging and well-established relationship network.

  While continuing ES Management's strategy of placing primary emphasis on underwriting profitability rather than market share, the Company's goal is to underwrite gross premiums written exceeding $190 million in 1998 and $300 million in 1999. There can be no assurance that this goal will be achieved. See "Risk Factors--Forward-Looking Statements." The Company intends to achieve this growth objective through the following strategic initiatives:

 PRODUCTS AND SERVICES

  Management believes that its ES Management subsidiary is recognized by its customers as a provider of intelligent reinsurance through innovative insurance products and services. ESG intends to maintain its competitive position by developing reinsurance products and services that are tailored to the needs of particular markets and working closely with primary insurers and insureds to implement loss control techniques. The Company intends to (i) introduce and implement managed care techniques in Germany, Spain, Italy and other European markets where these techniques have been underutilized; (ii) create private medical care and insurance products for emerging markets within Eastern Europe, Latin America and Asia; (iii) expand occupational injury and health reinsurance programs in Scandinavia; and (iv) continue to structure innovative special risk reinsurance programs for major sporting events and performances such as World Cup Soccer, European Soccer Championships and the "Three Tenors" concerts. Consistent with ES Management's practice and experience, ESG will offer reinsurance of health risks in conjunction with loss-reducing products and services. The Company expects that its ceding clients will assist with the use and implementation of such products and services because of their favorable impact on claims expenses.

  In support of its loss prevention programs, the Company intends to assume responsibility for claims assistance services that were previously provided by third parties. Assistance services include such functions as 24-hour emergency evacuation and repatriation, medical treatment referrals and supporting clinical services. In addition, the Company will use the ESIMS software system developed by ES Management to assist ceding companies with portfolio and claims handling.

 NEW BUSINESSES AND MARKETS

  The Company plans to enter the North American market, where business agreements with one of ES Management's North American-based reinsurance partners previously prevented ES Management from competing. Ms. Renate M. Nellich, Chief Executive Officer of ES North America, has considerable experience in the North American health business and will pursue opportunities in these markets. See "Management." In addition, access to specialized U.S. claims service providers and the consummation of additional strategic alliances will enable the Company to import managed care techniques that have proven successful in the United States to Europe and other areas where they are currently underutilized by health care providers.

 STANDING AS A SPECIALIST LEAD REINSURER

  The Company believes that its specialist reputation and substantial capitalization will qualify it to be included on the security lists of major reinsurance brokers and ceding clients and, as a result, will be presented with lead and participation risk opportunities not previously available to it as a reinsurance management company. Management expects that ES Management's profitable underwriting history on behalf of reinsurance partners will give ESG opportunities to participate in additional reciprocal reinsurance programs with its current reinsurance partners as well as with new reinsurers in strategic alliances. ES Management has generally incurred losses as an underwriting management company as a result of the expense of initial system development and, in 1996, charges relating to the Company's reorganization to become a reinsurer. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company believes that its losses as a reinsurance management company are not indicative of its future performance as a reinsurer and will not adversely affect the Company's ability to attract ceding clients.

 FOCUS ON HIGH GROWTH MARKETS

  ES Management focuses its health insurance underwriting activities on markets with high growth potential in developing areas such as Latin America, CIS, Eastern Europe and Asia, and the Company will continue this emphasis after completion of the Offerings.

  The Company will also target selected developed markets for the introduction of innovative products. In Germany, for example, the public health sector is undergoing rapid changes, attributable in part to health reform legislation recently enacted by the German parliament, that the Company believes will lead to greater demand for health reinsurance.

 CAPITALIZE ON EXPERIENCE OF MANAGEMENT

  The Company's Managing Director and Chief Executive Officer, Mr. Wolfgang M. Wand, has extensive experience in the personal and health insurance areas and has been in the insurance business for over 20 years. He formed a specialized health care insurance group in 1983 that was acquired by Winterthur Insurance Group in 1993.

  Mr. Steven H. Debrovner, Chief Operating Officer, was the European Accident and Health Manager of AFIA, which was subsequently acquired by CIGNA, where he assumed global marketing responsibility for all non-life business at CIGNA Worldwide headquarters. With more than 30 years of underwriting experience, Mr. Debrovner is considered within the reinsurance industry to be one of the leading personal accident underwriters.

  The Company's Chief Financial Officer, Mr. Gerhard Jurk, was Chief Executive Officer of a Winterthur Group insurance subsidiary and Chief Internal Auditor for Transatlantic Insurance Group. Mr. Jurk has worked in the insurance industry for more than 25 years and is an accountant certified by the German government.

  Dr. Jean-Claude Mayor, member of the Supervisory Board of ESG Germany, was formerly a member of the executive board of Swiss Re Group, responsible for the worldwide life and disability business, and has established life reinsurance programs in many international markets.

  Ms. Renate M. Nellich, Chief Executive Officer of ES North America, heads ESG's Toronto-based operations. Ms. Nellich previously served as Chief Operating Officer of North American life and health operations for Swiss Re Life & Health/The Mercantile and General Life Reinsurance Company Limited. Ms. Nellich has more than 25 years of experience in the North American life and health insurance industry.

  The Company believes that the experience of its management in the insurance and financial markets positions it to take advantage of reinsurance opportunities and to maintain and attract additional experienced underwriting, marketing and administrative personnel.

LINES OF BUSINESS

  ES Management's major lines of business include medical expense, personal accident and disability, credit/life and special risk reinsurance. ES Management also underwrites primary insurance on a selected basis as an agent of the French insurance company, Les Mutuelles du Mans. The Company believes it will maintain ES Management's current client base of ceding companies. See "--Financial Transition."

 MEDICAL EXPENSE

  Medical expense reinsurance consists primarily of medical expense reimbursement plans, short-term travel, defined illnesses and dread diseases, as well as medical expense add-on coverages, TOP-UP BENEFITS and CARVE-OUT PROGRAMS. To properly evaluate these reinsurance risks, ES Management relies on its detailed knowledge of the underlying insurance product and active risk management, instead of relying solely on past performance or general market pricing. This approach has historically resulted in profitability from ES Management's underwriting operations on behalf of its reinsurance partners. ES Management usually underwrites risk only concurrently with the implementation of ES Management's loss control measures and underwriting support systems. ES Management focuses on underwriting high net worth individuals, frequent travelers and expatriates, with less emphasis on underwriting volume group business. ES Management generally does not underwrite business where the insured has no deductible or co-payment without being able to influence its loss ratios (by applying cost containment measures whenever prudent). To this end, ES Management generally seeks to have insurers include deductibles and coinsurance requirements in the primary insurance contracts. In developing countries, ES Management encourages ceding clients to develop adequate RETENTION levels.

  ES Management requires its ceding clients to employ ES Management's stringent cost control and loss prevention measures, such as limiting a patient's choice of doctors and hospital networks, reducing benefit utilization and minimizing claims patterns. ES Management implements managed care concepts in Europe and emerging insurance markets through intelligent reinsurance (i.e., the combination of capacity, system and data management support and the application of preventative loss control). The Company believes insurance companies in these markets are receptive to managed care since they often have less experience with contemporary cost containment measures.

  As part of the intelligent reinsurance concept, ES Management has developed a complete software package, which includes medical tarification, policy issuance, portfolio management and claims handling. An advanced clinically driven loss prevention and early warning software program called EcuQuest is integrated into ES Management's system. EcuQuest, for which ES Management acquired the license rights outside North America, was developed by a subsidiary of Swiss Re Life & Health/The Mercantile & General Life Reinsurance Company Limited and enables ES Management to equip ceding clients with clinically driven data management for the early identification of potential shock losses or disease developments.

  ESG believes that medical expense reinsurance is one of the strongest growing classes in the insurance industry. The restructuring of social security systems throughout numerous countries generates the need for private insurance and, consequently, generates reinsurance demand. New markets have emerged particularly in Eastern Europe, due to changes in laws that have transferred insurance responsibility from government funds to private institutions, such as trade unions.

  In the area of health reinsurance, ES Management has focused its underwriting activities on both highly developed markets, like Germany, and less developed markets (with high growth potential), like Latin America, the CIS, Eastern Europe and Asia. In Bulgaria, ES Management and Bulstrad, the leading Bulgarian insurer, created the first national health care policy which is modeled on international private health-care standards.

  The financial results of the ES Management's medical expense reinsurance line of business managed on behalf of reinsurance partners are set forth in the table below on an underwriting year basis:

                                                  YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                   1994      1995      1996
                                                 (U.S. DOLLARS IN MILLIONS,
                                                     EXCEPT RATIO DATA)
   Gross premiums written....................... $   16.8  $   21.5  $   25.0
   Net premiums written.........................     16.6      21.3      24.8
   Net losses and loss adjustment expenses......      7.4       9.6      12.4
   Net losses and loss adjustment expenses as a
    percentage of net premiums written..........     44.3%     45.1%     50.1%
   Commissions and expenses..................... $    6.6  $    8.3  $    9.0
   Commissions and expenses as a percentage of
    net premiums written........................     39.9%     38.8%     36.1%

  Gross premiums written for the medical expense reinsurance line of business represented 46%, 37% and 39% of total gross premiums written by ES Management on behalf of its reinsurance partners for the 1994, 1995 and 1996 underwriting years, respectively.

 PERSONAL ACCIDENT AND DISABILITY

  Personal accident reinsurance covers death and dismemberment, disability, loss of license and special coverages for credit card issuing corporations relating to injuries to card holders. The reinsurance of nontraditional risks, such as tailor-made coverage for occupational injuries, also comprises an important part of ES Management's personal accident reinsurance business. ESG favors the "local approach" to personal accident reinsurance (i.e., it acquires direct knowledge of the underlying business by establishing personal relationships and transacting business directly with the ceding clients or local brokers in the country of origin). ES

Management is reluctant to solicit business through non-local brokers or to conduct business in areas in which it does not have detailed knowledge of local culture, insureds' behavior, market conditions and other risk elements, since such knowledge allows ES Management to assess and price risk appropriately.

  The financial results of ES Management's personal accident and disability reinsurance line of business managed on behalf of reinsurance partners are set forth in the table below on an underwriting year basis:

                                                  YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                   1994      1995      1996
                                                 (U.S. DOLLARS IN MILLIONS,
                                                     EXCEPT RATIO DATA)
   Gross premiums written....................... $   16.5  $   20.7  $   22.1
   Net premiums written.........................     15.8      20.2      21.1
   Net losses and loss adjustment expenses......      9.3      11.4      15.4
   Net losses and loss adjustment expenses as a
    percentage of net premiums written..........     59.1%     56.4%     73.1%
   Commissions and expenses..................... $    3.6  $    4.8  $    4.3
   Commissions and expenses as a percentage of
    net premiums written........................     22.5%     24.0%     20.4%

  Gross premiums written for the personal accident and disability reinsurance line of business represented 45%, 35% and 35% of total gross premiums written by ES Management on behalf of its reinsurance partners for the 1994, 1995 and 1996 underwriting years, respectively.

 CREDIT/LIFE

  ES Management provides reinsurance for credit/life, accident, disability and unemployment insurance. In this market, ES Management seeks to avoid single premium coverage where it cannot vary terms annually. ES Management has considerable experience underwriting credit/life reinsurance in the American, French and Scandinavian markets. The Company will seek to enter the German and selected European markets for credit/life reinsurance, applying the same underwriting practice it has employed in its existing markets (with the necessary adaptations for local markets). ES Management has recently begun underwriting activities in the area of traditional life reinsurance, initially limited to the Eastern European and CIS markets. Because the Company does not intend to compete with established insurers and reinsurers in long-term life insurance or investment-related life products, it seeks to offer these products in less established markets.

  The financial results of the ES Management's credit/life reinsurance line of business managed on behalf of reinsurance partners are set forth in the table below on an underwriting year basis:

                                                  YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                   1994      1995      1996
                                                 (U.S. DOLLARS IN MILLIONS,
                                                     EXCEPT RATIO DATA)
Gross premiums written.......................... $    2.4  $   13.9  $   10.0
Net premiums written............................      2.4      13.9      10.0
Net losses and loss adjustment expenses.........      1.2       3.9       5.8
Net losses and loss adjustment expenses as a
 percentage of net premiums written.............     51.0%     28.0%     58.3%
Commissions and expenses........................ $    1.1  $    8.9  $    3.1
Commissions and expenses as a percentage of net
 premiums written...............................     45.8%     63.8%     30.6%

  Gross premiums written for the credit/life reinsurance line of business represented 7%, 24% and 16% of total gross premiums underwritten by ES Management on behalf of its reinsurance partners for the 1994, 1995 and 1996 underwriting years, respectively.

 SPECIAL RISK

  Special risk reinsurance includes insurance with unique risk character, such as sports disabilities, sports and entertainment contingency, non-appearance, cancellation and abandonment. For example, for the 1998 World Cup Soccer Tournament, ES Management controlled the largest contingency insurance risk ever arranged in the global market. ES Management has also covered the 1994 World Soccer Tournament, the European Soccer Championships, the World Athletic Championship, the ATP finals, the European Athletic Association Cups and numerous performances by internationally renowned artists such as the "Three Tenors," Ziegfried & Roy and the Holiday on Ice events.

  The financial results of ES Management's special risk reinsurance line of business managed on behalf of reinsurance partners are set forth in the table below on an underwriting year basis:

                                                  YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                   1994      1995      1996
                                                 (U.S. DOLLARS IN MILLIONS,
                                                     EXCEPT RATIO DATA)
Gross premiums written.......................... $    0.8  $    2.2  $    6.8
Net premiums written............................      0.8       2.2       6.8
Net losses and loss adjustment expenses.........      0.2       0.5       1.0
Net losses and loss adjustment expenses as a
 percentage of net premiums written.............     28.9%     24.1%     14.6%
Commissions and expenses........................ $    0.2  $    0.6  $    1.8
Commissions and expenses as a percentage of net
 premiums written...............................     23.9%     26.0%     26.2%

  Gross premiums written for the special risk reinsurance line of business represented 2%, 4% and 10% of total gross under premiums written by ES Management on behalf of its reinsurance partners for the 1994, 1995 and 1996 underwriting years, respectively.

 PRIMARY INSURANCE

  ES Management also underwrites primary insurance in the same classes in which it manages reinsurance on behalf of Les Mutuelles du Mans, using and benefitting from the direct writing license of Les Mutuelles du Mans to provide direct coverage for personal and special risk insurance in selected markets. Les Mutuelles du Mans has delegated underwriting authority to ES Management for personal accident, medical and life insurance. This operation does not compete with ES Management's core client base of direct writing companies and enables ES Management to explore new opportunities and concepts that may be applied within its reinsurance business. See "Risk Factors-- Certain Transactions, Conflicts of Interest and Business Opportunities."

GEOGRAPHICAL MARKETS

  In 1996, ES Management's business comprised approximately 180 reinsurance acceptances from ceding clients emanating from more than 49 countries. In most of the 180 acceptances, ES Management, as underwriting manager, acted in a capacity similar to a lead or sole reinsurer.

  The geographical split of gross premiums underwritten on behalf of reinsurance partners illustrates ES Management's strong European origin and client base:

                                                                   1996 GROSS
      COUNTRY OR REGION                                         PREMIUMS WRITTEN
      Europe
        Western and Northern Europe (excluding
         United Kingdom and Germany)...........................        34%
        United Kingdom.........................................        20
        Germany................................................        14
        Eastern Europe/CIS.....................................         1
      Latin America............................................        23
      North America............................................         1
      Asia.....................................................         1
      Other....................................................         6
                                                                      ---
                                                                      100%
                                                                      ===

 WESTERN AND NORTHERN EUROPE (EXCLUDING UNITED KINGDOM AND GERMANY)

  As a reinsurance manager, ES Management has pioneered occupational injury reinsurance within the Norwegian insurance markets and believes itself to have the highest market share of any foreign reinsurer or reinsurance manager. ES Management performs the function of a lead reinsurer for loss of license as a consequence of accidental injury for the oil rig workers in the Norwegian North Sea and for compulsory occupational injury coverage in Oslo and Trondheim Commune, Norway. Because of its existing connections in Scandinavia, management believes it is in a strong position to introduce private medical insurance (providing insureds quicker access to treatment) in Sweden and Denmark. The Company believes it will have opportunities throughout Europe to increase premium volume and develop new markets by introducing tailored product solutions for particular markets. In Spain, ES Management has agreed to structure and support self-funded health care plans using systems technology and reinsurance capacity in partnership with the largest Spanish industrial brokerage company.

 UNITED KINGDOM

  The Company has been critically assessing ES Management's presence in the London market. The Company believes that present market conditions are characterized by over-capacity and poor profitability and, accordingly, expects to reduce its exposure in London in future years.

 GERMANY

  In Germany, the public health sector is currently undergoing rapid changes that the Company believes will result in greater demand for health reinsurance. The health reform legislation recently enacted by the German parliament includes provisions to stimulate competition among public health care providers. Management believes that new competition may lead to instability in health insurance pricing. In this environment, insurers may consider certain forms of non-PROPORTIONAL REINSURANCE to stabilize their accounts. The Company believes that it is at the forefront to benefit from this legal reform due to its existing network of relationships within the German health care system.

  As a consequence of European Union deregulation, management believes the German market shows significant potential for successful introduction of new products. One such new product is credit/life insurance, which includes unemployment insurance and until recently was not available in the German market. In addition, disability as a result of either accident or sickness is now insurable by non-life, non-health insurers on a stand-alone basis in Germany. The Company believes that its expertise in accident and health insurance places it in a strong position to assess risk and create products tailored to these insurers' needs.

 EASTERN EUROPE/COMMONWEALTH OF INDEPENDENT STATES

  The Company believes that less developed markets such as Eastern Europe and the Commonwealth of Independent States ("CIS") show considerable potential for new reinsurance demand with the growth of per capita income. The Company believes that ES Management has a strong reputation with respect to product development, access to primary insurance companies and targeted risk solutions, all of which support the Company's view that it has the potential to exploit new opportunities in Eastern Europe and the CIS. This is demonstrated by ES Management's introduction in Bulgaria of the first private health plan with Western coverage standards.

 LATIN AMERICA

  During the 1990s, Latin America has experienced increasing demand for insurance and, accordingly, reinsurance, in line with the growth of the middle class and increases in per capita income. Restructuring of social security, health and occupational injury programs have occurred in a number of countries throughout Latin America. ES Management also participates in various programs of this nature in Colombia and Mexico. In addition, ES Management provides reinsurance on behalf of its reinsurance partners to local private insurance companies which sell private health care programs with U.S. coverage standards. In keeping with its intelligent reinsurance concept, ES Management also provides claims handling and management to its cedents.

 NORTH AMERICA

  Under the terms of its pool agreements, ES Management was previously restricted from competing in the North American markets. The Company has hired a senior executive with considerable experience in the North American health business to pursue opportunities in these markets. See "Management." Access to specialized U.S. claims service providers and the consummation of additional strategic alliances will enable the Company to import managed care techniques that have proven successful in the United States to Europe and other areas where they are currently underutilized by health care providers.

 ASIA

  In Asia, ES Management has been active in the Hong Kong and Philippine reinsurance markets. In addition, it recently began reinsurance activities in Indonesia in response to significantly increased demand for health reinsurance during the mid-1990s.

MARKETING

  ES Management markets its reinsurance products through five regional offices in the key target areas which allows ES Management to stay close to its clients and the risks which it underwrites.

  ES Management markets its reinsurance products through direct contacts with primary insurers (in 1996 representing 70% of total gross premiums written on behalf of reinsurance partners) as well as through reinsurance brokers (in 1996 representing 30% of total gross premiums written on behalf of reinsurance partners). Given the loyalty of customers in the reinsurance industry, management believes that its existing portfolio of business, which had a renewal ratio between 1995 and 1996 of 79%, is a valuable asset. Because of the importance of relationships within the industry, management intends to strengthen ties with its existing clients and brokers.

  ES Management seeks, and the Company intends to continue, to avoid competing solely on price for most of its products. Instead, ES Management offers additional intelligent reinsurance services to its clients in order to become a valuable partner to ceding clients, particularly in the areas of product development and claims handling. Aside from consultation and development of products, ES Management's service programs encompass actuarial support, claims administration and loss prevention measures as well as computer-based administrative support, in an attempt to further strengthen client loyalty toward ES Management. Management believes that products, services and loss prevention techniques that have proven successful in North America can be successfully transferred into areas which have not previously been introduced to these products.

  The Company intends to closely monitor potential regulatory changes in its target markets in order to respond to these changes with innovative products and services.

UNDERWRITING

  Consistent with ES Management's past practices, the Company intends to employ a disciplined, analytical and forward-looking approach to underwriting in order to maximize underwriting profitability. The Company intends to construct a portfolio of reinsurance contracts in the personal and special risk markets that maximizes shareholders' return on equity, subject to prudent risk constraints.

  Underwriting new and renewal business is conducted on a risk-by-risk basis, with consideration given to the general direction of rates, policy terms, loss histories and future exposures, ES Management's acceptance limits and general book of business. As part of its underwriting process, the Company will focus on the reputation of the proposed cedent, the likelihood of establishing a long-term relationship with the cedent, the geographic area in which the cedent conducts business and the cedent's market share. The Company will review historical loss data in order to compare the cedent's historical loss experience to industry averages, as well as the perceived financial strength of the cedent. Over time, ES Management has developed its own comprehensive underwriting manuals that serve as a detailed guideline for the markets in which ES Management is active.

  As a pool manager, ES Management has, and the Company intends to continue, to protect its portfolio by effecting non-proportional reinsurance coverage in various LAYERS to protect against large individual losses, serial losses and risk of known and unknown concentration. In addition, the Company will continue to effect proportional coverage on underwritten risks that might have fluctuating results.

  The Company, together with co-reinsurers, intends to provide initially the following gross capacities:

   Medical Expense                  $5 million life time benefit
   Personal Accident and Disability $3 million any one person and $30 million in accumulated losses from any one known
                                     event
   Credit/Life                      $1 million any one person
   Special Risk                     $10 million any one event or series of
                                     events

  Initially, the Company does not intend to expose itself to risk for any individual in excess of $500,000 for personal accident, special risk, medical, life and credit/life reinsurance, $1 million for any one known accumulation and $2,500,000 for contingency for major events, prior to additional co-reinsurance.

CLAIMS

  Normally a reinsurer is not actively involved in claims handling. It is the task of the ceding client to adjust the original losses and settle claims made by its direct insureds. Although some of the business managed by ES Management operates in this manner, ESG's approach differs from other reinsurers in that it actively seeks to reduce risks in most of its medical expense reinsurance lines while its reinsurance policies are in effect.

  ES Management's claims handling activities, particularly for complicated cases, have proven to be successful in significantly reducing loss ratios of ceding clients' portfolios in comparison to their loss ratios before ES Management's involvement. Involvement in claims handling also will allow the Company to be constantly aware of claims development in the health care field and to establish reserves more accurately at an early point in time. The Company, therefore, believes that its exposure to IBNR losses after it begins reinsuring for its own account should be less than that of its competitors. These claims support techniques have also proven to be an important tool in the acquisition of new business.

  Depending on the experience and the retention of the ceding client and the extent of non-proportional reinsurance made available through the Company, it will require either claims control or claims cooperation clauses in the reinsurance treaties it negotiates. Claims control clauses allow the reinsurer to determine the extent to which a claim will be paid, whereas claims cooperation clauses require the agreement of the insurer and reinsurer to jointly determine the extent to which a claim will be paid. These clauses improve the claims performance of a ceding client which might not always be sufficiently experienced in dealing with complex issues.

  The Company performs regular audits at its ceding clients where deemed necessary. Such audits may include underwriting claims, financial, and systems audits. Qualitatively, such audits do not serve solely to test compliance, but to discover weaknesses in the reporting and reserving system of a ceding client and thereby help the ceding client to arrive at a realistic and timely methodology to evaluate risk exposure. The Company has begun to conduct a portion of the audits electronically by directly linking EcuQuest technology into the Company's operations and expects to offer this service to a majority of its customers by 1998.

COMPETITION

  The reinsurance industry is highly competitive. The Company will compete with other reinsurers, some of which have substantially greater financial, marketing and management resources than the Company. It may also compete with new market entrants in the future, including entities which may currently be in the process of formation. Management believes that virtually all major reinsurers write personal accident business, mainly through their property and casualty departments. A relatively smaller number engages also in the fields of health, credit/life and special risks. On an international basis, excluding carriers which are predominantly focused on the United States, few reinsurers are considered lead reinsurers in the segments in which ESG is active. In other markets, however, certain traditional or domestic reinsurers hold a dominant position, creating highly competitive market conditions.

  Most reinsurers provide capacities for the various classes of personal reinsurance through discrete units or profit centers. ESG believes that it will benefit from being a flexible, innovative specialist reinsurer with its focus on personal and special risk reinsurance (allowing specialized risk solutions from one source).

  The Company intends to apply for a voluntary and early claims paying ability rating with a major credit rating agency. In the event that such an early and adequate rating cannot be obtained, the lack of such a rating may dissuade a ceding client from reinsuring with the Company.

OPERATIONS

  The Company has structured its operations according to business lines. Underwriters are responsible for underwriting the business according to internal guidelines and procedural and underwriting manuals, as well as for supervising claims and handling claims subsequent to entering into the contract. All business is continuously monitored by the Company's actuary, supported by consulting actuaries, management and internal control staff. The Company's recently introduced management and underwriting information system, Open Co, provides a current database for individual and general risk assessment.

  The Company has entered, or intends to enter, into agreements with various companies in the SINSER Group (subsidiaries of the Skandia Group of Companies), for the provision of office space, certain administrative services, and accounting and regulatory reporting support in Ireland and Bermuda.

PROPERTIES

  The Company leases office space in Bermuda, Dublin, Hamburg, London, Toronto and Moscow. The Company does not own any real property. The Company believes its space is adequate to meet its expected needs.

RESERVES

  The Company expects that, due to the short-tail nature of personal and special risk reinsurance claims, most claims under its treaties will generally become known and ascertainable within approximately 12 to 24 months from the date the insurance policy is written. However, a portion of ES Management's business, written and classified as typical "London market business," is generally longer-tail in nature. The benefit of short-tail business is that it allows the reinsurer to determine exposure to risk at an early stage. The majority of ES Management's reinsurance contracts permit annual adjustment of terms.

  As a reinsurance management company, ES Management has not been required to establish reserves for losses and loss expenses to date, although it recommends appropriate levels for such reserves for its reinsurance customers. The reserve for losses and loss expenses established by the Company will include reserves for unpaid reported losses and loss expenses and for IBNR. Such reserves will be estimated by management based upon reports received from ceding clients, supplemented by ES Management's own estimates of reserves for which ceding client reports have not been received and its own historical experience. To the extent that the Company's own historical experience is inadequate for estimating reserves, such estimates may be actuarially determined based upon industry experience and management's judgment. The estimates will be continually reviewed and reflected in current operations as adjustments to reserves become necessary. The Company's recommended reserve setting methodology has been deemed realistic in the opinion of an actuarial trustee approved by the Bundesaufsichtsamt fur das Versicherungswesen ("BAV"), the German Federal Supervisory Authority for Insurance.

  Loss reserves represent estimates of what an insurer or reinsurer ultimately expects to pay on claims at a given time, based on facts and circumstances then known, and it is possible that the ultimate liability may exceed or be less than such estimates. The estimates are not precise in that, among other things, they are based on predictions of future developments and estimates of future trends in claim severity and other variable factors such as inflation. During the loss settlement period, it often becomes necessary to refine and adjust the estimates of liability on a claim either upward or downward. Even after such adjustments, ultimate liability may exceed or be less than the revised estimates. The estimation of reserves by new reinsurers, such as the Company, may be inherently less reliable than the reserve estimations of a reinsurer with a stable volume of business and an established loss history. Each of Messrs. Wand, Debrovner and Jurk has over 15 years of experience in estimating and adjusting loss reserves during their tenures with various insurance companies.

INVESTMENTS

  After the Offerings, the Company's primary investment objective for the portfolio will be to preserve the capital assets of the Company while achieving a total return commensurate with market conditions. The Company has entered into an investment advisory agreement (the "Investment Advisory Agreement") with Head Asset Management, an affiliate of Head Company, to supervise and direct the investment of the Company's asset portfolio in accordance with, and subject to, the investment objectives and guidelines established by the Company. Since 1990, Head Asset Management and its affiliate have managed portfolios for other insurance companies affiliated with Head Company. In the future, the Company may enter into additional investment advisory agreements with third parties (together with Head Asset Management, the "Investment Advisors").

  Pursuant to the terms of the Investment Advisory Agreement, the Company will pay a fee, payable quarterly in arrears, equal to 0.25% per annum of the first $200 million of assets under its management declining to 0.15% per annum of the assets under its management, in excess of $200 million. The Investment Advisory Agreement may be terminated upon 90 days written notice by the Investment Advisor or by the Company on five days notice or upon shorter notice upon mutual written agreement by the parties. See "Certain Relationships and Related Transactions--Investment Advisory Agreement." The performance of, and the fees paid to, the Investment Advisor will be reviewed periodically by the Board of Directors.

  The Company's present intention, subject to periodic review by the Board of Directors, is to invest in a diversified portfolio of investment grade debt securities. The Company does not intend to invest in real estate other than for its own use.

 FOREIGN CURRENCY EXPOSURES

  Initially, the Company's investment portfolio will be invested predominantly in fixed income securities denominated in U.S. and Canadian dollars and European currencies. The Investment Advisors may be instructed to invest the balance of the Company's investment portfolio in securities denominated in currencies other than U.S. dollars based upon the business the Company anticipates writing and the local currency outlook compared to that of the U.S. and Canadian dollars and European currencies. It is anticipated that the Company's primary risk exposures and premiums receivable will be denominated predominantly in U.S. and Canadian dollars and European currencies. As the Company develops its business, unearned premium and loss reserves will generally be invested in fixed income securities in currencies matching its liabilities.

EMPLOYEES

  As of June 30, 1997, the Company had 35 employees. None of these employees is represented by a labor union. It is expected that the Company will add additional underwriting, marketing and administrative staff subsequent to the Offerings and the implementation of the Company's business plan. The Company believes that its employee relations are generally good.

LEGAL PROCEEDINGS

  Management expects that the Company will be subject to litigation and arbitration in the ordinary course of its business. Neither the Company nor any of its subsidiaries is currently involved in any litigation or arbitration that could result in a material adverse effect on the financial condition or results of operations of the Company.

REGULATION

  The following discussion of regulation of the Company pertains to its operations as a reinsurer for its own account after completion of the Offerings and not to its operation as a reinsurance management company.

 BERMUDA

  The Companies Act 1981 (as amended) and Related Regulations. The Companies Act regulates the business of both the Company and ES Bermuda.

  The Insurance Act 1978 (as amended) and Related Regulations. The Insurance Act 1978 of Bermuda (as amended) and related regulations from time to time in force (the "Act"), which regulates the business of ES Bermuda, provides that no person shall carry on an insurance business in or from within Bermuda unless registered as an insurer under the Act by the Minister of Finance. The Company intends to register under the Act upon completion of the Offering. The Minister of Finance in deciding whether to grant registration, has broad discretion to act as he thinks fit in the public interest. The Minister of Finance is required by the Act to determine whether the applicant is a fit and proper body to be engaged in insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise. In connection with registration, the Minister of Finance may impose conditions relating to the writing of certain types of insurance.

  An Insurance Advisory Committee and sub-committees thereof appointed by the Minister of Finance advises him on matters connected with the discharge of his functions and supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures.

  The Act imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants to the Minister of Finance powers to supervise, investigate and intervene in the affairs of insurance companies. Significant aspects of the Bermuda insurance regulatory framework are set out below.

  Cancellation of Insurer's Registration. An insurer's registration may be canceled by the Minister of Finance on certain grounds specified in the Act, including failure of the insurer to comply with its obligations under the Act or if, in the opinion of the Minister of Finance, after consultation with the Insurance Advisory Committee, the insurer has not been carrying on business in accordance with sound insurance principles.

  Independent Approved Auditor. Every registered insurer must appoint an independent auditor who will annually audit and report on the Statutory Financial Statements and the Statutory Financial Return of the insurer, which are required to be filed annually with the Registrar of Companies (the "Registrar"), who is the chief administrative officer under the Act. The auditor must be approved by the Minister of Finance as the independent auditor of the insurer. The approved auditor may be the same person or firm which audits the insurer's financial statements and reports for presentation to its shareholders.

  Statutory Financial Statements. An insurer must prepare annual Statutory Financial Statements. The Act prescribes rules for the preparation and substance of such Statutory Financial Statements (which include, in statutory form, a balance sheet, income statement, and a statement of capital and surplus, and detailed notes). The insurer is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The Statutory Financial Statements are not prepared in accordance with U.S. GAAP and are distinct from the financial statements prepared for presentation to the insurer's shareholders under The Companies Act 1981 of Bermuda, which financial statements may be prepared in accordance with U.S. GAAP. Copies of the Company's and ES Bermuda's Statutory Financial Statements must be filed annually together with its Statutory Financial Return. The Statutory Financial Statements must be maintained at the principal office of the insurer for a period of five years.

  Minimum Capital and Surplus. Under the Act, ES Bermuda has been designated as a Class 3 composite insurer. The Act requires $1.25 million minimum capital and surplus for Class 3 composite insurers (i.e. insurers which write both general business and long term business) with a minimum paid up share capital of $370,000. Upon completion of the Offerings, ES Bermuda will satisfy the minimum paid up capital and surplus requirements of the Act.

  Minimum Solvency Margin. The Act provides that the statutory assets of a Class 3 insurer writing general business must exceed its statutory liabilities by an amount equal to or greater than the applicable minimum solvency margin for that class. The applicable minimum solvency margin for a Class 3 insurer is 20% of net premiums written for the first $6 million of net premium writings plus 15% of net premium writings in excess of $6 million or 15% of loss and loss expense reserves, whichever is greater. The minimum solvency margin for writers of long-term business is $250,000. Upon completion of the Offerings, ES Bermuda will meet the Act's minimum solvency margin.

  Minimum Liquidity Ratio. The Act provides a minimum liquidity ratio for insurers which write general business. An insurer engaged in general businesses is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable, reinsurance balances receivable and funds held by ceding reinsurers. There are certain categories of assets which, unless specifically permitted by the Minister of Finance, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates, real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined) and certain letters of credit and guarantees. Upon completion of the Offerings, ES Bermuda will meet the Act's minimum liquidity ratio.

  Statutory Financial Return. A Class 3 insurer is required to file with the Registrar an Annual Statutory Financial Return at the same time as it files its Statutory Financial Statements but, in any event, no later than four months from the insurer's financial year end (unless specifically extended). The Statutory Financial Return includes, among other matters, a report of the approved independent auditor on the Statutory Financial Statements of the insurer, a schedule of ceded reinsurers, an annual actuarial opinion or loss reserves prepared by the approved loss specialist and a declaration of the statutory ratios and a solvency certificate.

  Supervision, Investigation and Intervention. The Minister of Finance may appoint an inspector with extensive powers to investigate the affairs of an insurer if the Minister of Finance believes that an investigation is required in the interest of the insurer's policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to him, the Minister of Finance may direct an insurer to produce documents or information relating to matters connected with the insurer's business.

  If it appears to the Minister of Finance that there is a risk of the insurer becoming insolvent, the Minister of Finance may direct the insurer not to take on any new insurance business; not to vary any insurance contract if the effect would be to increase the insurer's liabilities; not to make certain investments; to realize certain investments; to maintain in Bermuda, or transfer to the custody of a Bermuda bank, certain assets; and to limit its premium income. Neither the Company nor any of its subsidiaries has ever been subjected to an investigation by the Minister of Finance or subject to intervention relating to insolvency.

  An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda to oversee the business of the Company and to report to the Minister of Finance and the Registrar of Companies in respect of certain events. Unless the approval of the Minister of Finance has been obtained, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless thirty days' notice in writing to the Minister of Finance is given of the intention to do so. It is the duty of the principal representative, within thirty days of his reaching the view that there is a likelihood of the insurer, for which he acts, becoming insolvent or its coming to his knowledge, or his having reason to believe, that an "event" has occurred, to make a written report to the Minister of Finance setting out all the particulars of the case that are available to him. Examples of such an "event" include failure by the reinsurer to comply substantially with a condition imposed upon the reinsurer by the Minister of Finance relating to a solvency margin or a liquidity or other ratio.

  Dividends. The Bermuda Companies Act 1981 would allow dividend payments when there are reasonable grounds for believing that (i) ES Bermuda's assets will exceed the aggregate value of its liabilities and its issued share capital and premium accounts, and (ii) ES Bermuda will be able to pay its debts as they fall due after payment of a dividend. The Bermuda Insurance Act 1978 requires ES Bermuda to maintain a minimum solvency margin and a minimum liquidity ratio.

  Reduction of Statutory Capital. Approval is needed from the Minister of Finance for any reduction in total statutory capital of an insurance company of 15% or more. Applicants are required to show that the proposed reduction of capital will not cause ES Bermuda to fail to meet applicable statutory margin requirements in Bermuda.

 GERMANY

  The German regulatory framework for the insurance industry is provided by the Insurance Supervisory Law (Versicherungsaufsichtsgesetz, or "VAG"). The supervision of all insurance companies domiciled in Germany is the responsibility of the BAV, which is an agency of the Ministry of Finance.

  Other than the area of primary insurance, reinsurance has been largely liberalized. Consequently, except as set forth under "European Union" below, there are no detailed regulations for reinsurers under the law of the European Union or Germany.

  A professional reinsurance company requires no license from the BAV. Only a summary filing is required, setting forth the domicile and corporate form of the reinsurance company and the members of the executive and supervisory boards. The BAV encourages reinsurers to submit the names of the company's shareholders with such filings, and also to include the qualifications of the members of the executive and supervisory boards. The submission of a business plan is not necessary.

  Insurance and reinsurance companies are under the direct supervision of the BAV. For reinsurers, however, the level of supervision is substantially relaxed, and pertains primarily to the financial supervision of reinsurers, requiring only submission of financial statements. Except as set forth above, the provisions of the VAG and the Capitalization Law (KapitalausstattungsVO) do not apply to reinsurers. Reinsurance mutuals (Ruckversicherungsverein VVaG) are subject to solvency controls. Reinsurance companies, such as ES Germany, are not subject to capitalization requirements, but the BAV prefers that reinsurance companies have the same level of capitalization as primary insurers (approximately 16-18% of net premiums).

  Sections 55-59 VAG, pertaining to accounting and auditing of insurance companies, are also applicable to reinsurance companies.

 IRELAND

  Irish law directly regulates only one of the Company's subsidiaries, ES
Ireland.

  Regulation. Direct insurance business in Ireland is regulated by an extensive list of acts and regulations from the Assurance Companies Act 1909 to the Insurance Act 1989 and the European Communities (Non Life Insurance) Regulations 1976 to the European Communities (Non Life Insurance) Framework Regulations 1994. Direct insurance companies must be authorized by the Minister for Enterprise, Trade and Employment (the "Minister") before commencing business.

  Specialist reinsurers incorporated in Ireland, such as ES Ireland, are not subject to authorization by the Irish Government and are only required to notify the Minister that they carry on the business of Reinsurance pursuant to
Section 22 of the Insurance Act 1989.

  Auditor's Report and Duties. The Companies Act 1963 requires all companies incorporated in Ireland to prepare and have audited annual accounts for their shareholders. Section 22(1) Insurance Act 1989 requires reinsurance companies to prepare their accounts in such form as the Minister may specify and such audited accounts are required to be filed in the Companies Registration Office and are available for public inspection.

 EUROPEAN UNION

  The European Communities (Insurance Undertakings: Accounts) Regulations 1996 (the "1996 Regulations") apply both to direct insurance companies and reinsurance companies (but not reinsurance management companies, such as ES Management), and provide that reinsurers must calculate their reserves and value the assets representing them on the same basis as direct insurance underwriters. Technical reserves consist of the aggregate provisions for outstanding claims (including those incurred but not yet reported at the end of the Company's financial year). The 1996 Regulations require that reinsurance companies value the assets representing their reserves on the same basis as direct insurance underwriters and set out the detailed requirements for the preparation of the accounts of insurance and reinsurance underwriters. The 1996 Regulations require insurance and reinsurance underwriters to demonstrate that they possess sufficient free assets to cover a safety margin, that is financial resources exceeding those necessary to cover the technical reserves.

 UNITED STATES AND OTHER

  The Company is not admitted to do business in any jurisdiction except Bermuda, Ireland and Germany. The insurance laws of each state of the United States and of many foreign countries regulate the sale of insurance within their jurisdictions by alien insurers, such as the Company, which are not admitted to do business within such jurisdiction. With some exceptions, such sale of insurance within a jurisdiction where the insurer is not admitted to do business is prohibited. The Company does not intend to maintain an office or to solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction where the conduct of such activities would require that the Company be so admitted and the Company is not so admitted.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The table below sets forth the names, ages and titles of the persons who will be the directors of the Company and executive officers of the Company and/or its principal operating subsidiaries. Messrs. Jurk, Newkirk, Poutsiaka and Tilly will become directors of the Company immediately following the completion of the Offerings.

NAME                           AGE POSITION
Wolfgang M. Wand..............  45 Managing Director and Chief Executive Officer
Steven H. Debrovner...........  60 Chief Operating Officer
Gerhard Jurk..................  48 Chief Financial Officer and Director
Renate M. Nellich.............  59 Chief Executive Officer of ES North America
Anthony Parfitt...............  31 Audit and Compliance Officer
John C Head III...............  49 Chairman of the Board
David L. Newkirk..............  45 Director
William J. Poutsiaka..........  44 Director
Edward A. Tilly...............  54 Director

  Wolfgang M. Wand has been active in the insurance business for over 20 years, 17 of which were in the international insurance market. In 1983, Mr. Wand founded a specialized health care insurance group in which Winterthur Insurance Group acquired a majority interest in 1989 and a 100% interest in 1993. Later in 1993, Mr. Wand co-founded ESG Germany, through which the Company operated its insurance businesses prior to the Offerings. Mr. Wand serves as a member of the German delegation of the International Chamber of Commerce and is a representative on the Chamber's Committee for insurance affairs in Eastern Europe. Following the reunification of Germany, Mr. Wand served on behalf of the German government's privatization agency, the Treuhandanstalt, in connection with the privatization and restructuring of the East German economy, as Chairman of the Board of Directors for certain segments of the German shoe manufacturing industry from 1991 to 1992. Mr. Wand also acts as designated legal representative of Les Mutuelles du Mans in Germany. Mr. Wand completed a degree in economics in 1974 and studied at Cologne and Wuppertal Universities.

  Steven H. Debrovner co-founded ESG Germany with Mr. Wand in 1993. From 1987 to 1993, Mr. Debrovner served as the head of marketing for all non-life business at CIGNA Worldwide headquarters in Philadelphia. In 1974, he created the European accident and health activities for AFIA and, subsequently, CIGNA. Mr. Debrovner received a bachelor's degree in history from Duke University in 1959. Mr. Debrovner has more than 30 years of insurance underwriting experience, having started with American International Group, Inc. in 1967. He has also been both a student and lecturer in Harvard's Graduate International Marketing Program.

  Gerhard Jurk has been Chief Financial Officer of ES Management since 1996. From 1992 to 1996, Mr. Jurk was Chief Internal Auditor of the Transatlantic Insurance Group. In this function, he was a member of the audit team of Winterthur Insurance Group. Between 1993 and 1996, Mr. Jurk acted as Chief Executive Officer for a Winterthur Group underwriting subsidiary. Prior to that, from 1984 to 1992, Mr. Jurk was the Chief Officer of the Financial and Investment Department of the Transatlantic Insurance Group, then a subsidiary of ITT Corporation and subsequently a subsidiary of Winterthur Insurance Group. Mr. Jurk has worked in the insurance industry for more than 25 years and is an accountant certified by the German government.

  Renate M. Nellich has been Chief Executive Officer of European Specialty (North America) Limited ("ES North America") since September 1997. Prior to that, Ms. Nellich was Chief Operating Officer of Swiss Re Life and Health/Mercantile and General Life Reinsurance Company Limited responsible for the Group Reinsurance Operation of the Americas from 1985 to 1997. Between 1975 and 1985, Ms. Nellich served in various capacities in the Mercantile and General's North American Group Division. Ms. Nellich is a Director of Avandel

Healthcare, Inc. Ms. Nellich has more than 25 years of experience in the North American life and health insurance industry.

  Anthony Parfitt has been Assistant Managing Director of ESG Germany since 1995 and was the technical account manager in 1994. From 1991 to 1994 Mr. Parfitt was head of the International Risk Placement Department of the predecessor of ESG Germany.

  John C Head III has been a Managing Member of Head Company since 1987. Mr.Head is also a Director of PartnerRe Ltd., Kiln Capital plc, FFTW, Inc. and other private companies.

  David L. Newkirk has been Vice President of Booz-Allen & Hamilton, Inc. and various of its wholly-owned subsidiaries since 1991.

  William J. Poutsiaka has been President and Chief Executive Officer of Arkwright Mutual Insurance Company, Waltham, Massachusetts since 1994 and has served in other executive capacities for the company since 1989.

  Edward A. Tilly has been Chairman and Chief Executive of Consolidated Financial Insurance Group, Ltd., a subsidiary of General Electric Company, since 1994. Prior to that, Mr. Tilly was Chairman and Chief Executive of Financial Insurance Group Ltd. since 1989.

  The following table sets forth the annual base salaries that the Company intends to pay in 1997, and the compensation the Company actually paid in 1996, to its Chief Executive Officer and the four most highly compensated executive officers during such years:

                                                                        1996 TOTAL     1997
NAME                     POSITION                                      COMPENSATION BASE SALARY
Wolfgang M. Wand........ Managing Director and Chief Executive Officer   $508,292    $300,000
Steven H. Debrovner..... Chief Operating Officer                          239,084     275,000
Renate M. Nellich....... Chief Executive Officer of ES North America          --      250,000
Gerhard Jurk............ Chief Financial Officer and Director             114,803     200,000
Anthony Parfitt......... Audit and Compliance Officer                      56,410      70,000

  No amounts were paid to John C Head III, David L. Newkirk, William J. Poutsiaka and Edward A. Tilly in 1996. Amounts to be paid to these individuals are described under "Compensation of Directors". The salary paid to Renate M. Nellich is to be pro-rated from September 1, 1997 to December 31, 1997 for an amount of $83,333.

  The Company is not obliged to make provision for pension, retirement or similar benefits for directors and officers of the Company.

ROTATION OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Company's Bye-Laws provide that the Board of Directors will be divided into three classes which classes will be as follows: the first class, whose initial term expires at the first annual meeting of the Company's shareholders following the completion of the Offerings, will be comprised of John C Head III and Wolfgang M. Wand; the second class, whose initial term expires at the second annual meeting of the Company's shareholders following the completion of the Offerings, will be comprised of Gerhard Jurk and William J. Poutsiaka; and the third class, whose initial term expires at the third annual meeting of the Company's shareholders following the completion of the Offerings, will be comprised of Edward A. Tilly and David L. Newkirk. Following their initial terms, all classes of directors will be elected to three-year terms.

  The Board of Directors has established a Compensation Committee and an Audit Committee, each of which reports to the Board of Directors. The Compensation Committee consists of Messrs. Head, Newkirk and Tilly. The Compensation Committee will recommend to the Board of Directors the compensation for the Board of

Directors and senior employees. The Audit Committee consists of Messrs. Newkirk, Poutsiaka and Tilly. The Audit Committee will establish standards for review of the Company's compliance with applicable accounting and regulatory requirements.

COMPENSATION OF DIRECTORS

  Directors who are full-time employees of ESG or its subsidiaries will not be paid any fees or additional compensation for services as members of the Board of Directors or any committee thereof. Directors who are not full-time employees of ESG or its subsidiaries ("Non-Management Directors") will be eligible to participate in the ESG Re Limited Non-Management Directors' Compensation and Option Plan (the "Directors Plan"). A total of 1,000,000 Common Shares may be issued under the Directors Plan, which limit will be proportionately adjusted in the event of certain changes in the Company's capitalization, a merger or a similar transaction. For their services, Non-Management Directors will receive fees annually which will be paid in cash, and Common Shares, unless the Non-Management Director otherwise elects to receive all or a portion of such fees in options or to defer all or a portion of such fees pursuant to the terms of the Directors Plan as described below. For services rendered from the Offerings until the first annual meeting following the Offerings, Non-Management Directors will receive fees of $35,000. In addition to the amounts paid to the Non-Management Directors, the Chairman will receive $55,000 for services rendered from the Offerings until the first annual meeting following the Offerings. If a Non-Management Director elects to receive options in lieu of such stock and cash payment, such Director may elect to receive options for Common Shares with a value, as determined by the Board, equal to two times the amount of fees that would otherwise be payable. The Non-Management Directors may alternatively elect to receive deferred compensation ("Deferred Compensation") indexed to the greater of (i) total return on the Common Shares and (ii) the one-year U.S. treasury bill rate. Deferred Compensation will be paid in cash, in accordance with the terms of the Directors Plan. Directors' shares granted under the Directors Plan will be subject to restrictions on transfer, for six months after receipt. All Directors will be reimbursed for travel and other related expenses incurred in attending meetings of the Board of Directors or committees thereof.

  In addition, under the Directors Plan, Non-Management Directors joining the Board of Directors within one year of the closing of the Offerings will receive options to purchase 10,000 Common Shares. Options granted on the closing of the Offerings will be granted at the initial public offering price and all other options will be granted at the then market price per share. Non-Management Directors will also receive automatic annual awards of options to purchase 5,000 Common Shares (or such other amount as the Board may determine) at an exercise price per share equal to the then market price per share (or, in each case, a lesser amount prorated to the extent the participating director did not serve on the Board of Directors for the entire year preceding the relevant annual shareholders' meeting), on each successive annual shareholders' meeting. The Board shall also have discretionary authority to
(i) award additional options to the Chairman of the Board, the Deputy Chairman of the Board and the Committee Chairmen and members of the Board of Directors or the Supervisory Board of any of the subsidiaries of ESG and (ii) grant options to permit a Non-Management Director to reacquire any Common Shares the Non-Management Director delivered as payment of the exercise price or to satisfy any withholding obligation in connection will the exercise of an option. All options will be vested and exercisable at the time of grant. Common Shares issued on exercise of options issued pursuant to the Directors Plan may be either authorized but unissued shares or treasury shares. Options granted under the Directors Plan are non-transferable, except in limited circumstances in the Board's discretion as set forth in the Directors Plan.

  The Directors Plan may be amended or terminated by the Board at any time, in whole or in part. However, any amendment for which shareholder approval is required by law will not be effective until such approval has been attained. Unless earlier terminated, the Directors Plan will expire on the tenth anniversary of its effective date, and no further options may be granted thereunder.

EMPLOYMENT ARRANGEMENTS

  The Company and ESG UK have entered into an employment agreement with Mr. Wand to serve as Managing Director and Chief Executive Officer of the Company, Chairman of ESG Germany and Chief Executive Officer of ESG UK, effective as of December 1, 1997. Mr. Wand's compensation under the employment agreement includes (i) an annual base salary of $300,000 which is subject to review annually for increase at the discretion of the Compensation Committee, (ii) an annual bonus determined by the Compensation

Committee (which will be not less than $100,000 in 1998), and (iii) pension, welfare and fringe benefits. Mr. Wand is entitled to receive reimbursement of expenses incurred in connection with promoting the business of the Company or any of its subsidiaries, including expenses for travel and other expenses while away from home on business or in the service of the Company or any of its subsidiaries. The term of the employment agreement is three years, subject to automatic renewal for successive one-year periods unless the Company, ESG UK or Mr. Wand provides written notice at least 12 months prior to the then scheduled expiration date. In the event of termination of Mr. Wand's employment by the Company or ESG Germany without Cause (as defined in the Employment Agreement) or by Mr. Wand for Good Reason (as defined in the Employment Agreement), Mr. Wand will receive his then current base salary for the remaining term of the agreement, but in no event less than 12 months base salary. In the event that Mr. Wand's employment is terminated by the Company or ESG Germany without Cause or by Mr. Wand for Good Reason within one year of a Change in Control (as defined in the Employment Agreement), in addition to the compensation otherwise payable to Mr. Wand upon his termination of employment, as set forth above, Mr. Wand will be entitled to a lump sum payment in an amount which, when added to the present value of all other benefits or payments which would constitute "Parachute Payments" (as defined in Section 280G of the Code), equals 2.99 times Mr. Wand's "Base Amount" (as defined in Section 280G). In the event that any excise taxes are assessed under Section 4999 of the Code, the Company will reimburse Mr. Wand for such taxes. Mr. Wand will retain any other rights and benefits as determined in accordance with the applicable terms of the benefit programs maintained by the Company, ESG Germany or any of it's affiliates in which Mr. Wand participates. In the event the employment agreement expires by reason of the Company or ESG Germany's election not to renew the term, or death or disability, Mr. Wand will receive his base salary through the date of termination. In the event of the termination of Mr. Wand's employment for Cause, or by Mr. Wand without Good Reason, Mr. Wand will be entitled to his base salary through the date of termination. The Employment Agreement prohibits Mr. Wand from using or disclosing confidential information about the Company and its affiliates and their operations at any time and from engaging in any competitive reinsurance or insurance business or soliciting any employee of the Company or its affiliates for a period of 18 months after the termination of employment (other than a termination within one year of a Change in Control).

  The Company has entered into an employment agreement with Mr. Debrovner to serve as the Chief Operating Officer as of December 1, 1997. ESG Germany has entered into an employment agreement with Mr. Jurk to serve as Chief Financial Officer of the Company as of December 1, 1997. ES North America has entered into an Employment Agreement with Ms. Nellich to serve as Chief Executive Officer of ES North America as of December 1, 1997. The employment agreements of Mr. Debrovner, Ms. Nellich and Mr. Jurk will continue, unless terminated upon one year's notice, until September 1, 2000. Under their employment agreements, Mr. Debrovner, Ms. Nellich and Mr. Jurk will receive annual base salaries of $275,000, $250,000 and $200,000, respectively. Other benefits granted to Mr. Debrovner, Ms. Nellich and Mr. Jurk will be similar to those granted to Mr. Wand. The employment agreements of Mr. Debrovner, Ms. Nellich and Mr. Jurk prohibit the executive from using or disclosing confidential information about the Company and its affiliates and their operations and from engaging in any competitive reinsurance or insurance business for a period of one year after the term of employment.

  Mr. Head is not party to any employment agreement with the Company.

STOCK OPTION PLAN

  The Company has adopted the 1997 Stock Option Plan (the "Stock Option Plan") under which employees of ESG and its subsidiaries are eligible to participate.

  The Stock Option Plan is administered by the Compensation Committee. Subject to the provisions of the Stock Option Plan, the Compensation Committee has sole discretionary authority to interpret the Stock Option Plan and to determine the type of awards to grant, when, if and to whom awards are granted, the number of Common Shares covered by each award and the terms and conditions of the award.

  The exercise price of the options granted at the Closing Date will be the initial public offering price. Thereafter the exercise price of the options will be determined by the Compensation Committee when the options are granted. In the discretion of the Compensation Committee, the option exercise price may be paid in cash or in Common Shares or other property having Fair Market Value (as defined in the Stock Option Plan) on the date of exercise equal to the option exercise price, or by delivering to the Company a copy of irrevocable instructions to a stock broker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the exercise price. Options granted under the Stock Option Plan are non-transferrable except in limited circumstances as set forth in the Stock Option Plan, in the Board's discretion. The Board may amend or terminate the Stock Option Plan provided that no such amendment will be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement and provided that any such amendment that would impair the rights of any holder of an option already granted will not be effective without the consent of the holder.

  The Company has reserved 2,000,000 Common Shares for issuance under the Stock Option Plan, which limit will be proportionately adjusted in the event of certain changes in the Company's capitalization, a merger or similar transaction.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ADVISORY FEE

  For advisory services rendered by Head Company in connection with the Direct Sales and the Offerings, Head Company will be paid a fee of $2,500,000 and reimbursed for reasonable out-of-pocket expenses. As sponsor of the Company, Head Company has provided support and assistance in connection with the planning, structuring and formation of the Company, as well as capital raising in both the Direct Sales and the Offerings.

INVESTMENT ADVISORY AGREEMENT

  The Company has entered into an Investment Advisory Agreement with Head Asset Management, an affiliate of Head Company. See "The Company-- Investments."

TRANSACTIONS BETWEEN MR. WAND AND SHAREHOLDER

  During 1996, Mr. Wand received payments from ES Management in consideration of a loan made by Mr. Wand to a shareholder of ESG Germany to enable such shareholder to purchase shares of ESG Germany. In order to repay Mr. Wand, amounts payable to the debtor by ES Management in respect of reinsurance brokerage services provided by the debtor are paid directly to Mr. Wand. For 1996, ES Management paid Mr. Wand $32,870 in respect of this loan. Prior to the Offerings, such loan was repaid in full by the debtor.

INDEMNIFICATION FOR CONTINGENT LIABILITIES

  In connection with the Formation, certain shareholders of ESG Germany have agreed to indemnify ESG Germany for certain contingent liabilities.

DIRECT SALES

  William J. Poutsiaka, a director of the Company, is President and Chief Executive Officer of Arkwright Mutual Insurance Company. Arkwright Mutual Insurance Company is a Direct Purchaser. See "Direct Sales."

  Affiliates of Head Company have made capital investments in the Direct Sales. See "Direct Sales" for a description of the Common Shares and Warrants purchased by the Head Group.

                            PRINCIPAL SHAREHOLDERS

  The table below sets forth the expected beneficial ownership of Ordinary Shares or Common Shares (i) before giving effect to the Formation, Direct Sales and the Offerings, (ii) after giving effect to the Formation and Direct Sales and (iii) after giving effect to the Formation, Direct Sales and the Offerings, by all persons who will beneficially own 5% or more of the Ordinary Shares or Common Shares and the number of Ordinary Shares or Common Shares beneficially owned by each director and executive officer and by the directors and executive officers of the Company as a group.

                                 BEFORE GIVING EFFECT
                                   TO THE FORMATION,                  AS ADJUSTED                  AS ADJUSTED FOR THE
                                   DIRECT SALES AND                FOR THE FORMATION             FORMATION, DIRECT SALES
                                     THE OFFERINGS                 AND DIRECT SALES                 AND THE OFFERINGS
                          ----------------------------------- -------------------------------- --------------------------------
                               NUMBER OF        PERCENT OF      NUMBER OF         PERCENT OF     NUMBER OF         PERCENT OF
                          ORDINARY SHARES (1) ORDINARY SHARES COMMON SHARES      COMMON SHARES COMMON SHARES      COMMON SHARES
John C Head III ........         6,000              50.0%       2,084,214 (2)(3)     54.4%       2,978,905 (4)(5)     21.7%
Madie Ivy ..............         6,000              50.0%       2,084,214 (2)(3)     54.4%       2,968,905 (4)        21.6%
ESG Partners (Bermuda)
 L.P. ..................         6,000              50.0%         869,302 (2)(6)     23.8%         876,745 (2)(7)      6.9%
Wolfgang M. Wand........         3,000              25.0%         369,315            10.3%         404,315 (8)         3.2%
Steven H. Debrovner.....           --                --           228,600             6.4%         251,100 (9)         2.0%
David L. Newkirk........           --                --               --              --            10,000 (5)           *
William J. Poutsiaka....           --                --               --              --            10,000 (5)           *
Edward A. Tilly.........           --                --               --              --            10,000 (5)           *
Gerhard Jurk............         3,000              25.0%             --              --             6,250 (10)          *
Renate M. Nellich.......           --                --               --              --             6,250 (10)          *
Anthony Parfitt.........           --                --               --              --             1,000 (11)          *
All directors and
 executive officers as a
 group (6 persons,
 6 persons and
 9 persons,
 respectively)..........        12,000             100.0%       2,682,129 (2)        69.9%       3,677,820 (2)        26.6%

---------------------
*Less than 1%
(1) Reflects the Company's initial issuance of Ordinary Shares in connection with the incorporation of the Company. Such shares were repurchased by the Company and retired simultaneously upon completion of the Formation.
(2)Assumes the exercise of Class A Warrants but not Class B Warrants.
(3) Includes (a) 451,872 Common Shares held by HMI, (b) 122,995 Common Shares held by certain pension plan trusts of Head Company and other entities created by affiliates of HMI, (c) 123,627 Common Shares issuable upon exercise of Class A Warrants held by HMI and certain pension plan trusts of Head Company, (d) 783,155 Common Shares held by ESG Partners (Bermuda) L.P. ("ESG Partners") and 465,241 Common Shares held by an affiliate investor, and (e) 86,147 and 51,177 Common Shares issuable upon exercise of Class A Warrants held by ESG Partners and held by an affiliate investor, respectively. Does not include up to 354,510 Common Shares issuable upon exercise of Class B Warrants (if certain performance criteria are satisfied) held by HMI. Mr. Head is married to Ms. Ivy.
(4) Includes (a) 451,872 Common Shares held by HMI, (b) 122,995 Common Shares held by certain pension plan trusts of Head Company and other entities created by affiliates of HMI, (c) 996,453 Common Shares issuable upon exercise of Class A Warrants held by HMI and certain pension plan trusts of Head Company, (d) 783,155 Common Shares held by ESG Partners and 465,241 Common Shares held by an affiliate investor, and (e) 93,590 and 55,599 Common Shares issuable upon exercise of Class A Warrants held by ESG Partners and held by an affiliate investor, respectively. Does not include up to 1,247,284 Common Shares issuable upon exercise of Class B Warrants (if certain performance criteria are satisfied) held by HMI.
(5)Includes options to purchase 10,000 Common Shares. See "Management-- Compensation of Directors."
(6)Includes 86,147 Common Shares issuable upon exercise of Class A Warrants.
(7) Includes 93,590 Common Shares issuable upon exercise of Class A Warrants.
(8) Includes 35,000 Common Shares issuable upon exercise of Management Options and 144,405 Common Shares owned by Mr. Wand's wife. Mr. Wand disclaims beneficial ownership of all such shares held by his wife. See "Management--Executive Officers and Directors."
(9) Includes 22,500 Common Shares issuable upon exercise of Management Options. See "Management--Executive Officers and Directors."
(10) Includes 6,250 Common Shares issuable upon exercise of Management Options. See "Management--Executive Officers and Directors."
(11) Includes 1,000 Common Shares issuable upon exercise of Management Options. See "Management-- Executive Officers and Directors."

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized share capital of the Company after the completion of the Formation, Direct Sales and the Offerings will consist of 100,000,000 Common Shares, par value $1.00 per share, of which 12,573,799 shares will be issued and outstanding; 100,000,000 Class B Common Shares, par value $1.00 per share, of which no shares will be issued and outstanding; and 50,000,000 Preference Shares, of which no shares will be issued and outstanding. Prior to the Direct Sales, 12,000 Ordinary Shares, par value $1.00 per share, were issued and outstanding. The Ordinary Shares will be repurchased by the Company and retired simultaneously upon completion of the Formation. The Common Shares and the Class B Common Shares are identical except that the Class B Common Shares have no voting rights except as required by applicable law.

COMMON SHARES

  Holders of the Common Shares have no preemptive, redemption, conversion or sinking fund rights. Subject to the voting restrictions set forth below, holders of Common Shares are entitled to one vote per share on all matters submitted to a vote of holders of Common Shares and do not have any cumulative voting rights. In the event of a liquidation, dissolution, or winding-up of the Company, the holders of Common Shares are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preference Shares. Upon completion of the Offerings, all outstanding Common Shares will be fully paid and nonassessable. Additional authorized but unissued Common Shares may be issued by the Board of Directors without the approval of the shareholders.

  Each Common Share has one vote, except that if, and so long as, the Controlled Shares (as defined below) of any person, other than Head subsequent to the Closing Date, constitute more than 9.9% of the voting power of the outstanding shares, including Common Shares, of the Company (a "Ten-percent Shareholder"), the voting rights with respect to the Controlled Shares owned by such person will be limited, in the aggregate, to a voting power of 9.9%, pursuant to a formula specified in the Bye-Laws. The Common Share votes that could be cast by Ten-percent Shareholders but for the restrictions on voting rights described above will be allocated to the other holders of Common Shares, pro rata based on the number of Common Shares held by all other holders of Common Shares, subject only to the further limitation that no shareholder, other than Head subsequent to the Closing Date, allocated any such voting rights may exceed the 9.9% limitation as a result of such allocation. "Controlled Shares" includes, among other things, all Common Shares that a person is deemed (i) to constructively own directly or indirectly pursuant to rules defining a CFC under the Code (see "Certain Tax Considerations--Taxation of Shareholders") or (ii) to beneficially own directly or indirectly (other than ownership attributable to Head) as a result of the possession of sole or shared voting power within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder. These voting reallocation provisions could make it difficult or impossible for any person or group of persons acting in concert to acquire control of the Company without agreement by the Company's Board of Directors and its shareholders.

  The holders of Common Shares will receive such dividends, if any, as may be declared by the Board of Directors out of funds legally available for such purposes. Under Bermuda law, a company may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that (i) the company is, or after the payment would be, unable to pay its liabilities as they fell due, or (ii) the realizable value of the company's assets after such payment or distribution would be less than the aggregate amount of its liabilities and its issued share capital and share premium accounts. See "Dividend Policy." For a description of taxes and withholding provisions to which U.S. shareholders are subject, see "Certain Tax Considerations--Taxation of Shareholders--United States Taxation of U.S. and Non-U.S. Shareholders."

PREFERENCE SHARES

  The Board of Directors is authorized to provide for the issuance of up to 50,000,000 Preference Shares without shareholder approval in one or more series and to fix the designations, preferences, powers, and relative, participating, optional or other rights and restrictions thereof, including but not limited to the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, to fix the number of shares constituting any such series and to increase and decrease the number of shares of such series. In determining the voting rights of holders of any such series, however, the Board will take appropriate steps, analogous to the restrictions described above on the voting rights of holders of Common Shares, to assure that Holdings will not be a CFC for U.S. tax purposes. See "Certain Tax Considerations--Taxation of Shareholders."

  The issuance of Preference Shares could decrease the amount of earnings and assets available for distribution to the holders of Common Shares or adversely affect the rights and powers, including voting rights, of the holders of Common Shares. Additionally, the issuance of preference shares could have the effect of delaying or preventing a change in control of the Company without further action by the shareholders. The Company has no current plans to issue any Preference Shares.

WARRANTS

  Upon completion of the Offerings, Class A Warrants to purchase 1,247,284 Common Shares will have been issued to the Direct Purchasers. The Class A Warrants are exercisable for a period of 10 years from the Closing Date. The exercise price per Common Share of the Class A Warrants will be the initial public offering price per share. Upon completion of the Offerings, Class B Warrants to purchase up to 1,274,284 Common Shares (if certain performance criteria are satisfied) will have been issued to certain members of the Head Group as part of the Direct Sales. Additional Class A Warrants and Class B Warrants will be issued if the over-allotment option is exercised. See "Direct Sales." Twenty percent of the Class B Warrants are available for vesting during each of the first five years following the Closing Date, and will vest only if, for any 20 consecutive trading days during the one-year vesting period, the percentage change in the market price (as defined below) of the Common Shares since the Closing Date, as compared to the initial public offering price, exceeds by at least 500 basis points the percentage change in the Wilshire 5000 Equity Index as measured in the same manner during the same period. Any Class B Warrants not vested in any year will vest in any subsequent period (during the first five years following the closing of the Direct Sales) in which the vesting test is met. Any Class B Warrants not vested by the fifth anniversary of the Closing Date will be forfeited and no longer deemed outstanding. In addition, in the event of a Change of Control (as defined below) of the Company, all Class B Warrants then outstanding will automatically vest. The Class B Warrants are exercisable for a period of 10 years from the date of vesting. The exercise price per Common Share of the Class B Warrants is initially the initial public offering price and will be reduced by $1.50 on September 1, 2001.

  The exercise prices for the Warrants are subject to adjustment upon the occurrence of certain events including: (i) the issuance or sale of Common Shares at a price below 90% of the then current market price per share (except for such sales in connection with an underwritten public offering); (ii) the grant or issuance of certain rights, options or warrants to purchase Common Shares or securities convertible into or exchangeable for Common Shares; (iii) the payment of dividends upon the Common Shares in Common Shares or certain other capital stock of the Company; or (iv) subdivisions, combinations or certain reclassifications of the Common Shares.

  For purposes of the foregoing, (i) the "market price" as of any day is the average of the closing reported bid and asked prices for the Common Shares during the 15 consecutive trading days concluding on such day in the over-the-counter market as furnished by the National Quotation Bureau, Inc., so long as the Common Shares are traded on Nasdaq, (ii) "Wilshire 5000 Equity Index" as of any day means the average of the closing quotations during the 15 consecutive trading days concluding on such day of the index prepared by Wilshire Associates, Inc., as reported on Bloomberg Financial Markets, or in the event such index is no longer published, a comparable index selected by the Board of Directors in good faith and (iii) "Change of Control" means the acquisition by any person of 50% or more, in the aggregate, of either the voting power of the then outstanding Common Shares or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; provided, however, that if such acquisition results in whole or in part from a transfer of any Common Shares or other voting securities by the holder of any Class B Warrants, such acquisition shall not constitute a Change of Control for purposes of determining whether such holder's Class B Warrants will vest unless such transfer is effected pursuant to an offer by such acquiror to purchase all of the Company's outstanding Common Shares.

  Fractional Common Shares will not be issued upon exercise of Warrants; in lieu thereof the Company will pay a cash adjustment.

  The Warrant holders have been granted certain registration rights with respect to the Warrants and any Common Shares acquired upon exercise of the Warrants, and have entered into certain lock-up agreements with the Underwriters relating to such securities. See "Shares Eligible for Future Sale" and "Underwriting."

THE BYE-LAWS

  The Bye-Laws provide for the corporate governance of the Company, including the establishment of share rights, modification of such rights, issuance of share certificates, imposition of a lien over shares in respect of unpaid amounts on those shares, calls on shares which are not fully paid, forfeiture of shares, the transfer of shares, alterations to capital, the calling and conduct of general meetings, proxies, the appointment and removal of directors, conduct and powers of directors, dividends, the appointment of an auditor and the winding-up of the Company.

POTENTIAL ANTI-TAKEOVER EFFECTS

  The voting provisions of the Common Shares and the discretion conferred upon the Board of Directors with respect to the issuance of series of Preference Shares (including with respect to voting rights) could substantially impede the ability of one or more shareholders (acting in concert) to acquire sufficient influence over the election of directors and other matters to effect a change in control or management of the Company, and the Board of Directors' ability to issue Preference Shares could also be utilized to change the economic and control structure of the Company. As a result, such provisions, together with certain other provisions of the Company's Bye-Laws summarized below, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in such shareholder's best interest, including attempts that might result in a premium over the market price for the Common Shares held by shareholders.

  The Bye-Laws provide that the Board of Directors shall be divided into three classes that are elected for staggered three-year terms. Shareholders may only remove a director for cause prior to the expiration of such director's term at a special meeting of shareholders at which eighty percent of the holders of shares entitled to vote thereon vote in favor of such action.

  The Bye-Laws establish an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors, as well as for other shareholder proposals to be considered at annual meetings of shareholders. In general, notice of intent to nominate a director or raise business at such meeting must be received by the Company not less than 60 nor more than 90 days prior to the anniversary of the previous year's annual meeting, and must contain certain specified information concerning the person to be nominated or the matter to be brought before the meeting and concerning the shareholder submitting the proposal.

  The Company's Bye-Laws further provide that a 75% vote for the outstanding voting shares is required to amend the Memorandum of Association and Bye-Laws with respect to certain matters, including, without limitation, the voting provisions and other matters set forth above.

PERIODIC REPORTS AND PROXY STATEMENTS

  The Company intends and has included provisions in its Bye-Laws requiring it
(i) to furnish to the holders of Common Shares and submit to the Commission (unless the Commission will not accept such materials) annual and quarterly reports, and reports with respect to specified events, required of a U.S. domestic private issuer on

Forms 10-K, 10-Q and 8-K, respectively, and (ii) to comply with the proxy rules under the Exchange Act except to the extent that such rules require filings with the Commission and the inclusion of shareholder proposals in proxy materials prepared by the Company and except for provisions specifying the required disclosures relating to corporate reorganizations. The proxy rules include rules prescribing the content of annual reports to shareholders. The audited financial statements contained in such annual reports and unaudited quarterly financial information contained in such quarterly reports will be prepared in accordance with U.S. GAAP. In addition, requirements with regard to the accuracy of proxy disclosures will be governed by certain Bye-law provisions interpreted under Bermuda law. The Company has been advised that, under Bermuda law, the record and beneficial owners of Common Shares will, to the extent indicated in the Company's Bye-Laws, also be bound by such principles incorporated from Commission rules relating to proxy statements and the solicitation of proxies. These Bye-Law provisions can be amended only by a vote of two-thirds of shareholders present at a shareholders' meeting.

TRANSFER AGENT

  The transfer agent and registrar of the Common Shares will be State Street Bank and Trust Company, Boston, Massachusetts.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offerings, there has been no market for the Common Shares, and no predictions can be made as to the effect, if any, that market sales of Common Shares or the availability of Common Shares for sale will have on the market price prevailing from time to time. Sales of substantial amounts of Common Shares, or the perception that such sales could take place, may adversely affect prevailing market prices of the Common Shares as well as the ability of the Company to raise additional capital in the public equity markets at a desirable time and price.

  Upon completion of the Offerings, the Company will have outstanding 12,573,799 Common Shares, 9,000,000 of which will have been sold in the Offerings (10,350,000 if the initial Purchasers' over-allotment option is exercised) and 3,573,799 of which will be sold in the Direct Sales or issued in the Formation. The Common Shares sold in the Offerings will be freely transferable without restriction or further registration under the Securities Act, except for any of those Common Shares owned at any time by an Affiliate of the Company (which sales will be subject to the volume limitations and certain other restrictions). The Common Shares sold in the Direct Sales, or issued as part of the Formation are deemed "restricted securities" as defined in Rule 144 under the Securities Act and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including the exemption provided by Rule 144 under the Securities Act.

  In connection with the Direct Sales, the Company has agreed with each of the Direct Purchasers to register the Common Shares, Warrants and Common Shares underlying the Warrants (the "Registrable Securities") sold to each Direct Purchaser under the Securities Act on a shelf registration statement to become effective one year after the closing date of the Direct Sales. The Direct Purchasers have agreed not to dispose of Registrable Securities for a period of one year following the closing date of the Direct Sales (two years in the case of HMI), or such shorter period as is consented to by the Representatives. In addition, whenever the Company proposes to register Common Shares under the Securities Act for its own account or for the account of another security holder, the Direct Purchasers are entitled to include their Registrable Securities in the registration, subject to the waiting periods described above and certain other conditions.

  In connection with each such registration, the Company is required to bear all registration and selling expenses (other than underwriting fees and commissions and the fees of any counsel for the holders participating in such registrations).

                                 DIRECT SALES

  The Company entered into subscription agreements, dated September 30, 1997, relating to the purchase by the Direct Purchasers of (i) an aggregate of 2,673,799 Common Shares and, after giving effect to the closing of the Direct Sales and the Offerings, (ii) Class A Warrants to purchase up to 1,247,284 Common Shares, and (iii) in the case of the Head Group, Class B Warrants to purchase up to 1,247,284 Common Shares (if certain performance criteria are satisfied), for an aggregate purchase price of $50.0 million.

  The number of Common Shares sold to the Direct Purchasers in the Direct Sales was calculated as the quotient of (i) the aggregate dollar amount the Direct Purchasers have committed to invest in the Company, divided by (ii) the initial public offering price less the underwriting discounts and commissions rounded to the nearest whole Common Share. The Direct Purchasers will receive warrants to purchase a proportion of the total number of Common Shares outstanding, which, if applicable, will include Common Shares sold pursuant to the Underwriters' over-allotment option. One-half of the warrants issued will be Class A Warrants and one-half will be Class B Warrants. Therefore, to the extent that the number of Common Shares to be sold in the Offerings varies, the number of Common Shares issuable upon the exercise of the warrants will vary. Upon completion of the Offerings, Class A Warrants to purchase up to 1,247,284 Common Shares (1,381,200 Common Shares if the Underwriters' over-allotment option is exercised), and Class B Warrants (if certain performance criteria are satisfied), to purchase up to 1,247,284 Common Shares (1,381,200 Common Shares if the Underwriters over-allotment option is exercised) will be outstanding.

                          CERTAIN TAX CONSIDERATIONS

  The following summary of the taxation of the Company, ES Bermuda, ESG Germany and ES Ireland and the taxation of shareholders of the Company is based upon current law. Legislative, judicial or administrative changes may be forthcoming that could affect this summary. Statements made below as to Bermuda law set forth the opinion of Appleby, Spurling & Kempe, Bermuda counsel to the Company. Statements made below as to United States law set forth the opinion of Paul, Weiss, Rifkind, Wharton and Garrison, United States counsel to the Company. Statements made below as to German taxation set forth the opinion of Deloitte & Touche GmbH, German advisors to the Company. Statements made below as to United Kingdom taxation set forth the opinion of Deloitte & Touche, United Kingdom advisors to the Company. Statements made below as to Canadian taxation set forth the opinion of Deloitte & Touche, Canadian advisors to the Company. Statements made below as to Irish law set forth the opinion of Matheson Ormsby Prentice, Irish counsel to the Company.

TAXATION OF THE COMPANY AND ITS SUBSIDIARIES

 BERMUDA

  The Company and ES Bermuda have each received from the Minister of Finance of Bermuda a written undertaking under the Exempted Undertakings Tax Protection Act, 1966 (as amended) of Bermuda, to the effect that in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to the Company and ES Bermuda or to any of their operations or the shares, debentures or other obligations of the Company and ES Bermuda until March 28, 2016. These assurances are subject to the proviso that they are not construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of The Land Tax Act 1967 of Bermuda or otherwise payable in relation to the land leased to the Company and ES Bermuda. Each of the Company and ES Bermuda is required to pay certain annual Bermuda government fees and ES Bermuda, additionally, is required to pay certain insurance registration fees as an insurer under the Insurance Act 1978. Under current rates, the Company pays a fixed fee of BD$1,680 and ES Bermuda pays a total of BD$7,904 per year (which includes the annual Bermuda government fee and the annual insurance registration fee). Currently there is no Bermuda withholding tax on dividends that may be paid by ES Bermuda to the Company.

 UNITED STATES

  The Company and its subsidiaries intend to operate their business in a manner that will not cause them to be treated as engaged in a trade or business within the United States. On this basis, the Company and its subsidiaries do not expect to be required to pay U.S. income tax (other than withholding tax as described below). However, because there is considerable uncertainty as to the activities which constitute being engaged in a trade or business in the United States, there can be no assurances that the IRS will not contend successfully that the Company or a subsidiary is engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged (i) would be subject to U.S. income tax, as well as the branch profits tax, on its income which is treated as effectively connected with the conduct of that trade or business except to the extent the corporation is entitled to relief under the permanent establishment provision of a tax treaty, as discussed below, and (ii) would be required to file yearly income tax returns. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a domestic corporation, except that a foreign corporation can claim an allowance of deductions and credits only if it files a U.S. income tax return. Under regulations, the foreign corporation would be entitled to deductions and credits for a taxable year only if the return for that year is filed timely under rules set forth therein. Currently, the maximum federal tax rate on a corporation's effectively connected income is 35% and the branch profits tax rate is 30%. The branch profits tax is imposed each year on a corporation's effectively connected earnings and profits (with certain adjustments) deemed repatriated out of the United States.

  Under the tax convention between Bermuda and the United States (the "Bermuda Treaty"), a Bermuda company, such as ES Bermuda, predominantly engaged in the insurance business, is subject to U.S. income tax on income found to be effectively connected with a U.S. trade or business only if that trade or business is conducted through a permanent establishment in the United States. The Bermuda Treaty exemption, according to its terms, does not apply to dividends and interest income. While there can be no assurances, the Company does not believe ES Bermuda will have a permanent establishment in the United States. ES Bermuda would not be entitled to the benefits of the Bermuda Treaty, however, if (i) 50% or more of ES Bermuda's stock were beneficially owned, directly or indirectly, by persons other than Bermuda residents or U.S. citizens or residents, or (ii) ES Bermuda's income were used in substantial part to make disproportionate distributions to, or to meet certain liabilities to, persons who are not Bermuda residents or U.S. citizens or residents. While there can be no assurances, the Company believes that the above exception to Bermuda Treaty benefits will not apply to ES Bermuda after the Offerings. The Bermuda Treaty does not provide relief from the U.S. branch profits tax.

  ES Ireland intends to operate its business activities in a manner that will not result in its being considered to be engaged in a trade or business or to have a permanent establishment in the United States under the income tax treaty between Ireland and the United States (and the new treaty expected to become effective January 1, 1998 (the "Irish Treaty"). Whether or not a company is engaged in a trade or business or has a permanent establishment in the United States is essentially a factual test, and there is considerable uncertainty as to the activities that will cause a foreign corporation to be subject to tax in the United States, and thus, there can be no assurance that U.S. tax authorities will not successfully contend that ES Ireland is subject to United States tax. If, however, ES Ireland were subject to U.S. tax, it is not expected that the amount of such tax would materially affect the Company's shareholders' equity and earnings.

  Under the income tax treaty between Germany and the United States (the "German Treaty") ES Germany (or any other German subsidiary of the Company) will generally not be subject to United States Federal income tax unless it engages in a trade or business in the United States through a permanent establishment. While there can be no assurances, the Company believes that ES Germany and other German subsidiaries of the Company will operate their business activities in a manner that will not result in them being considered to be engaged in a trade or business or to have a permanent establishment in the United States.

  Under the income tax treaty between United Kingdom and the United States (the "U.K. Treaty"), ESG UK (or any other U.K. subsidiary of the Company) will generally not be subject to United States Federal income tax unless it engages in a trade or business in the United States through a permanent establishment. While there can be no assurances, the Company believes that ESG UK will operate its business activities in a manner that will not result in its being considered to be engaged in a trade or business or to have a permanent establishment in the United States.

  Under the income tax treaty between Canada and the United States, ES North America will generally not be subject to United States Federal income tax by reason of its Toronto operations unless it engages in a trade or business in the United States through a permanent establishment. While there can be no assurances, the Company believes that its Toronto operations will operate its business activities in a manner that will not result in its being considered to be engaged in a trade or business or to have a permanent establishment in the United States.

  Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. income tax on certain "fixed or determinable annual or periodic gains, profits and income" derived from sources within the United States as enumerated in Section 881(a) of the Code (such as dividends and certain interest on investments).

  The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rate of tax applicable to reinsurance premiums paid to ES Bermuda and ES Ireland is 1% of gross premiums.

 IRELAND

  In general, Irish companies must pay corporation tax on their trading income at the rate of 36%. However, a company which holds a certificate (a "Certificate") under Section 39B of the Irish Finance Act, 1980 ("IFSC Company") qualifies for special relief. The effect of Section 39B(2) Finance Act, 1980 ("Section 39B") is to reduce the rate of corporation tax on income arising from the trading operations specified in a Certificate to 10%, provided the conditions attaching to the Certificate are met. Section 39B defines the trading operations specified in a Certificate as relevant trading operations ("Relevant Trading Operations"). The Irish Authorities have approved the grant of a Certificate to ES Ireland. The Certificate will issue after ES Ireland commences trading and unless it is revoked, it shall remain in force until December 31, 2005. The principal Relevant Trading Operations of ES Ireland comprise:

    (a) the provision of reinsurance facilities consisting of the underwriting by ES Ireland of reinsurance placements of insurance or reinsurance companies where such placements are solely in respect of risks arising outside Ireland; and

    (b) reinsurance (RETROCESSION) of the risk referred to at (a) above with insurance and reinsurance companies.

To the extent that ES Ireland is engaged in activities outside the scope of its Relevant Trading Operations, its profits on such activities will be liable to Irish taxation at the rate of 36%.

  Withholding Taxes/Advance Corporation Tax. There is no withholding tax on dividends or interest payments made by IFSC Companies in the course of carrying on their Relevant Trading Operations.

  Advance corporation tax ("ACT") is, however, payable on dividends paid by an IFSC company to a non-resident 75% parent in a country which does not have a tax treaty with Ireland. Where the dividends are paid out of profits earned carrying out relevant trading operations the ACT payable is one eighteenth of the dividend. ACT may be offset against the general corporation tax liability of the IFSC Company.

  Stamp Duty. Irish capital duty will generally arise in respect of monies subscribed for shares in Irish limited liability companies such as ES Ireland. The rate of duty is 1%. Irish capital duty does not arise in respect of monies subscribed to unlimited companies or to limited companies if the effective center of management of that limited company is located in another European Union member state. Where the effective center of management of a limited liability company is in another member state, there may be a liability to capital duty in that other state.

  The transfer of the beneficial ownership of any shares in ES Ireland will give rise to Irish stamp duty at a rate of 1%. Stamp duty becomes payable when the share transfer is executed. No stamp duty is chargeable on a transfer of nominal or legal title.

  No stamp duty is payable on the issue of policies of insurance which relate to risk located outside Ireland.

 GERMANY

  ESG Germany and its subsidiaries will be subject to tax in Germany on their income. By entering into fiscal unity (Organschaft) with ES Germany and the other German subsidiaries of ESG Germany, the income of the subordinated companies is directly attributed to ESG Germany. Fiscal unity requires that the subordinated companies are integrated financially, organizationally and economically from the beginning of the respective business year and that a profit and loss pooling agreement has been concluded for a period of at least five years and is in fact carried on.

  ESG Germany will be subject to trade tax on its income (including the income of the Company's other subsidiaries attributed to it) at an effective rate of about 19% based upon the current municipal multiplier of 470% for Hamburg. The remaining profit after the deduction of the trade tax on income as a business expense is subject to corporate income tax at a retention rate of 45% for retained earnings which is reduced to 30% if the profits are distributed to ESG UK. Additionally, a solidarity surcharge of 7.5% is levied on the corporate income tax. Accordingly, the overall effective tax rate in Germany will be approximately 58% for retained earnings and 45% for distributed earnings. Non-deductible expenses would increase the overall effective tax burden.

  Dividends paid by ESG Germany to ESG UK will be exempt from German withholding tax and solidarity surcharge, provided there is sufficient business purpose for ESG UK under German tax law. The Company expects that a sufficient business purpose will be found, under German tax law, because ESG UK will own all of the shares of ES North America, European Specialty Limited, and European Specialty Insurance Management Services Limited, in addition to all of the shares of ESG Germany, and will provide management functions for these companies. If sufficient business purpose were lacking, ESG Germany would have to withhold 25% withholding tax and a solidarity surcharge of 7.5% on the withholding tax on dividends paid to ESG UK. The total withholding tax burden would then be 26.875%.

  ES Ireland will not be subject to tax in Germany unless it operates through a permanent establishment in Germany. Although it is not free from doubt, the Company expects that ES Germany will qualify as an independent agent acting in the ordinary course of its business for ES Ireland and thus will not constitute a permanent establishment. In this regard, it is intended that the activities of ES Germany will be structured as follows:

  ES Germany will be independently capitalized at a level comparable to that of other German reinsurers with similar levels of business and will assume a considerable part of the business. ES Germany will have its own employees with extensive experience, knowledge and relationships in the reinsurance industry, and decisions regarding the underwriting business will be made in Germany by employees of ES Germany. ES Germany will write reinsurance policies on behalf of itself, ES Ireland and to a considerable extent also on behalf of unrelated companies. ES Ireland will not direct the manner in which ES Germany operates, nor will it exercise any other form of control over ES Germany's operations. ES Ireland will not guarantee the profitability of ES Germany, there will be no common employees, and the fees charged by ES Germany to ES Ireland will be calculated on the same basis as those charged to the unrelated reinsurers.

  Although not free from doubt, the Company believes that structuring the activities of ES Germany as described above should also support the opinion that ES Bermuda, which assumes business from ES Ireland, is not subject to tax in Germany. The tax position of ES Bermuda is strengthened by the fact that it will have no contractual relationship with ES Germany. If ES Ireland or ES Bermuda were taxed in Germany, the current overall effective tax rate would be approximately 56%, although non-deductible expenses would increase the overall effective tax burden.

 UNITED KINGDOM

  ESG UK and its U.K. subsidiaries will be subject to corporate income tax in the United Kingdom at the 31% rate. ESG UK will be entitled to a foreign tax credit for German taxes paid by ESG Germany, and for Canadian taxes paid by ES North America, with respect to profits paid as dividends to ESG UK, so that the effective U.K. corporate tax rate on dividends received from ESG Germany and ES North America should be zero on the assumption that foreign tax borne in each jurisdiction is at least equivalent to the UK rate of taxation.

  The Company intends that ESG UK qualify as an International Holding Company ("IHC") for U.K. tax purposes. ESG UK may qualify as an IHC if the shares of the Company are listed and traded on a non-U.K. stock exchange, or if other tests are met. Assuming ESG UK qualifies as an IHC, dividends paid by ESG UK to ESG will be exempt from ACT, to the extent they are comprised of dividends from ESG Germany, or other non-U.K. subsidiaries of ESG UK. Dividends paid by ESG UK, to the extent they are not comprised of dividends from non-U.K. subsidiaries, will be subject to ACT, which may be offset, subject to certain limitations, against the U.K. corporate tax of ESG UK and its U.K. subsidiaries. On November 25, 1997, it was announced that ACT is to be abolished with respect to dividends paid on or after April 6, 1999.

 CANADA

  ES North America will be subject to Canadian federal and provincial income tax on its income at a combined rate of approximately 44%. It will also be subject to Canadian federal and provincial capital taxes at a combined rate of up to 0.5%. Dividends paid by ES North America to ESG UK will be subject to Canadian withholding tax at the rate of 10%.

  Non-resident companies that carry on business in Canada may also be subject to Canadian income and capital taxes on the profits of the business carried on in Canada. Pursuant to the Canada-Ireland tax treaty, ES Ireland will be subject to tax in Canada only if it carries on business through a permanent establishment in Canada, and then only on income attributable to that permanent establishment. The Company intends to operate so that none of its subsidiaries, other than ES North America, is subject to tax in Canada.

TAXATION OF SHAREHOLDERS

 BERMUDA TAXATION

  There is no Bermuda withholding tax on dividends paid by the Company.

 UNITED STATES TAXATION OF U.S. AND NON-U.S. SHAREHOLDERS

  Classification as a Controlled Foreign Corporation. Under Section 951(a) of the Code, each "U.S. shareholder" of a CFC must include, among other things, in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income", even if the subpart F income is not distributed. "Subpart F income" includes, inter alia, "insurance income", defined as including income (including premium and investment income) attributable to the issuing (or reinsuring) of any insurance or annuity contract in connection with risks located in, liabilities arising out of activities in or lives or health of residents of a country other than the country under the laws of which the corporation is organized and which would be taxed under the provisions of the Code relating to insurance companies if the income were the income of a domestic insurance company. Subpart F insurance income does not include, however, any income from sources within the United States that is effectively connected with the conduct of a trade or business within the United States (unless such income is exempt from, or subject to a reduced rate of, tax pursuant to an income tax treaty with the United States), or in the case of a company entitled to the benefits of an income tax treaty with the U.S., any income which is attributable to a permanent establishment in the United States. Moreover, subpart F insurance income does not include any item of income received by a CFC if such income was subject to an effective rate of income tax imposed by a foreign country greater than 90% of the maximum rate specified in Section 11 of the Code. As discussed above, such maximum tax rate is currently 35%.

  Under Section 951(b) of the Code, any U.S. person who owns, directly or indirectly through foreign persons, or is considered to own (by application of the rules of constructive ownership set forth in Section 958(b) of the Code), 10% or more of the voting power of all classes of shares of the foreign corporation will be considered to be a "U.S. shareholder". In general, a foreign corporation is treated as a CFC if "U.S. shareholders" collectively own more than 50% of the total combined voting power or total value of the corporation's shares for an uninterrupted period of 30 days or more during any tax year. Additionally, a 25% threshold applies if more than 75% of a foreign corporation's gross premium or other income in respect of all risks is derived from the issuance (or reinsurance) of insurance or annuity contracts with respect to risks outside its country of organization. The Company believes that neither the 25% or 50% ownership tests will apply to it or its subsidiaries because (i) share ownership of ESG will be widely dispersed and
(ii) under ESG's Articles of Association, no U.S. Holder except Head is permitted to hold as much as 10% of ESG's total combined voting power, and Head is not permitted to hold more than 25% of such voting power. See "Risk Factors-Anti-Takeover Considerations." Additionally, Head has no intention of acquiring any shares that would cause it to be treated as owning 25% or more of the total value of the Company. Therefore, the Company does not believe that either it or any of its subsidiaries will be a CFC for U.S. federal income tax purposes. In the absence of any controlling authority, however, there can be no assurance that the IRS would not successfully take a contrary position regarding the effect of the foregoing limitations on voting power and therefore assert that the Company is a CFC. Moreover, if Head acquires sufficient shares that would cause Head to be treated as owning more than 25% of the value of the Company for an uninterrupted period of 30 days or more during any tax year, the Company would be a CFC. If the Company or any subsidiary of the Company were deemed to be a CFC, each "U.S. shareholder" would be required to include in its gross income for U.S. federal income tax purposes its pro rata share of the Company's "Subpart F income," even if the "Subpart F" income is not distributed. "Subpart F income" includes, among other things, "insurance income" within the meaning of Section 953(a) of the Code.

  Related Person Insurance Income. The discussion below is generally applicable only to the RPII, if any, of ES Bermuda, ES Ireland or ES Germany. The rules below will not apply to ES Bermuda, ES Ireland or ES Germany if (i) less than 20% of the voting power and less than 20% of the total value of ES Bermuda, ES Ireland or ES Germany is owned (directly or indirectly) by persons who are (directly or indirectly) insured under any policy of insurance or reinsurance issued by such corporation or who are related persons to any such person, (ii) the RPII of ES Bermuda, ES Ireland or ES Germany for the taxable year is less than 20% of its insurance income (as defined above but without provisions which limit insurance income to income from countries other than the country in which the corporation was created or organized), (iii) such foreign corporation elects to treat its RPII as income effectively connected with the conduct of a trade or business in the U.S., or (iv) ES Bermuda, ES Ireland or ES Germany elects to be treated as a United States corporation.

  RPII is defined in Section 953(c)(2) of the Code as any "insurance income" attributable to policies of insurance (or reinsurance) with respect to which the person (directly or indirectly) insured is a "U.S. shareholder" or a "related person" to such a shareholder. For these purposes, a "U.S. shareholder" generally includes any U.S. person who beneficially owns any amount (rather than 10% or more by vote) of ES Bermuda, ES Ireland or ES Germany shares. (Such "U.S. shareholders" hereafter are referred to as "RPII Shareholders.") In determining the RPII Shareholders of ES Bermuda, ES Ireland or ES Germany, shares of ES Bermuda, ES Ireland or ES Germany held indirectly by U.S. persons through any non-U.S. entity generally will be treated as held by such persons. The term "related person" for these purposes generally means someone who controls or is controlled by the RPII Shareholder, or someone who is controlled by the same person or persons that control the RPII Shareholder. Control is generally defined by reference to ownership interests in excess of 50% measured by vote or value in the case of corporate entities.

  If none of the exceptions described above applies and if all RPII Shareholders own, directly or indirectly, 25% or more of the total combined voting power or total value of ES Bermuda, ES Ireland or ES Germany shares, the RPII of ES Bermuda, ES Ireland or ES Germany must be included in the gross income of each RPII Shareholder even though not distributed, under the rules summarized below. Although no assurances can be given, the Company anticipates that its RPII as a percentage of gross insurance income in 1997 and in future fiscal years will not equal or exceed the 20% threshold.

  Computation of RPII. In order to determine how much RPII ES Bermuda, ES Ireland or ES Germany has earned in each fiscal year in which the Company considers there to be a substantial possibility of it reaching or exceeding the 20% limits described above, the Company intends to obtain and rely upon information from its RPII Shareholders to determine which, if any, of the RPII Shareholders or persons related to such RPII Shareholders were or are insured by ES Bermuda, ES Ireland or ES Germany. For any year in which gross RPII is 20% or more of ES Bermuda, ES Ireland or ES Germany's gross insurance income, the Company may also seek information from its shareholders as to whether beneficial owners of shares at the end of the year are RPII Shareholders so that the status of ES Bermuda, ES Ireland or ES Germany as a CFC and the apportionment of the RPII among such persons may be determined. The Company may also take any other reasonable actions it deems necessary to comply with the IRS rules.

  There are currently no IRS rulings or Treasury Regulations that provide a definitive method for determining whether an insured is, or is related to, an RPII Shareholder or whether a beneficial owner of shares is a U.S. person. Although there is no currently active regulations project, the U.S. Treasury Department is authorized to promulgate regulations that provide that a person will not be treated as an RPII Shareholder with respect to any foreign corporation if neither such person nor any related person to such person is (directly or indirectly) insured under any policy of insurance or reinsurance issued by such foreign corporation. To the extent the Company is unable to make determinations with respect to who constitutes an RPII Shareholder, it is possible that it may assume that insureds are, or are related to RPII Shareholders for purposes of determining the amount of RPII, but may assume for apportionment purposes that such owners are not RPII Shareholders, thereby increasing the per share RPII amount for all known RPII Shareholders.

  Apportionment of RPII to RPII Shareholders. The amount of RPII includible in the income of any RPII Shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses. Where no exceptions apply, each RPII Shareholder owning or treated as owning shares in ES Bermuda, ES Ireland or ES Germany on the last day of ES Bermuda, ES Ireland or ES Germany's fiscal year will be required to include in its gross income for federal income tax purposes its share of the RPII for the entire taxable year, determined as if all such RPII were distributed proportionately only to such RPII Shareholder at that date, but limited to such RPII Shareholder's share of the ES Bermuda, ES Ireland or ES Germany's earnings and profits for the current taxable year and reduced by the RPII Shareholders' share, if any, of certain deficits in earnings and profits for prior taxable years. This inclusion would be required even though the shareholder may not have owned the Common Shares for more than one day during the entire year. On the other hand, a RPII Shareholder who owns Common Shares during a fiscal year but not on the last day of the fiscal year may not be required to include in gross income any part of ES Bermuda, ES Ireland or ES Germany's RPII.

  Dispositions of Ordinary Shares. Section 1248 of the Code provides that if a U.S. person owns directly or indirectly through foreign persons, or is considered to own (by application of the rules of constructive ownership set forth in section 958(b) of the Code), 10% or more of the voting shares of a corporation that is or within a certain period was, a CFC (such person being referred to as a "10% U.S. Shareholder"), any gain from the sale or exchange of stock of such CFC may be treated as ordinary income to the extent of the CFC's earnings and profits during the period that the shareholder held the shares (with certain adjustments). A 10% U.S. Shareholder may, in certain circumstances, be required to report a disposition of shares of a CFC by attaching IRS Form 5471, Information Return with Respect to a Foreign Corporation, to the U.S. income tax or information return that it would normally file for the taxable year in which the disposition occurs. It is unclear whether Section 1248 of the Code will also apply to the sale or exchange of shares in a foreign insurance company that earns RPII, and 25% or more of the shares of which are owned by U.S. persons, even if (i) the U.S. person is not a 10% shareholder, (ii) RPII does not constitute 20% or more of the corporation's gross insurance income and/or (iii) 20% or more of either the voting power or value of the corporation is not owned directly or indirectly through foreign entities by persons (directly or indirectly) insured (or reinsured) by such foreign insurer, or by persons related to such insureds (or reinsureds).

  The Company believes that such rules (and related reporting requirements) will not apply to the disposition of Common Shares of ESG because ESG does not expect to have any 10% U.S. Shareholders other than HMI, ESG is not directly engaged in the insurance business, and the proposed regulations issued by the U.S. Department of the Treasury ("Treasury Department") on April 17, 1991 should be interpreted in this manner. No assurance, however, can be given that the IRS will agree with this interpretation or that the final Treasury regulations when issued will provide that Section 1248 of the Code and the respective reporting requirements will apply to the disposition of the shares of the Company.

  If the IRS or Treasury Department were to make section 1248 and the Form 5471 filing requirement applicable to the sale of Common Shares, the Company would notify shareholders that Section 1248 of the Code and the requirement to file Form 5471 will apply to dispositions of Common Shares. Thereafter, the Company will send a notice after the end of each calendar year to all persons who were shareholders during the year notifying them that Section 1248 of the Code and the requirement to file Form 5471 apply to dispositions of Common Shares. The Company will attach to this notice a copy of Form 5471 completed with all Company information and instructions for completing the shareholder information.

  Information Reporting. A U.S. Holder of Common Shares may have an independent obligation to file a copy, for informational purposes, of IRS Form 5471 with its tax return for any taxable year in which such holder: (i) acquires 5% or more of the value of the Common Shares; or (ii) disposes of a sufficient number of Common Shares to decrease its interest below 5%. The Form 5471 is an information return on which the holder must provide data concerning the holder, ESG and the acquisition or disposition of Common Shares. Effective January 1, 1998, the foregoing threshold for reporting will increase from 5% to 10% of the total value or total combined voting power of a corporation.

  Foreign Tax Credit. Because U.S. persons are likely to own a majority of ESG shares, only a portion of the RPII and dividends paid by ESG (including any gain from the sale of shares that are treated as a dividend under section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitation. The Company will provide shareholders with information regarding the portion of such RPII or dividend inclusions constituting foreign source income. It is likely that substantially all of the RPII and dividends that are foreign source income will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes. Thus, it may not be possible for most U.S. Holders to utilize excess foreign tax credits to reduce U.S. tax on such income.

  Passive Foreign Investment Companies. Sections 1291 through 1297 of the Code contain special rules applicable to foreign corporations that are "passive foreign investment companies" ("PFICs"). In general, a foreign corporation will be a PFIC if 75% or more of its income constitutes "passive income" or 50% or more of its assets produce passive income. If the Company were to be characterized as a PFIC, its United States shareholders would be subject to a penalty tax at the time of their sale of (or receipt of an "excess distribution" with respect to) the Common Shares. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the Common Shares during the three preceding taxable years (or shorter period during which the taxpayer held the Common Shares). In general, the penalty tax is equivalent to the taxes that are deemed due during the period the U.S. shareholder owned the Common Shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the Common Shares was taxed in equal portions throughout the holder's period of ownership at the maximum tax rate for ordinary income applicable to each such period, and an interest charge thereon. The interest charge is equal to the applicable rate imposed on underpayment of U.S. federal income tax for such period.

  The PFIC statutory provisions contain an express exception for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business." This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. It is the Company's intention that the Company and ES Bermuda, ES Ireland and ES Germany taken together, will be predominantly engaged in an insurance business and will not have financial reserves in excess of the reasonable needs of their insurance business. The PFIC statutory provisions contain a look-through rule that states that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it "received directly its proportionate share of the income" and as if it "held its proportionate share of the assets" of any other corporation in which it owns at least 25% of the shares. While no explicit guidance is provided by the statutory language, the Company believes that under the look-through rule the Company would be deemed to own the assets and to have received any income of ES Bermuda, ES Ireland and ES Germany directly for the purposes of determining whether the Company qualifies for the aforementioned insurance exception. The Company believes, based upon the advice of counsel, that its interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of PFIC provisions; there can, of course, be no assurance as to what positions the IRS or a court might take in the future.

  No regulations interpreting these specific issues under the PFIC provisions have yet been issued. Therefore, substantial uncertainty exists with respect to their application or their possible retroactivity. Each U.S. person who is considering an investment in the Common Shares should consult its tax advisor as to the effects of these rules.

  Other. Dividends paid by the Company to U.S. corporate shareholders will not be eligible for the dividends received deduction provided by section 243 of the Code.

  Except as discussed below with respect to backup withholding, dividends paid by the Company will not be subject to U.S. withholding tax.

  Nonresident alien individuals will not be subject to U.S. estate tax with respect to Common Shares of the Company.

  Information reporting to the IRS by paying agents and custodians located in the United States will be required with respect to payments of dividends on the Common Shares to U.S. persons. Thus, a holder of Common Shares may be subject to backup withholding at the rate of 31% with respect to dividends paid by such persons, unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a holder's regular federal income tax liability. Subject to certain exceptions, persons that are not U.S. persons will be subject to United States federal income tax on dividend distributions with respect to, and gain realized from the sale or exchange of, Common Shares only if such dividends or gains are effectively connected with the conduct of a trade or business within the United States.

 GERMANY TAXATION

  Profits from the Company should not be taxed at the level of a German shareholder until they are distributed.

  However, because Bermuda is considered as a low tax state and the Company's income should qualify as (normal) passive income and/or passive income with investment character, German shareholders of the Company may be subject to German CFC rules.

  Under CFC rules, passive income qualifying as passive income with investment character derived at the level of a foreign company, which is subject to low taxation, is included in the income of a German resident in proportion to his participation in the foreign company and is therefore subject to German taxation. Such passive income is subject to German taxation if the German resident has at least 10% of the shares or voting rights in the foreign company.

  If the Company has (normal) passive income, its income would be attributed to the German residents in proportion to their participation, if German residents in their totality held more than 50% of the shares of voting rights in the Company, even if the shareholding of each resident is lower than 10%.

  The CFC rules may also be applicable if one or several companies or partnerships are interposed between the shareholders and the Company.

  The CFC rules, under certain circumstances, may also require German residents to include in income their proportionate share of the income of subsidiaries of ESG. German residents are urged to consult their personal tax advisors regarding the possible application of the CFC rules to their particular circumstances.

                                 ------------

  The opinions of Appleby, Spurling & Kempe, Paul, Weiss, Rifkind, Wharton and Garrison, Matheson Ormsby Prentice, Deloitte & Touche, Canada, Deloitte & Touche, United Kingdom and Deloitte & Touche GmbH upon which the foregoing discussion is based do not include any factual or accounting matters, determinations or conclusions such as RPII amounts and computations and amounts of components thereof (e.g., amounts or computations of income or expense items or reserves entering into RPII computations) or facts relating to the Company's business or activities. The summary is based upon current tax law. The tax treatment of a holder of Common Shares, or of a person treated as a holder of Common Shares for United States federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to holders of Common Shares. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING THE COMMON SHARES.

                                 UNDERWRITING

  Subject to the terms and conditions of an Underwriting Agreement, dated
    , 1997 (the "Underwriting Agreement"), the U.S. Underwriters named below (the "U.S. Underwriters"), who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, Deutsche Morgan Grenfell Inc., Conning & Company and Stephens Inc. (the "U.S. Representatives"), and the International Managers named below (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters"), who are represented by Morgan Grenfell & Co. Limited, Donaldson, Lufkin & Jenrette International, Conning & Company and Stephens Inc. (the "International Representatives" and, together with the U.S. Representatives, the "Representatives"), have severally agreed to purchase from the Company the respective number of shares of Common Shares set forth opposite their names below.

                                                                       NUMBER OF
                          U.S. UNDERWRITERS                             SHARES
Donaldson, Lufkin & Jenrette Securities Corporation...................
Deutsche Morgan Grenfell Inc..........................................
Conning & Company.....................................................
Stephens Inc. ........................................................
                                                                       ---------
  U.S. Offering subtotal..............................................
                                                                       =========
                                                                       NUMBER OF
                        INTERNATIONAL MANAGERS                          SHARES
Morgan Grenfell & Co. Limited.........................................
Donaldson, Lufkin & Jenrette International............................
Conning & Company.....................................................
Stephens Inc. ........................................................
   International Offering subtotal....................................
                                                                       ---------
  Total............................................................... 9,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Shares offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the shares of Common Shares offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased.

  The Underwriters initially propose to offer the shares of Common Shares in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain dealers (including
the Underwriters) at such price less a concession not in excess of $    per
share. The Underwriters may allow, and such dealers may re-allow, to certain
other dealers a concession not in excess of $    per share. After the initial
offering of the Common Shares, the public offering price and other selling terms may be changed by the Representatives at any time without notice. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 1,350,000 additional shares of Common Shares at the initial public offering price less underwriting discounts and commissions. The

Underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the Offerings. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such Underwriter's percentage underwriting commitment in the Offerings as indicated in the preceding table.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  Each of the Company and the Direct Purchasers, excluding HMI, has agreed, subject to certain limited exceptions, not to offer, sell, offer to sell, contract to sell or otherwise dispose of any Common Shares or any other securities convertible into or exercisable or exchangeable for any Common Shares or grant options or warrants to purchase any Common Shares for a period of one year after the date of this Prospectus without the prior written consent of the Representatives. HMI, Mr. Wand and Mr. Debrovner have agreed to such restrictions for two years after the date of this Prospectus unless otherwise agreed in writing by the Representatives. Certain other shareholders who received Common Shares in the Formation have agreed to such restrictions for six months after the date of this Prospectus unless otherwise agreed in writing by the Representatives.

  Prior to the Offerings, there has been no established trading market for the Common Shares. The initial public offering price for the shares of Common Shares offered hereby was determined by negotiation between the Company and the Representatives. The factors considered in determining the initial public offering price and exercise price for Warrants and options included the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the Offerings. The Representatives have informed the Company that they intend to make a market in the Common Shares subsequent to the Offerings, but there can be no assurance that the Representatives will take any action to make a market in any securities of the Company.

  The Common Shares have been accepted for quotation on the Nasdaq National Market in the United States subject to official notice of issuance under the symbol "ESREF."

  Pursuant to an Agreement Between U.S. Underwriters and International Managers (the "Intersyndicate Agreement"), each U.S. Underwriter has represented and agreed that, with certain exceptions, (i) it is not purchasing any shares of Common Shares offered hereby for the account of anyone other than a United States or Canadian Person (as defined below) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Shares offered hereby or distribute any prospectus relating to such shares of Common Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Intersyndicate Agreement, each International Manager has represented and agreed that, with certain exceptions, (i) it is not purchasing any shares of Common Shares offered hereby for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Shares offered hereby or distribute any prospectus relating to such shares of Common Shares in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is both a U.S. Underwriter and an International Manager, the foregoing representations and agreements (i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Manager apply only to it in its capacity as an International Manager. The foregoing limitations do not apply to stabilization transactions and to certain other transactions specified in the Intersyndicate Agreement. As used herein, "United States or Canadian Person" means any individual who is resident in the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under or governed by the laws of the United States or Canada or of any political subdivision thereof (other than the foreign branch of any United States or Canadian Person), and includes any United States or Canadian branch of a person other than a United States or Canadian Person.

  Pursuant to the Intersyndicate Agreement, sales may be made between the syndicates of U.S. Underwriters and International Managers of such number of shares of Common Shares offered hereby as may be mutually agreed. Unless otherwise determined by the Representatives, the per share price of any shares of Common Shares so sold shall be the initial public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth above.

  Pursuant to the Intersyndicate Agreement, each U.S. Underwriter has represented and agreed that (i) it has not offered or sold and will not offer or sell, directly or indirectly, any shares of Common Shares offered hereby in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and (ii) without limiting the generality of the foregoing, any offer or sale of such shares of Common Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any shares of Common Shares offered hereby a notice stating in substance that by purchasing such shares of Common Shares such dealer represents and agrees that (i) it has not offered or sold and will not offer or sell, directly or indirectly, any of such shares of Common Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of securities laws thereof, (ii) any offer or sale of such shares of Common Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made and (iii) it will send to any other dealer to whom it sells any of such shares of Common Shares a notice containing substantially the same statement as is contained in this sentence.

  Pursuant to the Intersyndicate Agreement, each International Manager has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of shares of Common Shares to the International Managers pursuant to the Underwriting Agreement, will not offer or sell, any shares of Common Shares offered hereby to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of Common Shares offered hereby in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the Offerings to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

  Pursuant to the Intersyndicate Agreement, each International Manager has further represented and agreed that it has not offered or sold and will not offer or sell, directly or indirectly, any Common Shares acquired in connection with the distribution contemplated hereby in Japan or to or for the account of any resident thereof, except for offers or sales to Japanese International Managers or dealers and except pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law. Each International Manager has further agreed to send to any dealer who purchases from it any Common Shares offered hereby a notice stating in substance that by purchasing such Common Shares such dealer represents and agrees that (i) it has not offered or sold and will not offer or sell, directly or indirectly, any of such Common Shares in Japan or to or for the account of any resident thereof, except for offers or sales to Japanese International Managers or dealers and except pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law and (ii) it will send to any other dealer whom it sells any of such Common Shares a notice containing substantially the same statement as is contained in this sentence.

  Other than in the United States, no action has been taken by the Company or the Underwriters that would permit a public offering of the shares of Common Shares offered hereby in any jurisdiction where action for that purpose is required. The shares of Common Shares offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of Common Shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offerings and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Shares offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

  In connection with the Offerings, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot the Offerings, creating a syndicate short position. The Underwriters may bid for and purchase shares of Common Shares in the open market to cover such syndicate short position or to stabilize the price of the Common Stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members, if the Representatives repurchase previously distributed Common Shares in syndicate covering transactions, in stabilization transactions or otherwise or if the Representatives receive a report that indicates that the clients of such syndicate members have "flipped" the Common Stock. These activities may stabilize or maintain the market price of the Common Shares above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  Certain of the Underwriters have in the past, and may in the future, provide investment banking and other services to the Company and its affiliates in the ordinary course of business. Deutsche Morgan Grenfell Inc. has served as advisor to the Company, its predecessors and affiliates, in connection with the formation of the Company. In connection with these services, Deutsche Morgan Grenfell Inc. will receive a fee of $1,100,000 on the closing of the Offerings.

                             LEGAL CONSIDERATIONS

  The Company has been designated as a non-resident for exchange control purposes by the Bermuda Monetary Authority, Foreign Exchange Control, whose permission for the issue of Common Shares has been obtained. Prior to the Offerings, this Prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law.

  IT MUST BE DISTINCTLY UNDERSTOOD THAT, IN GRANTING SUCH PERMISSION AND UPON ACCEPTING THIS PROSPECTUS FOR FILING, THE BERMUDA MONETARY AUTHORITY AND THE REGISTRAR OF COMPANIES IN BERMUDA WILL ACCEPT NO RESPONSIBILITY FOR THE FINANCIAL SOUNDNESS OF ANY SCHEMES OR FOR THE CORRECTNESS OF ANY OF THE STATEMENTS MADE OR OPINIONS EXPRESSED WITH REGARD TO THEM.

  The transfer of Common Shares between persons regarded as non-resident in Bermuda for exchange control purposes and the issue of shares after the completion of the Offerings to such persons may be effected without specific consent under the Exchange Control Act of 1972 and regulations thereunder. Issues and transfers of shares to any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Exchange Control Act of 1972.

  There are no limitations on the rights of persons regarded as non-resident of Bermuda for foreign exchange control purposes owning Common Shares to hold or vote their Common Shares. Because the Company has been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on its ability to transfer funds in and out of Bermuda or to pay dividends to U.S. residents who are holders of Common Shares, other than in respect of local Bermuda currency.

  In accordance with Bermuda law, share certificates are issued only in the names of corporations or individuals. In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, the Company is not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust.

  The Company will take no notice of any trust applicable to any of its Common Shares whether or not it had notice of such trust.

  As an "exempted company," the Company is exempt from Bermuda laws restricting the percentage of share capital that may be held by non-Bermudians, but as an exempted company the Company may not participate in certain business transactions, including: (i) the acquisition or holding of land in Bermuda (except that required for its business and held by way of lease or tenancy for terms of not more than 21 years) without the express authorization of the Bermuda legislature; (ii) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance of Bermuda; (iii) the acquisition of securities created or issued by, or any interest in, any local company or business, other than certain types of Bermuda government securities or securities of another "exempted" company, partnership or other corporation resident in Bermuda but incorporated abroad; or (iv) the carrying on of business of any kind in Bermuda, except in furtherance of the business of the Company carried on outside Bermuda or under a license granted by the Minister of Finance of Bermuda.

  The Bermuda government actively encourages foreign investment in "exempted" entities like the Company that are based in Bermuda but do not operate in competition with local business. In addition to having no restrictions on the degree of foreign ownership, the Company is subject neither to taxes on its income or dividends nor to any foreign exchange controls in Bermuda. In addition, there is no capital gains tax in Bermuda, and profits can be accumulated by the Company, as required, without limitation. There is no minimum subscription which must be raised by the issue of Common Shares pursuant to the Offerings in order to provide for the matters listed in section 28 of the Companies Act 1981 of Bermuda.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Offerings will be passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, who will rely as to Bermuda law upon the opinion of Appleby, Spurling & Kempe, Hamilton, Bermuda. The validity of the issuance of the Common Shares offered hereby is being passed upon for the Company by Appleby, Spurling & Kempe. Certain legal matters will be passed upon for the Underwriters by Debevoise & Plimpton, New York, New York. Certain German legal matters will be passed upon for the Company and the Underwriters by Meyersrenken & Rheingantz, Cologne, Germany. Certain Irish legal matters will be passed upon for the Company and the Underwriters by Matheson Ormsby Prentice, Dublin, Ireland. Certain Bermuda tax matters have been passed upon for the Company and the Underwriters by Appleby, Spurling & Kempe.

                                    EXPERTS

  The consolidated financial statements of European Specialty Group Holding AG and Subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 have been audited by Deloitte & Touche GmbH, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The balance sheet of ESG Re Limited as of August 21, 1997, has been audited by Deloitte & Touche, Hamilton, Bermuda, independent chartered accountants, as stated in their report appearing herein and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement (which term shall include any amendments thereto) on Form F-1 under the Securities Act with respect to the Common Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration as permitted by the rules and regulations of the Commission. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

  The Registration Statement, as well as such reports and other information filed by the Company with the Commission, may be inspected at the public reference facilities maintained by the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site (http://www.sec.gov) that contains material regarding issuers that file electronically with the Commission. The Registration Statement, of which the Prospectus forms a part, has been so filed and may be obtained at such site.

                     GLOSSARY OF SELECTED INSURANCE TERMS

Attachment point.............  The amount of loss (per occurrence or in the aggregate, as the case may be) above which excess of loss coverage becomes operative.

Broker.......................  One who negotiates contracts of insurance or reinsurance, receiving a commission for
                               placement and other services rendered, between
                               (1) a policy holder and a primary insurer, on behalf of the primary insurer (or, in the U.K., on behalf of the insured party), (2) a primary insurer and reinsurer on behalf of the primary insurer, or (3) a reinsurer and a retrocessionaire, on behalf of the reinsurer.

Carve-out Programs...........  Carve-out programs refer to the coverage of segmented benefits under an existing medical program. A typical example relates to Blue Cross/Blue Shield which at a certain point in time only reinsured the cost of transplant coverage and related exposure in the reinsurance market and bore all other risk elements themselves.

Cedent; Ceding Client........  When a party reinsures its liability with another, it "cedes" business and is referred to as the "cedent" or "ceding client."

Excess of loss reinsurance...  A generic term describing reinsurance that indemnifies the reinsured against all or a specified portion of losses on underlying insurance policies in excess of a specified amount, which is called a "level" or "retention." Also known as non-proportional reinsurance. Excess of loss reinsurance is written in layers. A reinsurer or group of reinsurers accepts a band of coverage up to a specified amount. The total coverage purchased by the cedent is referred to as a "program" and will typically be placed with predetermined reinsurers in renegotiated layers. Any liability exceeding the outer limit of the program reverts to the ceding client, which also bears the credit risk of a reinsurer's insolvency.

Facultative..................  The reinsurance of all or a portion of the insurance provided by a single policy or program. Each policy reinsured is separately negotiated. Facultative reinsurance is evidenced by "facultative certificates."

Gross premiums written.......  Total premiums for insurance and reinsurance assumed during a given period before deduction of brokerage, commission and other acquisition costs.

Incurred but not reported      Reserves for estimated losses that have been
(IBNR).......................  incurred by insureds and reinsureds but not yet reported to the insurer or reinsurer including unknown future developments on losses which are known to the insurer or reinsurer.

Layer........................  The interval between the retention or attachment point and the maximum limit of indemnity for which a reinsurer is responsible.

Loss adjustment expenses       The expenses of settling claims, including
(LAE)........................  legal and other fees and the portion of general expenses allocated to claim settlement costs.

Loss ratio...................
                               The ratio of incurred losses including loss reserves, IBNR and loss adjustment expenses to premium earned.

Loss reserves................
                               Liabilities established by insurers and
                               reinsurers to reflect the estimated cost of claims payments and the related expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses and for loss adjustment expenses.

Morbidity....................  Frequency of illness, sickness and diseases contracted.

Mortality....................  Frequency of death.

Net premiums written.........  Gross premiums written for a given period less premiums ceded to reinsurers and
                               retrocessionaires during such period.

Primary insurer..............  An insurance company that contracts with the consumer to provide insurance coverage. Such primary insurer may then cede a portion of its business to reinsurers.

Proportional reinsurance.....  A generic term describing all forms of reinsurance in which the reinsurer shares a proportional part of the original premiums and losses of the ceding clients. (Also known as pro rata reinsurance, quota share reinsurance or participating reinsurance.) In proportional reinsurance the reinsurer generally pays the ceding client a ceding commission. The ceding commission generally is based on the ceding client's cost of acquiring the business being reinsured (including commissions, premium taxes, assessments and miscellaneous administrative expense) and also may include a profit factor.

Reinsurance..................  An arrangement in which the reinsurer agrees to indemnify the ceding client against all or a portion of reinsurance risks underwritten by the ceding client under one or more policies. Reinsurance can provide a ceding client with several benefits, including a reduction in net liability on individual risks and catastrophe protection from large or multiple losses. Reinsurance also provides a ceding client with additional UNDERWRITING CAPACITY by permitting it to accept larger risks and write more business than would be possible without a concomitant increase in capital and surplus, and facilitates the maintenance of acceptable financial ratios by the ceding client.

Retention....................  The amount or portion of risk that an insurer retains for its own account. Losses in excess of the retention level are paid by the reinsurer. In proportional treaties, the retention may be a percentage of the original policy's limit. In excess of loss reinsurance, the retention is a dollar amount of loss, a loss ratio or a percentage.

Retrocession.................  A transaction whereby a reinsurer cedes to another reinsurer (the "retrocessionaire") all or part of the reinsurance that the first reinsurer has assumed. Retrocessions do not legally discharge the ceding reinsurer from its liability with respect to its obligations to the reinsured. Reinsurance companies cede risks to retrocessionaires for reasons similar to those that cause primary insurers to purchase reinsurance: to reduce net liability on individual risks, to protect against catastrophic losses, to stabilize financial ratios and to obtain additional underwriting capacity.

Run-off......................  Liability of an insurance or reinsurance company for future claims that it expects to pay and for which a reserve has been established. This term also can refer to the period of discontinuance related to a book of business for which no new premiums are being written and claims are continuing to be paid.

Tail.........................  The period of time that elapses between the writing of the applicable insurance policy or the loss event (or the insurer's knowledge of the loss event) and the payment in respect thereof.

Top-up Benefits..............
                               Special coverage implemented over and above an underlying medical expense policy to create a uniform level of coverage. This is standard in multinational employee benefit programs where the various local coverages might have different benefits. The term can be best compared with DIC (Difference in Conditions) coverage customary in the casualty field.

Treaty.......................  The reinsurance of a specified type or category of risks defined in a reinsurance agreement between an insurer and a reinsurer or between a reinsurer and a retrocessionaire. In treaty reinsurance the cedent is typically obligated to offer, and the reinsurer or retrocessionaire is obligated to accept, a specified portion of a type or category of risks insured by the ceding client as set forth in the governing contract. Treaty reinsurance may provide for proportional or non-proportional reinsurance.

Underwrite or Underwriting...
                               The process of reviewing applications submitted for insurance coverage, deciding whether to accept all or part of the coverage requested and determining the applicable premiums undertaken by an insurer or reinsurer, or its authorized management company.

Underwriting capacity........  The maximum amount that an insurance company can underwrite. The limit is generally
                               determined by the company's retained earnings and investment capital. Reinsurance serves to increase a company's capacity by reducing its exposure to particular risks.

Underwriting profitability...
                               Profit that remains after paying claims and expenses without including investment income.

Underwriting year............  The calendar year in which a reinsurance contract began and in which premiums and losses for such contract are reflected.

                         INDEX TO FINANCIAL STATEMENTS

                                 ESG RE LIMITED

                                 BALANCE SHEET
                      August 21, 1997 (date of inception)

                                                                            PAGE
Independent Auditors' Report...............................................  F-2
Balance Sheet..............................................................  F-3
Notes to the Balance Sheet.................................................  F-4

              EUROPEAN SPECIALTY GROUP HOLDING AG AND SUBSIDIARIES

                              FINANCIAL STATEMENTS
                      as of December 31, 1996 and 1995 and
       for each of the three years in the period ended December 31, 1996

                                                                            PAGE
Independent Auditors' Report...............................................  F-9
Consolidated Balance Sheets................................................ F-10
Consolidated Statements of Income.......................................... F-11
Consolidated Statements of Cash Flows...................................... F-12
Consolidated Statements of Shareholders' Equity............................ F-13
Notes to Consolidated Financial Statements................................. F-14

              EUROPEAN SPECIALTY GROUP HOLDING AG AND SUBSIDIARIES

                         UNAUDITED FINANCIAL STATEMENTS
                        as of June 30, 1997 and 1996 and
             for the six month periods ended June 30, 1997 and 1996

                                                                            PAGE
Consolidated Balance Sheets................................................ F-23
Consolidated Statements of Income.......................................... F-24
Consolidated Statements of Cash Flow....................................... F-25
Notes to Consolidated Financial Statements................................. F-26

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of ESG Re Limited

  We have audited the accompanying balance sheet of ESG Re Limited as at August 21, 1997 (date of inception). This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such balance sheet presents fairly, in all material respects, the financial position of ESG Re Limited as at August 21, 1997 (date of inception) in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche
Chartered Accountants

Hamilton, Bermuda
August 28, 1997

                                 ESG RE LIMITED
                                 BALANCE SHEET
                      August 21, 1997 (date of inception)
                                 (U.S. dollars)

ASSETS.............................................................. $      0
                                                                     ========
SHAREHOLDERS' EQUITY
Ordinary Shares (par value $1.00; 12,000 shares authorized, issued and outstanding)................................................... $ 12,000
Less: receivable from shareholders..................................  (12,000)
                                                                     --------
  Total shareholders' equity........................................ $      0
                                                                     ========




                    See accompanying notes to balance sheet.

                          NOTES TO THE BALANCE SHEET
                      August 21, 1997 (date of inception)
                                (U.S. dollars)

1. ORGANIZATION

  ESG Re Limited (the "Company" or "ESG") was incorporated under the laws of Bermuda on August 21, 1997 by an affiliate of Head & Company L.L.C. ("Head Company") and senior members of the Company's management. Its principal activities will be to provide accident, health, life and special risk reinsurance.

  The shareholders of European Specialty Group Holding AG ("ESG Germany") have entered into agreements to receive Common Shares, par value $1 per share, of the Company (the "Common Shares") in exchange for all of their interests in ESG Germany (the "Formation"). ESG Germany will thereby become a wholly-owned indirect subsidiary of the Company. For accounting purposes, the Formation will be considered a recapitalization, since the majority shareholders of ESG Germany will continue to be significant shareholders in ESG, key management of ESG will be substantially the same individuals holding such positions in ESG Germany, and the assets, revenues, net earnings and current value of ESG Germany will significantly exceed those of ESG, which was recently formed and has no prior operating activity. Additionally, no other group of shareholders will obtain control of ESG Re Limited through the direct sales to investors or through offerings to the public.

  The Company formed European Specialty Reinsurance (Bermuda) Limited ("ES Bermuda"), European Specialty Reinsurance (Ireland) Limited ("ES Ireland"), European Specialty Group (United Kingdom) Limited ("ESG UK") and European Specialty (North America) Limited ("ES North America") through which it will carry out its operations. No amounts have been recorded in the financial statements for these operating subsidiaries as they will have no operating activity until the completion of the Direct Sales and Offerings as described in Note 3 and they have not yet been capitalized.

2. ACCOUNTING POLICIES

  The balance sheet has been prepared in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The Company intends to record transactions in accordance with U.S. GAAP and include the following significant accounting policies.

 (a) Premiums

  Premiums written will be estimated based upon reports received from ceding companies, supplemented by the Company's estimates of premium written for which ceding company reports have not been received. Differences between such estimates and actual amounts will be recorded in the period in which the actual amounts are determined.

  The reinsurance contracts entered into by the Company will primarily be short-duration contracts which provide insurance protection for a fixed period of time. Premiums will be recognized as revenue over the period of the contract or policy in proportion to the amount of insurance protection provided. Unearned premiums represent the portion of premiums written which is applicable to the unexpired terms of policies in force.

 (b) Losses and loss adjustment expenses

  The reserve for losses and loss adjustments expenses will include an amount determined from loss reports and individual cases and an amount for losses incurred but not reported. Such reserves will be estimated based upon reports received from ceding companies supplemented by the Company's estimate of reserves for which ceding company reports have not been received and its own historical experience. To the extent that the Company's historical experience is inadequate for estimating reserves such estimates may be actuarially determined based upon industry experience and management's judgment. These estimates will be reviewed and

                                ESG RE LIMITED
                    NOTES TO THE BALANCE SHEET--(CONTINUED)
                      August 21, 1997 (date of inception)
                                (U.S. dollars)

will be subject to the impact of future changes in such factors as claim severity and frequency. The ultimate liability may be in excess of, or less than, the amounts provided and any adjustments will be reflected in the periods in which they become known.

 (c) Investments

  The Company will designate all debt securities either as available-for-sale-securities or held-to-maturity securities. Securities available-for-sale will be carried at fair value with unrealized holding gains and losses excluded from net earnings and reported as an amount in a separate component of shareholders' equity. Securities which are considered held-to-maturity will be carried at amortized cost. Realized gains and losses on sales of securities will be recognized in net earnings on the specific identification basis.

 (d) Deferred Acquisition Costs

  Commissions and other costs incurred in the acquisition of new and renewal business will be deferred over the terms of the policies or contracts of reinsurance to which they relate and amortized in proportion to premium revenue recognized.

 (e) Reinsurance

  Reinsurance premiums ceded will be reported as prepaid reinsurance premiums and amortized over the respective contract or policy periods in proportion to the amount of insurance protection provided. At this time the Company does not anticipate ceding business on a retroactive basis. Commissions on reinsurance ceded will be deferred over the terms of the contracts of reinsurance to which they relate and amortized in proportion to the amount of insurance protection provided.

 (f) Translation of Foreign Currencies

  Foreign currency receivables or payables that are denominated in a currency other than U.S. dollars will be translated into U.S. dollars at the rates of exchange in effect at the balance sheet date. Revenues and expenses will be translated at the average yearly exchange rate. The resulting exchange gains or losses will be included in the results of operations. Exchange gains and losses related to the translation of investments available for sale will be included in net unrealized gains and losses on investments, a separate component of shareholders' equity.

  Financial statements of subsidiaries denominated in foreign currencies will be translated into U.S. dollars using the rate of exchange in effect at the balance sheet date for assets and liabilities, and the average yearly exchange rate for revenues and expenses. Related translation adjustments will be reported as a separate component of shareholder's equity.

 (g) Organizational Costs

  Costs incurred by the Company relating to its organization will be capitalized and amortized over a period of 5 years.

 (h) Cash and cash equivalents

  The Company will consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                                ESG RE LIMITED
                    NOTES TO THE BALANCE SHEET--(CONTINUED)
                      August 21, 1997 (date of inception)
                                (U.S. dollars)


 (i) Income Taxes

  The Company will account for income tax expense and liabilities under the liability method in accordance with Financial Accounting Standards Board ("FASB") Statement No. 109, "Accounting for Income Taxes." Deferred income taxes may arise from the recognition of temporary differences between income reported for financial statement purposes and for income tax purposes. These deferred taxes will be measured by applying currently enacted tax rates.

 (j) Consolidation

  The consolidated financial statements of the Company will include the accounts of its wholly-owned subsidiaries, ES Bermuda, ES Ireland, ESG UK, ESG Germany, and ES North America. All significant intercompany balances will be eliminated.

 (k) Earnings per Share

  Basic earnings per share are computed by dividing net income by the weighted average number of Common Shares. Fully diluted earnings per Common Share reflect the maximum dilution that would have resulted from the exercise of stock options and warrants to purchase Common Shares. Fully diluted earnings per Common Share are computed by dividing net income by the weighted average number of common shares and all dilutive securities.

 (l) Stock-Based Compensation

  Statement of Financial Accounting Standards ("SFAS") SFAS No. 123, "Accounting for Stock-Based Compensation" defines a fair value based method of accounting for stock-based employee compensation plans. Under SFAS No. 123, companies are encouraged, but are not required, to adopt the fair value method for all employee awards granted. Companies are permitted to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), but must disclose in a note to the financial statements pro forma net income and earnings per share as if SFAS No. 123 had been applied. The Company has determined that it will account for stock-based compensation under APB No. 25 with the fair value method disclosures required by SFAS No. 123.

 (m) Estimates

  The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period as well as the disclosure of such amounts. Actual results could differ from those estimates and assumptions.

3. DIRECT SALES AND THE OFFERINGS

  Simultaneous with the closing of the Direct Sales (as defined below), the ordinary shares issued upon the incorporation of the Company will be retired. The Company will issue Common Shares upon closing of the Direct Sales and the Offerings (as defined below).

  The Company intends to enter into subscription agreements with affiliates of Head Company and certain other investors for the purchase for investment directly from the Company of an aggregate of 2,673,799 Common Shares, Class A Warrants to purchase up to 1,247,284 Common Shares and Class B Warrants to purchase up to

                                ESG RE LIMITED
                    NOTES TO THE BALANCE SHEET--(CONTINUED)
                      August 21, 1997 (date of inception)
                                (U.S. dollars)

1,247,284 Common Shares (the "Direct Sales"). Twenty percent of the Class B Warrants are available for vesting during each of the first five years following the closing of the Direct Sales (the "Closing Date") and will vest only if the percentage change in the market price of the Common Shares since the Closing Date exceeds the percentage change in the Wilshire 5000 Equity Index by at least 500 basis points. The terms of the Class B Warrants are not subject to any contingencies other than the vesting restrictions previously noted. Head Company will also receive a cash payment of $2,500,000 as additional consideration for these services.

  In accordance with the consensus reached in the Emerging Issues Task Force Consensus 96-18, at the Closing Date the Company will record as compensation expense an amount equal to the fair value of the Class B Warrants issued. This expense will be reflected as a charge to income in the Company's consolidated statement of income for the year ended December 31, 1997 and as a component of permanent equity in the Company's consolidated balance sheet.

  In addition, the shareholders of ESG Germany have entered into agreements to exchange all of their interests in ESG Germany for 900,000 Common Shares in the Formation. Further, the Company intends to offer to sell 9,000,000 Common Shares in offerings (the "Offerings") registered under the United States Securities Act of 1933 (the "Securities Act").

  Upon completion of the Offerings, the Company expects that the Common Shares will be quoted on Nasdaq.

4. TAXATION

  Under current Bermuda law the Company will not be required to pay taxes in Bermuda on either income or capital gains. The Company will be subject to taxes in other jurisdictions in which it will have operations including but not limited to Germany, Ireland, Canada and England. The Company intends to operate its business in a manner such that it will not pay United States income tax.

  On completion of the Formation as discussed in Note 1, ESG Germany will become a wholly owned indirect subsidiary of the Company. As of December 31, 1996, ESG Germany had a deferred tax asset of $271,900 resulting primarily from a net operating loss carryforward for which no valuation allowance was deemed necessary. Based on management's plan for the future operation of the Company, under German tax law which recently changed as to the utilization of loss carryforwards, management believes it is more likely than not that the realization of the net deferred tax asset will not be affected by the recapitalization.

5. AGREEMENTS WITH RELATED PARTIES

  In connection with the Formation, initial financing and commencement of operations of the Company, the Company has entered, or plans to enter, into various agreements for various investment management and administrative services.

  The Company has entered into an agreement with Head Asset Management L.L.C. ("Head Asset Management"), which is an affiliate of Head Company, relating to the provision of investment management services. Pursuant to this agreement which will be subject to the Company's investment guidelines and other restrictions, the Company will pay Head Asset Management a fee equal to the sum of (i) 0.25% per annum of the first $200 million of assets under management, and (ii) 0.15% per annum of assets under management in excess of $200 million.

6. STOCK AND STOCK OPTION PLANS

 (a) Employee Stock Option Plan

  The Company plans to adopt the 1997 Employee Stock Option Plan (the "Stock Option Plan") under which employees of the Company and its subsidiaries are eligible to participate. The Stock Option Plan is administered

                                ESG RE LIMITED
                    NOTES TO THE BALANCE SHEET--(CONTINUED)
                      August 21, 1997 (date of inception)
                                (U.S. dollars)

by the Compensation Committee. Subject to the provisions of the Stock Option Plan, the Compensation Committee has sole discretionary authority to interpret the Stock Option Plan and to determine the type of awards to grant, when, if and to whom awards are granted, the number of Common Shares covered by each award and the terms and conditions of the award.

  The exercise price of the options will be determined by the Compensation Committee when the options are granted. At the discretion of the Compensation Committee, the option exercise price may be paid in cash or in Common Shares or other property having Fair Market Value (as defined in the Stock Option
Plan) on the date of exercise equal to the option exercise price, or by delivering to the Company a copy of irrevocable instructions to a stock broker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the exercise price. Options granted under the Stock Option Plan are freely assignable subject to certain limitations. The Company has reserved 2,000,000 Common Shares for issuance under the Stock Option Plan.

 (b) Directors' Stock Plan

  The Company also plans to adopt the ESG Re Limited Non-Management Directors' Compensation and Option Plan (the "Directors Plan"), under which non-management directors joining the Board of Directors within one year of the closing of the Offering shall receive stock options ("Options") to purchase 10,000 Common Shares. Options granted on the date of the initial public offering will be at the initial public offering price and all other options will be granted at the then market price per share. In addition, the Directors Plan provides for automatic annual awards of Options to purchase 5,000 Common Shares (or, in each case, a lesser amount prorated to the extent the participating director did not serve on the Board of Directors for the entire year preceding the relevant annual shareholders' meeting) at an exercise price per share equal to the then market price per share, to be made to non-management directors on each successive annual shareholders' meeting. In addition, non-management Directors will receive fees for services as a member of the Board of Directors and its committees, in amounts determined by the Board of Directors, to be paid in a combination of cash and Common Shares, as determined by the Board of Directors, unless otherwise elected pursuant to the terms of the Directors Plan, as described below. In any year, in lieu of such stock and cash payment, a director may elect to receive all or a portion of such fees in options or to defer all or a portion of such fees. If a director elects to receive options, the director will receive options for Common Shares with a value, as determined by the Board, equal to two times the fees that would otherwise be payable. Compensation expense equal to the fee payable would be recorded. If the Director elects to defer the receipt of the fees, he will receive deferred compensation indexed to the greater of (i) the total return on the Common Shares or (ii) the one-year U.S. treasury bill rate. Deferred Compensation will be paid in cash at the time elected by the directors, in accordance with the terms of the Directors Plan. Directors' shares granted under the Directors Plan will be non-transferable, for six months after receipt. The Company has reserved 1,000,000 Common Shares for issuance under the Directors Plan.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of European Specialty Group Holding AG

  We have audited the accompanying consolidated balance sheets of European Specialty Group Holding AG and Subsidiaries (the "Company"), prior to 1996 European Specialty Group GmbH and Subsidiaries, as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of European Specialty Group Holding AG and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche GmbH
Wirtschaftsprufungsgesellschaft

Hamburg, Germany
August 15, 1997

                  EUROPEAN SPECIALTY GROUP AG AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                 (U.S. dollars in thousands, except share data)

                                                            DECEMBER 31,
                                                         --------------------
                                                           1995       1996
                         ASSETS
Current assets:
  Cash.................................................. $    33.2  $    15.0
  Fees receivable.......................................   1,045.1      856.7
  Other current assets..................................      95.6      248.2
                                                         ---------  ---------
    Total current assets................................   1,173.9    1,119.9
                                                         ---------  ---------
Fees receivable--non-current............................   1,031.5      922.7
Intangibles (net of accumulated amortization of $124.9
 and $205.5)............................................     105.3       62.5
Fixed assets (net of accumulated depreciation of $68.0
 and $104.3)............................................      58.0      117.3
Deferred taxes..........................................     293.9      271.9
Equity investments......................................      20.9       24.4
                                                         ---------  ---------
    Total assets........................................ $ 2,683.5  $ 2,518.7
                                                         =========  =========
          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt ($941.8 and $868.3 due to related
   parties)............................................. $ 1,745.7  $ 1,812.7
  Accrued expenses......................................     473.2      713.9
  Liability for share transactions......................     203.9      373.0
  Accounts payable......................................     217.1      107.9
                                                         ---------  ---------
    Total current liabilities...........................   2,639.9    3,007.5
                                                         ---------  ---------
Fiduciary liabilities...................................   6,495.9    4,928.6
Less: Cash and cash equivalents held in a fiduciary
 capacity...............................................  (6,495.9)  (4,928.6)
                                                         ---------  ---------
                                                               --         --
Long-term debt..........................................     195.4        --
                                                         ---------  ---------
    Total liabilities...................................   2,835.3    3,007.5
                                                         ---------  ---------
Commitments and contingencies (notes 6, 7, 8, 11)
                                                         ---------  ---------
Shareholders' equity:
  Common stock (5DM par value, 100,000 shares
   authorized, 20,000 issued and outstanding)...........       --        62.0
  Registered capital....................................     316.6        --
  Additional paid-in capital............................       --        62.3
  Treasury capital......................................     (19.3)       --
  Accumulated deficit...................................    (446.1)    (608.7)
  Foreign currency translation adjustments..............      (3.0)      (4.4)
                                                         ---------  ---------
    Total shareholders' equity..........................    (151.8)    (488.8)
                                                         ---------  ---------
    Total liabilities and shareholders' equity.......... $ 2,683.5  $ 2,518.7
                                                         =========  =========

        See accompanying notes to the Consolidated Financial Statements.

              EUROPEAN SPECIALTY GROUP HOLDING AG AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                 (U.S. dollars in thousands, except share data)


                                                    YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                     1994      1995     1996
Fee revenues.....................................  $3,309.3  $4,514.5 $3,869.4
Other income.....................................      41.7      26.5    280.1
                                                   --------  -------- --------
  Total revenues.................................   3,351.0   4,541.0  4,149.5
                                                   --------  -------- --------
Operating expenses
Personnel costs..................................   1,025.5   1,301.5  1,382.0
Consulting and related expenses (includes $747.4,
 $793.0 and $861.2 for related parties)..........     990.3   1,005.4    986.1
Advisory fee.....................................       --        --     251.9
Depreciation and amortization....................      57.3      93.4    132.5
Occupancy and related expenses...................     330.4     382.8    641.1
Selling expenses.................................     417.3     517.0    387.9
Other operating and administrative expenses......     310.5     611.9    234.7
                                                   --------  -------- --------
  Total operating expenses.......................   3,131.3   3,912.0  4,016.2
                                                   --------  -------- --------
Interest expense (includes $118.5, $129.5 and
 $67.7 to related parties).......................     181.9     185.2    140.7
                                                   --------  -------- --------
  Total expenses.................................   3,313.2   4,097.2  4,156.9
                                                   --------  -------- --------
Income (loss) before income taxes................      37.8     443.8     (7.4)
                                                   --------  -------- --------
Provision for income taxes.......................      43.8     298.3    155.2
                                                   --------  -------- --------
Net income (loss)................................  $   (6.0) $  145.5 $ (162.6)
                                                   ========  ======== ========


        See accompanying notes to the Consolidated Financial Statements.

              EUROPEAN SPECIALTY GROUP HOLDING AG AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 (U.S. dollars in thousands, except share data)

                                                   YEAR ENDED DECEMBER 31,
                                                  ---------------------------
                                                    1994      1995     1996
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)................................ $   (6.00) $ 145.5  $(162.6)
Depreciation and amortization....................      57.3     93.4    132.5
Changes in operating assets and liabilities:
  Fees receivable................................  (1,037.5)   158.6    139.4
  Deferred taxes.................................      49.1    222.7     (0.1)
  Accrued expenses...............................     236.1     91.0    286.1
  Other current assets...........................      11.6    (24.4)  (164.9)
  Accounts payable...............................     261.7   (130.6)   (95.1)
                                                  ---------  -------  -------
Net cash flows provided by (used in) operating
 activities......................................    (427.7)   556.2    135.3
                                                  ---------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equity investments...................     (25.8)     --       --
Sale of equity investment........................       --      21.1      --
Purchases of fixed assets........................     (15.6)   (46.3)  (108.9)
Purchases of intangible assets...................    (220.1)    (2.9)   (43.6)
                                                  ---------  -------  -------
Net cash flows (used in) investing activities....    (261.5)   (28.1)  (152.5)
                                                  ---------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of capital............................       --       --    (203.9)
Reorganization of holding company................       --       --      58.2
Sale of shares...................................       --       --      66.1
Advances for issuance of shares..................       --       --      66.3
Net change in short-term debt....................    (299.0)   251.3    296.0
Proceeds from long-term borrowings...............   1,040.3      --       --
Repayments of long-term borrowings...............     (36.9)  (771.0)  (271.8)
                                                  ---------  -------  -------
Net cash flows provided by (used in) financing
 activities......................................     704.4   (519.7)    10.9
                                                  ---------  -------  -------
Effect of exchange rate changes on cash..........       5.4      4.1    (11.9)
                                                  ---------  -------  -------
Net change in cash...............................      20.6     12.5    (18.2)
Cash, at beginning of period.....................        .1     20.7     33.2
                                                  ---------  -------  -------
Cash, at end of period........................... $    20.7  $  33.2  $  15.0
                                                  =========  =======  =======
Supplemental disclosures of cash flow
 information:
  Interest paid.................................. $   164.4  $ 193.3  $ 124.4
                                                  =========  =======  =======
  Income taxes paid.............................. $     --   $  75.3  $ 156.1
                                                  =========  =======  =======

        See accompanying notes to the Consolidated Financial Statements.

              EUROPEAN SPECIALTY GROUP HOLDING AG AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                 (U.S. dollars in thousands, except share data)

                                                                             FOREIGN
                                           ADDITIONAL                       CURRENCY
                         COMMON REGISTERED  PAID-IN   TREASURY ACCUMULATED TRANSLATION
                         STOCK   CAPITAL    CAPITAL   CAPITAL    DEFICIT   ADJUSTMENTS  TOTAL
December 31, 1993....... $ --    $ 316.6     $ --      $  --     $(401.0)     $ 7.5    $ (76.9)
Net loss................                                            (6.0)                 (6.0)
Foreign currency
 translation
 adjustments............                                                       (7.5)      (7.5)
                         -----   -------     -----     ------    -------      -----    -------
December 31, 1994.......   --      316.6       --         --      (407.0)       --       (90.4)
Net income..............                                           145.5                 145.5
Capital repurchased.....                                (19.3)    (184.6)               (203.9)
Foreign currency
 translation
 adjustments............                                                       (3.0)      (3.0)
                         -----   -------     -----     ------    -------      -----    -------
December 31, 1995.......   --      316.6       --       (19.3)    (446.1)      (3.0)    (151.8)
Reorganization of
 holding company........  62.0    (316.6)     62.3       19.3                           (173.0)
Net loss................                                          (162.6)               (162.6)
Foreign currency
 translation
 adjustments............                                                       (1.4)      (1.4)
                         -----   -------     -----     ------    -------      -----    -------
December 31, 1996....... $62.0   $   --      $62.3     $  --     $(608.7)     $(4.4)   $(488.8)
                         =====   =======     =====     ======    =======      =====    =======


        See accompanying notes to the Consolidated Financial Statements.

             EUROPEAN SPECIALTY GROUP HOLDING AG AND SUBSIDIARIES
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                (U.S. dollars in thousands, except share data)

1. ORGANIZATION

  European Specialty Group Holding AG (the "Company"), a closely held corporation, is incorporated under the laws of Germany. The Company principally operates through its wholly-owned subsidiary, European Specialty Group GmbH (the "Agency") an underwriting management company which specializes in personal accident, health, life and special risk reinsurance. In addition to the Agency, the Company's consolidated financial statements also include European Specialty Group London, Ltd., an operative unit of the Agency, European Specialty Insurance Management Services Limited, an administrative unit of the Agency, ESG Asia Limited, a representative office, and European Specialty Ruckversicherungs AG, a reinsurance company founded in 1996. In 1995, the Company agreed to repurchase 6% of the registered capital from a former employee, totaling $203.9. Payment was made in 1996.

  Prior to 1996, the Company and its subsidiaries were owned by the Agency. To simplify its capital structure and to provide additional capital, the Company's shareholders executed a series of transactions which has resulted in the Company owning 100% of the Agency and its subsidiaries (the "Reorganization of Holding Company"). Because these cash transactions closed over a period of time, shareholders' equity was reduced by $173.0 for those transactions closing in 1996, and increased by $440.4 for those transactions settling in 1997. Transactions not closing in 1996 resulted in a liability for share transactions of $373.0 at December 31, 1996. All of these share transactions were executed among the existing shareholders or other related parties.

  The detail of these transactions are described in the following table:

                                                         ACCOUNTS EFFECTED
                                                    ---------------------------
                                                    LIABILITY FOR
                                                        SHARE     SHAREHOLDERS'
        DATE                 TRANSACTION            TRANSACTIONS     EQUITY
        ----                 -----------            ------------- -------------
 January 1, 1996... Opening balance of equity
                    representing the registered
                    capital of the Agency.                           $ 297.3
 May 6, 1996....... The Shareholders of the
                    Agency sold their ownership
                    in the Agency to the Company.
                    The balance was not paid thus
                    is presented as a liability
                    in the caption: "Liability
                    for Share Transactions."           $297.3        $(297.3)
 May 6, 1996....... The Agency sold 94% of its
                    investment in the Company to
                    the Shareholders of the
                    Agency. Consideration for
                    this transaction was $58.2.                      $  58.2
 May 6, 1996....... The Shareholders of the
                    Company authorized the
                    issuance of an additional
                    80,000 shares in the Company.
                    However final legal
                    registration of these shares
                    was not approved until July
                    1997. Thus there was no
                    effective increase in shares
                    outstanding until July 1997.
 August 2, 1996.... The Shareholders of the
                    Company paid consideration of
                    $66.3 for 80,000 shares which
                    were not legally registered.
                    Since the shares were not
                    properly registered as at
                    August 2, 1996, the
                    consideration is accounted
                    for as a liability and is
                    disclosed as "Liability for
                    share transactions."               $ 66.3
 November 4, 1996.. The Agency sold its remaining
                    6% ownership in the Company
                    for $66.1 to RVERS GmbH which
                    is wholly owned by the ex-
                    spouse, a related party, of a
                    senior executive and
                    shareholder of the Company.                      $  66.1

             EUROPEAN SPECIALTY GROUP HOLDING AG AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (U.S. dollars in thousands, except share data)

                                                         ACCOUNTS EFFECTED
                                                    ---------------------------
                                                    LIABILITY FOR
                                                        SHARE     SHAREHOLDERS'
        DATE                  TRANSACTION           TRANSACTIONS     EQUITY
        ----                  -----------           ------------- -------------
 December 31, 1996.. Closing balance                   $373.0        $124.3
 July 15, 1997...... The Shareholders of the
                     Company paid the remaining
                     consideration for 80,000
                     shares issued of $165.2. The
                     consideration previously
                     accounted for as a liability
                     of $55.0 was transferred to
                     equity.                           ($55.0)       $220.2
 July 15, 1997...... RVERS GmbH purchased 6%,
                     being its ownership share of
                     the Company of the 80,000
                     shares issued for
                     consideration of $220.2.                        $220.2

  The Agency earns a management fee from reinsurers for administering various underwriting pools without directly participating in the underwriting results as well as providing underwriting services to reinsurers outside of the pool structure.

2. ACCOUNTING POLICIES

  The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The Company's significant accounting policies include the following:

 (a) Revenue Recognition

  Revenue is primarily comprised of underwriting management and related fees and profit commissions based on the underwriting results of the reinsurance pools, as well as commissions for facultative and other business placed with reinsurers that do not participate in the pools. Management and related fees are recorded based on the estimated gross premiums written in each underwriting year net of estimated uncollectible amounts and are recognized in revenue when the underwriting contract between the reinsurance pool and the ceding insurance company becomes effective since substantially all services have been provided by such date. The Company has had no provision for uncollectible fees for each of the three years in the period ended December 31, 1996. The recognition of fee revenue as of the effective date of the underwriting contract is based upon the fact that the Company has no future obligations regarding these contracts except to provide ancillary administrative services. Management and related fees, which generally are collected over a period up to 24 months, are discounted for any amounts expected to be collected after the first twelve months of the underwriting contract. Any adjustments to management and related fees are made in the period in which ceding companies report information requiring such changes. The Company is only entitled to receive its management fees to the extent that gross written premiums are collected. Profit commissions due from the reinsurance pools are based upon the actual underwriting results of each underwriting pool and are generally calculated and earned 12 to 24 months after the end of each underwriting year. The Company relies on data from ceding companies and the expertise of its actuarial staff to determine when profit commissions are earned. It is possible that profit commissions from various underwriting years may be earned and recognized in the same accounting year. For the years ended 1994 and 1995, no profit commissions were earned. For the year ended 1996, profit commissions of $398.0 were recognized as earned from the 1994 and 1995 underwriting years. Expenses for future administrative services that the Company is obligated to provide are accrued when the underwriting contract is established. Such accrued expenses were $77.0 and $72.3 at December 31, 1995 and 1996, respectively.

 (b) Fixed Assets

  Fixed assets primarily consist of computer equipment and office furniture and are depreciated over the estimated useful lives of the assets by the straight-line method. The estimated useful lives of assets are for periods

             EUROPEAN SPECIALTY GROUP HOLDING AG AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (U.S. dollars in thousands, except share data)

ranging between three and ten years depending on the type of the asset. Leasehold improvements are amortized over the shorter of the term of the lease or the estimated useful lives of the improvements. Balances are periodically reviewed and evaluated for impairment.

 (c) Equity Investments

  As of December 31, 1996, the Company has a 40% ownership interest in SportSecure GmbH, a reinsurance intermediary specializing in sports and entertainment risks and a 30% ownership interest in European Specialty Group Berlin GmbH, a representative office. These investments are accounted for under the equity method. The Company's proportion of the results was $5.3, $3.9 and $5.3 for the years ended December 31, 1994, 1995 and 1996, respectively.

 (d) Intangibles

  Intangible assets consist primarily of a fee paid for the exclusive rights to certain businesses generated for three years, software which was purchased in 1996 and trademark rights. These assets are recorded at cost and are amortized on a straight-line basis over useful lives of three to five years. Balances are periodically reviewed and evaluated for impairment. The exclusive rights fee of $193.7 was paid to a then shareholder of the Company in April 1994. In the exclusive rights agreement the then shareholder of the Company agreed to exclusively use the Company's reinsurance pools for any insurance developed in Latin America and the Company granted the third party exclusive rights to market the Company's reinsurance pools throughout Latin America. This asset had a net book value of $98.8 and $26.8 at December 31, 1995 and 1996, respectively.

 (e) Translation of Foreign Currencies

  The reporting currency of the financial statements is the U.S. dollar. The functional currency is the Deutsche Mark and the British Pound Sterling for subsidiaries in Germany and England, respectively. Subsequent to December 31, 1996 the Deutsche Mark declined in value relative to a number of currencies in which the Company transacts business, including the Company's reporting currency. It is not practicable for the Company to estimate the financial impact of this relative decline in value. Assets and liabilities are translated at current exchange rates and the related revenues and expenses are translated at the average rates of exchange in effect during the period.

  Gains and losses from foreign currency transactions, primarily related to management fees, are reflected in current operating results.

 (f) Income Taxes

  The Company and its subsidiaries file separate income tax returns as required. The Company accounts for income tax expense and liabilities under the liability method in accordance with Financial Accounting Standards Board ("FASB") Statement No. 109, "Accounting for Income Taxes". Deferred income taxes arise from the recognition of temporary differences between income reported for financial statement purposes and for income tax purposes. These deferred taxes are measured by applying currently enacted tax rates. In addition, FASB Statement 109 requires the recognition of future benefits, such as for net operating loss carryforwards, to the extent that realization of such benefits are more likely than not.

 (g) Dividends

  Under German law, the Company is restricted as to the amounts of dividends it may pay. The Company may only pay dividends from positive retained earnings (based on accounting principles generally accepted in Germany) as adjusted by certain formulae. There were no amounts available for dividend payments at December 31, 1995 and 1996, respectively.

             EUROPEAN SPECIALTY GROUP HOLDING AG AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (U.S. dollars in thousands, except share data)


 (h) Estimates

  The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period as well as the disclosure of such amounts. Actual results could differ from those estimates and assumptions.

3. FORMATION

  The current shareholders of the Company have entered into agreements to exchange all of their interest in the Company for 900,000 Common Shares of ESG Re Limited, a company which will be incorporated under the laws of Bermuda on August 21, 1997. The exchange of shares (the "Formation") will occur on or before December 2, 1997.

  The Formation will result in the Company becoming a wholly-owned indirect subsidiary of ESG Re Limited. For accounting purposes, the Formation will be considered to be a recapitalization, since the majority shareholders of the Company, including the principal shareholder, continue to be significant shareholders in ESG Re Limited, key management of ESG Re Limited will be substantially the same individuals holding such positions in the Company, and the assets, revenues, net earnings and current value of the Company significantly exceed those of ESG Re Limited, which will have no operating activity prior to the Formation. Additionally, no other group of shareholders will obtain control of ESG Re Limited through Direct Sales to investors or through the Offerings to the public.

4. RECEIVABLES

  Receivables represent management fee and related revenue, which are primarily due from the reinsurers participating in the reinsurance pools. The Company's receivables are collectible in various currencies. In selective instances, the Company has entered into foreign currency contracts in order to hedge the risk of fluctuations in exchange rates. Net foreign currency realized gains and (losses), including results from foreign currency contracts, are reflected in other income and amounted to ($33.1), ($128.7) and $87.6, for the years ended December 31, 1994, 1995 and 1996, respectively. The receivables are recorded net of $244.2 and $321.6 of advances from the pool participants as of December 31, 1995 and 1996, respectively. As described in
Note 2 (a), receivables are discounted for any amounts expected to be collected after the first twelve months of the underwriting contract. The discount rate used by the Company was 6.1% for 1995 and 1996 which is an approximation of U.S. treasury rates during these periods. This discount is amortized into other income over a period of 24 months. Amounts included in other income were $45.7, $105.7 and 113.7 for the years ended December 31, 1994, 1995 and 1996, respectively.

             EUROPEAN SPECIALTY GROUP HOLDING AG AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (U.S. dollars in thousands, except share data)


5. DEBT

  The Company has outstanding debt as of December 31, 1995, and 1996, as follows:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1995    1996
   Shareholder loan, due December 1997, payable in balloon
    payment, interest at bank borrowing rate of 5.7% and 7.4%, plus 1%, for 1996 and 1995, respectively..................  $767.40 $707.50
   Shareholder loan, due December 1997, payable in balloon
    payment, interest at bank borrowing rate of 5.7% and 7.4%,
    plus 1%, for 1996 and 1995, respectively..................    174.4   160.8
   Shareholder loan, due December 1996, payable in balloon
    payment, interest at bank borrowing of 5.7% and 7.4% plus
    1% for 1996 and 1995 respectively.........................    139.5     --
   Bank payable on demand borrowings, monthly adjustable
    interest rate; 8%-8.5% during 1996 and 1995,
    respectively..............................................    691.7   925.0
   Loan payable to bank due January 1997, interest rate 7.2%,
    monthly installment of $8.6...............................    107.8     7.9
   Loan payable to bank due March 1997, interest rate 7.7%,
    monthly installment of $4.2...............................     60.3    11.5
                                                                ------- -------
     Total debt...............................................  1,941.1 1,812.7
                                                                ======= =======
   Current portion of debt....................................  1,745.7 1,812.7
                                                                ------- -------
   Long-term portion of debt..................................  $ 195.4 $   --
                                                                ======= =======

  The Company's debt is scheduled to be paid during 1997. No amounts are due to be paid after 1997.

  One of the shareholder loans was scheduled to mature in December 1996. The loan was extended under the same terms until December 1997.

  Included in interest expense was $118.5, $129.5 and $67.7 for the shareholder loans for the years ended December 31, 1994, 1995 and 1996, respectively.

  As of December 31, 1996, the Company has available the ability to borrow an additional $419.0 under its bank demand borrowing arrangements.

6. EMPLOYMENT CONTRACTS

  The Company had entered into employment contracts with certain of its employees. Amounts expensed under these contracts were $225.0, $243.7 and $253.9 for the periods ended December 31, 1994, 1995 and 1996, respectively. In addition, the Company also had entered into annual consulting contracts with two individuals. Amounts expensed under these arrangements were $747.4, $793.0 and $828.3 for the periods ended December 31, 1994, 1995 and 1996, respectively.

  Effective January 1, 1997, the Company entered into three employment contracts, which included the two former consultants, which had total commitments of $3,750.0. These contracts are to expire in 2001 and represent approximately $750.0 of commitments per annum. These contracts also pay annually to the employees a total of 12.5% of the annual profits. It is the intention of the Company and management to replace these contracts with new employment contracts effective as of the earlier of December 1, 1997 or upon the closing of the initial public

             EUROPEAN SPECIALTY GROUP HOLDING AG AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (U.S. dollars in thousands, except share data)

offering of ESG Re Limited. Annual profit is calculated on the basis of net income for the year, less losses carried forward from the preceding year, less any earnings that must be retained as stipulated by law. The contracts remunerate the employees for providing services to the Company. There are no other specific rights and obligations of each party to the contract included in the contracts. In addition, in August 1997 the Company also entered into an employment contract with a new employee for a total minimum commitment of $900.0 payable equally over three years (which includes a $50.0 minimum annual bonus). The employee may also receive a discretionary bonus based on performance to be determined by the board of directors. As part of that agreement the Company has also agreed to open a new office in Canada which the Company estimates may cost $420.0.

7. RELATED PARTIES

  During 1996, the principal shareholder of the Company received payments from the Company in consideration of a loan made to another shareholder to enable such shareholder to purchase shares of the Company. In order to repay the principal shareholder, amounts payable to the debtor in respect of reinsurance brokerage services provided by the debtor are paid directly to the principal shareholder. During 1996, the Company paid the principal shareholder $32.9. During 1997 such loan was paid in full.

  In connection with the Formation, certain shareholders of ESG Germany participating in the Formation have agreed to indemnify ESG Germany for certain contingent liabilities. The Company believes that the likelihood of incurring a loss related to any of those contingent liabilities is remote.

8. UNDERWRITING MANAGEMENT SERVICES

  As a part of its underwriting pool management services, the Company collects premiums and pays claims on behalf of the pool participants. In addition to fees received for the underwriting services, the Company also earns interest income on funds it is authorized to hold in accordance with the underwriting management agreement between the Company and the pool participants. The Company is authorized to retain 25% of gross premiums as a claims fund held in bank accounts having trustee status with any interest accruing to such balance being credited to the Company quarterly. Interest income on these funds amounted to $23.8, $45.6 and $73.5 for the years ended December 31, 1994, 1995 and 1996, respectively. All of the underwriting pool funds are invested in short-term investments with original maturities of less than ninety days. The total amount of funds held on behalf of the pools was $6,495.9 and $4,928.6 at December 31, 1995 and 1996, respectively.

9. SIGNIFICANT CLIENTS

  The percentages of the Company's management fees obtained from its three most significant client relationships were 25.5%, 9.1% and 5.8% in 1994, 20.4%, 10.4% and 9.1% in 1995, and 20.0%, 6.8% and 5.8% in 1996.

             EUROPEAN SPECIALTY GROUP HOLDING AG AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (U.S. dollars in thousands, except share data)


10. TAXATION

  The provision for income taxes consists of the German Federal corporate income tax and solidarity surcharge, the German municipal income tax referred to as the Trade tax and Foreign income taxes which includes all non-German income taxes. The provision for income taxes consists of the following components:

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1994     1995     1996
   Current:
     Federal......................................... $   --   $  22.4  $  61.0
     Foreign.........................................     --       --      56.3
     Trade...........................................     --      52.9     38.8
                                                      -------  -------  -------
       Total Current.................................     --      75.3    156.1
                                                      -------  -------  -------
   Deferred:
     Federal.........................................    40.2    203.5    (53.9)
     Foreign.........................................   (31.3)   (42.9)    73.0
     Trade...........................................    34.9     62.4    (20.0)
                                                      -------  -------  -------
       Total Deferred................................    43.8    223.0     (0.9)
                                                      -------  -------  -------
       Total......................................... $  43.8  $ 298.3  $ 155.2
                                                      =======  =======  =======

  In 1995, the company incurred a significant deferred tax charge primarily as a result of utilizing net operating loss carryforwards from earlier years which had been recorded as a deferred tax asset as of December 31, 1994.

  The net deferred tax asset (liability) recorded as of December 31, 1995, and 1996 represents the net temporary difference between the tax bases of assets and liabilities and their amounts for financial reporting. The components of the net deferred tax assets (liability) are as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1995    1996
   Net operating loss carryforward.............................. $ 76.9  $178.3
   Fee income...................................................   38.2     --
   Investments..................................................  193.9    53.6
   Rent expense.................................................    --     31.8
   Foreign currency.............................................    --     16.3
   Other deferred tax assets....................................    1.3    14.0
                                                                 ------  ------
     Total deferred tax assets.................................. $310.3  $294.0
                                                                 ------  ------
   Deferred tax liabilities
     Fee income.................................................    --    (22.1)
     Investment income..........................................  (16.4)    --
                                                                 ------  ------
       Total deferred tax liabilities...........................  (16.4)  (22.1)
                                                                 ------  ------
   Net deferred tax asset....................................... $293.9  $271.9
                                                                 ======  ======

  Realization of the deferred tax asset is dependent on generating sufficient taxable income in the future. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced. The Company has a tax loss carryforward

             EUROPEAN SPECIALTY GROUP HOLDING AG AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (U.S. dollars in thousands, except share data)

included in the calculation of the deferred tax assets as of December 31, 1996 of $262.3 available to offset future German taxable income. This tax loss carryforward currently does not have an expiration date under German tax law. Based on management's plan for the future operation of the Company, under German tax law which recently changed as to the utilization of loss carryforwards, management believes it is more likely than not that the realization of the net deferred tax asset will not be affected by the recapitalization.

  The actual income tax expense attributable to income for the three years in the period ended December 31, 1996, differed from the amount computed by applying the combined effective rate of 48.375% (comprised of German Federal Corporate Income tax rate (45%) and Solidarity Tax Surcharge (7.5%)) to income before income taxes, as a result of the following:

                                                   YEAR ENDED DECEMBER 31,
                                                  ---------------------------
                                                   1994      1995      1996
   Computed "expected tax expense":               $  18.4  $  214.7  $   (3.6)
   Tax effect of:
     Trade taxes, net of federal corporation
      income tax benefit.........................    18.0      59.6       9.6
     Foreign taxes...............................     6.5      (9.2)      9.3
   Taxable gain on Reorganization of Holding
    Company......................................     --        --      121.0
   Non-deductible expenses.......................     5.7       9.8       6.9
   Other.........................................    (4.8)     23.4      12.0
                                                  -------  --------  --------
       Total..................................... $  43.8  $  298.3  $  155.2
                                                  =======  ========  ========

11. COMMITMENTS & CONTINGENCIES

 (a) Lease Commitments

  The Company and its subsidiaries have various lease obligations. Rental expenses are amortized on the straight-line basis over the term of the lease. Total rental expense was approximately $167.8, $193.7 and $295.3 for the years ended December 31, 1994, 1995 and 1996, respectively. Future minimum commitments under lease agreements are as follows:

   YEAR ENDING
   DECEMBER 31,
     1997.............................................................. $  458.5
     1998..............................................................    401.2
     1999..............................................................    374.2
     2000..............................................................    359.5
     2001..............................................................    195.5
     Thereafter........................................................      --
                                                                        --------
       Total........................................................... $1,788.9
                                                                        ========

  The Company has recorded a current liability of $38.6 as of December 31, 1996 for vacated office space at its former headquarters pursuant to an agreement with the lessor.

 (b) Pension obligations

  Certain subsidiaries are obligated to make defined contributions to personal pension plans for their employees. There was no outstanding liability for pension contributions as of December 31, 1995 and 1996, respectively. Pension contribution expense was $19.8, $24.5 and $20.0 for the years ended December 31, 1994, 1995 and 1996, respectively.

             EUROPEAN SPECIALTY GROUP HOLDING AG AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (U.S. dollars in thousands, except share data)


12. FOREIGN CURRENCY DERIVATIVE FINANCIAL INSTRUMENTS

  The Company records receivables for estimated management fees to be received under noncancelable management contracts entered into with the reinsurers participating in the reinsurance pools. The management fees to be received under the various management agreements are denominated in different currencies. The Company periodically enters into foreign currency put options and forward exchange contracts to mitigate its exposure to fluctuations in foreign currency exchange rates. Gains and losses arising from these contracts are recorded currently in income, and offset gains or losses arising from the receivable being hedged. Any discount or premium on foreign exchange contracts are deferred and recognized in income over the life of the forward contract in accordance with Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation."

  The Company's forward exchange contracts and put options are subject to the credit risk that counterparties to the agreement may be unable to fulfill their obligations upon settlement of the contracts. To mitigate this risk, management only enters into such agreements with reputable and financially sound institutions.

13. FAIR VALUE INFORMATION

  The carrying amount for Cash, Fees Receivable, Fiduciary Liabilities and Debt approximate their fair market values. Fair values relating to foreign currency contracts reflect the estimated amounts that the Company would receive or pay to terminate the contracts at the reporting date based on exchange rates as of December 31, 1995, and 1996, respectively. These contracts related to the conversion of U.S. dollars into Deutsche Marks.

                                            DECEMBER 31, 1995
                             -----------------------------------------------
                             CONTRACT PRINCIPAL CARRYING ESTIMATED  MATURITY
   TYPE                        DATE    AMOUNTS   AMOUNT  FAIR VALUE   DATE
Forward contract............  Dec 95   $900.0     --       $ (2.1)  Jan 96
Put Option..................  Dec 95    300.0     --        (18.4)  Mar 96
Put Option..................  Dec 95    200.0     --        (12.2)  June 96
                                              DECEMBER 31, 1996
                             ---------------------------------------------------
                             CONTRACT PRINCIPAL CARRYING ESTIMATED  MATURITY
   TYPE                        DATE    AMOUNTS   AMOUNT  FAIR VALUE   DATE
Forward contract............  Dec 96   $244.0     --       $(11.7)  Jan 97

              EUROPEAN SPECIALTY GROUP HOLDING AG AND SUBSIDIARIES
                     UNAUDITED CONSOLIDATED BALANCE SHEETS
                 (U.S. dollars in thousands, except share data)

                                                AUDITED    UNAUDITED  UNAUDITED
                                              DECEMBER 31, JUNE 30,   JUNE 30,
                                                  1996       1996       1997
                                              ------------ ---------  ---------
                   ASSETS
Current assets:
  Cash......................................   $    15.0   $    45.0  $    51.5
  Fees receivable...........................       856.7     2,080.8    2,054.7
  Other current assets......................       248.2       231.4       85.2
                                               ---------   ---------  ---------
    Total current assets....................     1,119.9     2,357.2    2,191.4
                                               ---------   ---------  ---------
Fees receivable--non-current................       922.7       712.4      592.1
Intangibles (net of accumulated amortization
 of $205.5,
 $175.2 and $196.3).........................        62.5        80.8       27.3
Fixed assets (net of accumulated
 depreciation of $104.3, $101.4 and
 $112.9)....................................       117.3       119.3      112.2
Deferred taxes..............................       271.9       240.5      201.3
Equity investments..........................        24.4        22.4       29.3
                                               ---------   ---------  ---------
    Total assets............................   $ 2,518.7   $ 3,532.6  $ 3,153.6
                                               =========   =========  =========
    LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt ($868.3, $978.1 and $764.8
   due to related parties)..................   $ 1,812.7   $ 1,731.5  $ 1,882.7
  Accrued expenses..........................       713.9     1,206.2    1,119.7
  Liability for share transactions..........       373.0       443.6      333.2
  Accounts payable..........................       107.9       112.8       51.1
                                               ---------   ---------  ---------
    Total current liabilities...............     3,007.5     3,494.1    3,386.7
                                               ---------   ---------  ---------
Fiduciary liabilities.......................     4,928.6     5,539.6    6,581.0
Less Cash and cash equivalents held in a
 fiduciary capacity.........................    (4,928.6)   (5,539.6)  (6,581.0)
                                               ---------   ---------  ---------
    Total liabilities.......................     3,007.5     3,494.1    3,386.7
                                               ---------   ---------  ---------
Commitments and contingencies...............         --          --         --
Shareholders' equity:
  Common stock (5DM par value, 100,000
   shares authorized, 20,000, 18,800 and
   20,000 issued and outstanding)...........        62.0        58.2       62.0
  Additional paid-in capital................        62.3         --        62.3
  Accumulated deficit income................      (608.7)       (4.7)    (410.9)
Foreign currency translation adjustments....        (4.4)      (15.0)      53.5
                                               ---------   ---------  ---------
    Total shareholders' equity/(deficit)....      (488.8)       38.5     (233.1)
                                               ---------   ---------  ---------
    Total liabilities and shareholders'
     equity.................................   $ 2,518.7   $ 3,532.6  $ 3,153.6
                                               =========   =========  =========

   See accompanying notes to the Unaudited Consolidated Financial Statements.

              EUROPEAN SPECIALTY GROUP HOLDING AG AND SUBSIDIARIES
                  UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                          (U.S. dollars in thousands)

                                                              UNAUDITED
                                                      SIX MONTHS ENDED JUNE 30,
                                                      -------------------------
                                                          1996         1997
                                                      ------------ ------------
Fee revenues........................................      $3,138.3     $2,594.8
Other income........................................         104.4         85.5
                                                      ------------ ------------
Total revenues......................................       3,242.7      2,680.3
                                                      ------------ ------------
Operating expenses
Personnel costs.....................................         644.0        912.8
Consulting and related expenses (includes $272.8 and
 $0 for related parties)............................         396.1        132.1
Depreciation and amortization.......................          64.1         57.1
Other operating expenses............................         935.1        980.2
                                                      ------------ ------------
Total operating expenses............................       2,039.3      2,082.2
                                                      ------------ ------------
Interest expense (includes $23.8 and $16.3 for
 related parties)...................................          76.8         57.1
                                                      ------------ ------------
Total expenses......................................       2,116.1      2,139.3
                                                      ------------ ------------
Income before income taxes..........................       1,126.6        541.0
                                                      ------------ ------------
Provision for income taxes..........................         685.3        343.1
                                                      ------------ ------------
Net income..........................................  $      441.3 $      197.9
                                                      ============ ============


   See accompanying notes to the Unaudited Consolidated Financial Statements.

              EUROPEAN SPECIALTY GROUP HOLDING AG AND SUBSIDIARIES
                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (U.S. dollars in thousands)

                                                                UNAUDITED
                                                             -----------------
                                                             SIX MONTHS ENDED
                                                                 JUNE 30,
                                                             -----------------
                                                              1996      1997
                                                             -------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.................................................. $ 441.3  $  197.9
Depreciation and amortization...............................    64.1      57.1
Increase in equity investment...............................    (1.5)     (4.9)
CHANGES IN OPERATING ASSETS AND LIABILITIES:
  Fees receivable...........................................  (856.6) (1,119.9)
  Deferred taxes............................................    38.1      44.1
  Accrued expenses..........................................   781.6     510.6
  Other current assets......................................  (145.3)    144.6
  Accounts payable..........................................   (94.9)    (48.0)
                                                             -------  --------
Net cash flows provided by (used in) operating activities...   226.8    (218.5)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets...................................   (21.4)    (32.0)
Purchases of intangible assets..............................   (87.4)      --
                                                             -------  --------
Net cash flows (used in) investing activities...............  (108.8)    (32.0)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of capital.......................................   (65.9)      --
Reorganization of holding company...........................    58.2       --
Net change in short-term debt...............................    85.4     278.8
Repayments of long-term borrowings..........................  (190.0)      --
                                                             -------  --------
Net cash flows provided by (used in) financing activities...  (112.3)    278.8
Effect of exchange rate changes on cash.....................     6.1       8.2
Net change in cash..........................................    11.8      36.5
Cash, at beginning of period................................    33.2      15.0
                                                             -------  --------
Cash, at end of period...................................... $  45.0  $   51.5
                                                             =======  ========


   See accompanying notes to the Unaudited Consolidated Financial Statements.

             EUROPEAN SPECIALTY GROUP HOLDING AG AND SUBSIDIARIES
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
           (unaudited; U.S. dollars in thousands except share data)

1.

  The unaudited consolidated financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. The Company's unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). In the opinion of management, the unaudited consolidated financial statements reflect all adjustments, consisting only those of a normal and recurring nature, necessary for a fair presentation of the results of operations and financial condition. The interim results presented herein are not indicative of full year results. These unaudited consolidated financial statements should be read in conjunction with the audited financial statements and the notes thereto as presented elsewhere in this prospectus.

2. ACCOUNTING POLICIES

  The Company's unaudited significant accounting policies include the following:

 (a) Revenue Recognition

  Revenue is primarily comprised of underwriting management and related fees and profit commissions based on the underwriting results of the reinsurance pools, as well as commissions for facultative and other business placed with reinsurers that do not participate in the pools. Management and related fees are recorded based on the estimated gross premiums written in each underwriting year net of estimated uncollectible amounts and are recognized in revenue when the underwriting contract between the reinsurance pool and the ceding insurance company becomes effective since substantially all services have been provided by such date. The Company has had no provision for uncollectible fees for each of the six month periods ending June 30, 1997. The recognition of fee revenue as of the effective date of the underwriting contract is based upon the fact that the Company has no future obligations regarding these contracts except to provide ancillary administrative services. Management and related fees, which generally are collected over a period up to 24 months, are discounted for any amounts expected to be collected after the first twelve months of the underwriting contract. Any adjustments to management and related fees are made in the period in which ceding companies report information requiring such changes. The Company is only entitled to receive its management fees to the extent that gross written premiums are converted. Profit commissions due from the reinsurance pools are based upon the actual underwriting results of each underwriting pool and are generally calculated and earned 12 to 24 months after the end of each underwriting year. The Company relies on data from ceding companies and the expertise of its actuarial staff to determine when profit commissions are earned. It is possible that profit commissions from various underwriting years may be earned and recognized in the same accounting year. For the six month period ended June 30, 1996, profit commissions of $200.0 were recognized as earned from the 1994 underwriting year. For the six month period ended June 30, 1997, no profit commissions were earned. Expenses for future administrative services that the Company is obligated to provide are accrued when the underwriting contract is established. Such accrued expenses were $159.4 and $145.1 at June 30, 1996, and 1997, respectively.

 (b) Estimates

  The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period as well as the disclosure of such amounts. Actual results could differ from those estimates and assumptions.

3. FORMATION

  The current shareholders of the Company have entered into agreements to exchange all of their interest in the Company for 900,000 Common Shares of ESG Re Limited, a company which will be incorporated under the

             EUROPEAN SPECIALTY GROUP HOLDING AG AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           (unaudited; U.S. dollars in thousands, except share data)

laws of Bermuda on August 21, 1997. The exchange of shares (the "Formation") will occur by the earlier of December 1, 1997 or the date that common shares of ESG Re Limited are offered to the public.

  The Formation will result in the Company becoming a wholly-owned subsidiary of ESG Re Limited. For accounting purposes, the Formation will be considered to be a recapitalization, since the majority shareholders of the Company, including the principal shareholder, will continue to be significant shareholders in ESG Re Limited, key management of ESG Re Limited will be substantially the same individuals holding such positions in the Company, and the assets, revenues, net earnings and current value of the Company will significantly exceed those of ESG Re Limited, which will have no operating activity prior to the Formation. Additionally, no other group of shareholders will obtain control of ESG Re Limited through Direct Sales to investors or through the Offerings to the public.

4. UNDERWRITING MANAGEMENT SERVICES

  As a part of its underwriting pool management services, the Company collects premiums and pays claims on behalf of the pool participants. In addition to fees received for the underwriting services, the Company also earns interest income on funds it is authorized to hold in accordance with the underwriting management agreement between the Company and the pool participants. The Company is authorized to retain 25% of gross premiums as a claims fund held in bank accounts having trustee status with any interest accruing to such balances being credited to the Company quarterly. Interest income on these funds amounted to $27.2 and $15.1 for the periods ended June 30, 1996 and 1997, respectively. All of the underwriting pool funds are invested in short-term investments with original maturities of less than ninety days. The total amount of funds held on behalf of the pools was $5,539.6 and $6,581.0 at June 30, 1996 and 1997, respectively.

5. CAPITAL TRANSACTIONS

  The Company principally operates through its wholly-owned subsidiary, European Specialty Group GmbH (the "Agency") an underwriting management company which specializes in personal accident, health, life and special risk reinsurance. In 1995, the Company agreed to repurchase 6% of the registered capital from a former employee, totaling $203.9. Payment of $65.9 was made during the first six months of 1996.

  Prior to 1996, the Company and its subsidiaries were owned by the Agency. To simplify its capital structure and to provide additional capital, the Company's shareholders executed a series of transactions which has resulted in the Company owning 100% of the Agency and its subsidiaries (the "Reorganization of Holding Company"). Because these cash transactions closed over a period of time, shareholder's equity was reduced by $239.1 (which include a cash settlement of $58.2) for those transactions closing in the six month period ended June 30, 1996, and increased by $66.1 for those transactions settling by the six month period ended December 31, 1996. Transactions not closing by June 30, 1996 and June 30, 1997 resulted in a liability for share transactions of $443.6 and $333.2, respectively. Certain of these transactions were settled in July 1997 which resulted in an increase of shareholder's equity by $440.4. All of these share transactions were executed amongst the existing shareholders or other related parties.

6. INTERIM PERIOD RESULTS

  As described in the accounting policy for the recognition of revenue above, revenue is recognized when the underwriting contract becomes effective. A significant majority of underwriting contracts that the Company writes become effective on January 1 each year. Thus the majority of the revenue is recognized in the first quarter of the year. As the estimated cost of the administrative services required to be provided in respect to these contracts is accrued when the contract becomes effective, the accrual will therefore be greater at interim accounting periods than at the end of the year.

             EUROPEAN SPECIALTY GROUP HOLDING AG AND SUBSIDIARIES
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           (unaudited; U.S. dollars in thousands, except share data)


  Given the nature of the Company's business cycle as described and its accounting policies, interim financial statements should be read in conjunction with the full year financial statements.

7. CURRENT ACCOUNTING PRONOUNCEMENTS

  In February 1997, the FASB issued SFAS No. 128, "Earnings per Share" ("EPS") which supersedes Accounting Principles Board Opinion No. 15 "Earnings per Share" ("APB No. 15") and replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and provides guidance on other computational changes. SFAS No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. The Company intends to adopt this new standard for its annual statement for the year ended December 31, 1997. The Company's capital structure did not require it to report EPS for any periods prior to the year ended December 31, 1997.

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 will require the Company to (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

  In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which will be effective for the Company beginning January 1, 1998. SFAS No. 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. The Company has not yet completed its analysis of the impact of SFAS No. 131.

                                      ESG
                                  INTELLIGENT
                                  REINSURANCE

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

 SUBJECT TO COMPLETION, DATED DECEMBER 12, 1997

 PROSPECTUS

        , 1997

 ESG RE LIMITED                                             ESG
                                                        INTELLEGENT
                                                        REINSURANCE

--------------------------------------------------------------------------------
 9,000,000
 COMMON SHARES

--------------------------------------------------------------------------------

 All of the Common Shares, par value $1.00 per share (the "Common Shares"), of ESG Re Limited (the "Company" or "ESG") offered hereby are being sold by the
 Company. Of the 9,000,000 Common Shares offered hereby,     Common Shares are
 being offered for sale outside the United States and Canada by the International Managers (the "International Offering") and Common Shares are being offered for sale in the United States and Canada in a concurrent offering by the U.S. Underwriters (the "U.S. Offering" and together with the International Offering, the "Offerings"), subject to transfers between the International Managers and the U.S. Underwriters (collectively, the "Underwriters"). See "Underwriting." It is estimated that the initial public offering price will be $20.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

 Certain affiliates of Head & Company L.L.C. (the "Head Group") and certain other investors (together with the Head Group, the "Direct Purchasers") have severally purchased for investment directly from the Company (i) an aggregate of 2,673,799 Common Shares, (ii) Class A Warrants to purchase up to 1,247,284 Common Shares, and (iii), in the case of the Head Group, Class B Warrants to purchase up to 1,247,284 Common Shares (if certain performance criteria are satisfied), at an aggregate price equal to 2,673,799 multiplied by the initial public offering price per Common Share less the underwriting discounts and commissions (the "Direct Sales"). See "Direct Sales." The closing of the Direct Sales occurred on December 3, 1997. The initial exercise price for the Class A Warrants and the Class B Warrants is the initial public offering price per Common Share, subject to a reduction of $1.50 on September 1, 2001, for the Class B Warrants.

 Prior to the Offerings, there has been no market for the Common Shares. The Common Shares have been accepted for quotation on the Nasdaq National Market in the United States subject to official notice of issuance under the symbol "ESREF."

 SEE "RISK FACTORS" COMMENCING ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      PRICE TO         UNDERWRITING DISCOUNTS     PROCEEDS TO
                      THE PUBLIC       AND COMMISSIONS(1)         THE COMPANY(2)
  Per Common Share    $20.00           $1.30                      $18.70
  Total(3)            $180,000,000     $11,700,000                $168,300,000

 (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933. See "Underwriting."
 (2) Before deducting expenses payable by the Company estimated at $2,000,000.
 (3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 1,350,000 shares at the Price to the Public per share less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions and Proceeds to the Company will be $207,000,000, $13,455,000 and $193,545,000, respectively.
     See "Underwriting." Including the Direct Sales, the total proceeds to Company will be $218,300,000 or $243,545,000 if the over-allotment option is exercised in full.

 The Common Shares are being offered by the several Underwriters, when, as and if delivered to and accepted by the Underwriters and subject to various conditions. It is expected that the delivery of the Common Shares will be
 made in New York, New York on or about       , 1997, in New York, New York
 against payment therefor in New York funds.

     DEUTSCHE MORGAN GRENFELL INC. HAS SERVED AS ADVISOR TO THE COMPANY IN
                       CONNECTION WITH THIS TRANSACTION.
                              SEE "UNDERWRITING."

                                   --------

                JOINT GLOBAL COORDINATORS AND JOINT BOOK-RUNNERS

                                   --------

 DEUTSCHE MORGAN GRENFELL                          DONALDSON, LUFKIN & JENRETTE
                                       INTERNATIONAL

                                  ----------

 DEUTSCHE MORGAN GRENFELL                           DONALDSON, LUFKIN & JENRETTE
                                     INTERNATIONAL

 CONNING & COMPANY                                                 STEPHENS INC.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered which will be paid solely by the Company. All the amounts shown are estimates, except the Securities and Exchange Commission registration fee and the NASD filing fee:

     SEC Registration Fee........................................... $   62,543
     NASD Fees......................................................     18,900
     Transfer Agent and Registrar Fees and Expenses.................     15,000
     Printing and Engraving Expenses................................    350,000
     Legal Fees and Expenses........................................    650,000
     Accounting Fees and Expenses...................................    850,000
     Blue Sky Fees and Expenses.....................................     50,000
     Miscellaneous Expenses.........................................      3,557
                                                                     ----------
       Total........................................................ $2,000,000
                                                                     ==========

---------------------
* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 98 of the Companies Act 1981 of Bermuda (the "Act") provides generally that a Bermudian company may indemnify its directors, officers and auditors against any liability which by virtue of Bermudian law otherwise would be imposed on them, except in cases where such liability arises from the willful negligence, willful default, fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermudian company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or they are acquitted or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act.

  The Company has adopted provisions in its Memorandum of Association and Bye-Laws that provide that the Company shall indemnify its officers and directors to the maximum extent permitted under the Act. The Company also entered into indemnification agreements with each of its directors and officers to provide them with the maximum indemnification allowed under its Memorandum of Association, Bye-Laws and the Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The Company was incorporated in August 1997 under the laws of Bermuda. On August 21, 1997, the Company issued 6,000 of its Ordinary Shares to ESG Partners (Bermuda) L.P. (then known as Head Insurance Investors IX (Bermuda) L.P.), and 3,000 each to Gerhard Jurk and Wolfgang M. Wand. The General Partner of ESG Partners (Bermuda) L.P. is an affiliate of Head Company. Such securities were sold in a private placement outside the United States and therefore are exempt from registration under the Securities Act pursuant to
Section 4(2) thereof. The aggregate offering price for this transaction was $12,000.

  On December 3, 1997, the Company issued 2,673,799 Common Shares, and, after giving effect to the Offerings, Class A Warrants to purchase 1,247,284 Common Shares, and Class B Warrants to purchase 1,247,284 Common Shares (if certain performance criteria are satisfied) for an aggregate purchase price of $50 million. Such securities were sold in a private placement and therefore are exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

  On December 2, 1997, the Company issued 900,000 Common Shares in exchange for all of the outstanding capital stock of European Specialty Group (United Kingdom) Limited ("ESG UK"). See "Summary--Formation and Direct Sales." Such securities were sold in a private placement outside the United States and therefore are exempt from registration under the Securities Act pursuant to Regulation S under the Securities Act. The Company issued 900,000 Common Shares in exchange for all of the outstanding capital stock of ESG UK. At the time of this exchange, European Specialty Group Holding AG was a wholly owned subsidiary of ESG UK.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS.

  1.1*  --Form of Underwriting Agreement
  2.1*  --Share Exchange Agreement between ESG Re Limited and European
         Specialty Group (United Kingdom) Limited, dated as of November 13,
         1997.
  2.2*  --Share Exchange Agreement between the shareholders of European
         Specialty Group Holding AG and European Specialty Group (United
         Kingdom) Limited, dated as of November 13, 1997.
  3.1*  --Memorandum of Association
  3.2*  --Bye-Laws
  4.1*  --Specimen Common Share certificate
  4.2*  --Form of Class A Warrant
  4.3*  --Form of Class B Warrant
  5.1   --Opinion of Appleby, Spurling & Kempe as to the legality of the Common
         Shares
  8.1*  --Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to certain tax matters
  8.2*  --Opinion of Deloitte & Touche GmbH as to certain tax matters
  8.3*  --Opinion of Deloitte & Touche, United Kingdom as to certain tax matters
  8.4*  --Opinion of Deloitte & Touche, Canada as to certain tax matters
  8.5   --Opinion of Appleby, Spurling & Kempe as to certain tax matters
  8.6   --Opinion of Matheson Ormsby Prentice as to certain tax matters
 10.1*  --Form of Subscription Agreement, between ESG Re Limited and certain
         Direct Purchasers, dated as of September 30, 1997
 10.2*  --Employment Agreement between European Specialty Group (United
         Kingdom) Limited, ESG Re Limited and Wolfgang M. Wand, dated as of
         December 1, 1997
 10.3*  --Employment Agreement between ESG Re Limited and Steven H. Debrovner, dated as of December 1, 1997
 10.4*  --Employment Agreement between European Specialty Group Holding AG and
         Gerhard Jurk, dated as of December 1, 1997
 10.5*  --Employment Agreement between European Specialty (North America)
         Limited and Renate M. Nellich, dated as of December 1, 1997
 10.6*  --Investment Advisory Agreement, between ESG Re Limited and Head Asset
         Management L.L.C., dated as of December 1, 1997
 10.7*  --Investment Advisory Agreement, between ES Ruckversicherungs AG and
         Head Asset Management L.L.C., dated as of December 1, 1997
 10.8*  --Form of Registration Rights Agreement between ESG Re Limited and the
         Direct Purchasers named therein
 22.1*  --Subsidiaries of the Registrant
 23.1   --Consent of Deloitte & Touche GmbH
 23.2*  --Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in
         Exhibit 8.1)
 23.3*  --Consent of Deloitte & Touche GmbH (included in Exhibit 8.2)
 23.4*  --Consent of Deloitte & Touche, United Kingdom (included in Exhibit
         8.3)
 23.5*  --Consent of Deloitte & Touche, Canada (included in Exhibit 8.4)
 23.6   --Consent of Appleby, Spurling & Kempe (included in Exhibits 5.1 and
         8.5)
 23.7   --Consent of Deloitte & Touche, Hamilton, Bermuda
 23.8   --Consent of Matheson Ormsby Prentice (included in Exhibit 8.6)
 23.9*  --Consent of David L. Newkirk
 23.10* --Consent of William J. Poutsiaka
 23.11* --Consent of Edward A. Tilly
 24.1*  --Power of Attorney

---------------------
* Previously filed.

ITEM 17. UNDERTAKINGS

  (1) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Memorandum of Association, Bye-Laws, the Underwriting Agreement or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by the director, officers or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (3) The Registrant hereby undertakes that:

      (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

      (b) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM F-1 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON DECEMBER 12, 1997.

                                         ESG Re Limited

                                                     /s/ Gerhard Jurk
                                         By: __________________________________
                                           NAME: GERHARD JURK
                                           TITLE: CHIEF FINANCIAL OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                       TITLE                 DATE

                 *                    Chief Executive
------------------------------------   Officer, Director
          WOLFGANG M. WAND             (Principal
                                       Executive Officer)

                 *                    Chief Operating
------------------------------------   Officer
        STEVEN H. DEBROVNER

          /s/ Gerhard Jurk            Chief Financial
------------------------------------   Officer, Director       December 12,
            GERHARD JURK               (Principal               1997
                                       Financial and
                                       Accounting
                                       Officer)

        /s/ John C Head III           Chairman of the
------------------------------------   Board                   December 12,
          JOHN C HEAD III                                       1997

        /s/ John C Head III           Authorized
------------------------------------   Representative in       December 12,
          JOHN C HEAD III              the United States        1997

        /s/ John C Head III           Attorney-in-Fact
*By: _______________________________                           December 12,
          JOHN C HEAD III                                       1997

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                  EXHIBIT
 -------                                 -------
  1.1*   --Form of Underwriting Agreement
  2.1*   --Share Exchange Agreement between ESG Re Limited and European
          Specialty Group (United Kingdom) Limited, dated as of November 13,
          1997.
  2.2*   --Share Exchange Agreement between the shareholders of European
          Specialty Group Holding AG and European Specialty Group (United
          Kingdom) Limited, dated as of November 13, 1997.
  3.1*   --Memorandum of Association
  3.2*   --Bye-Laws
  4.1*   --Specimen Common Share certificate
  4.2*   --Form of Class A Warrant
  4.3*   --Form of Class B Warrant
  5.1    --Opinion of Appleby, Spurling & Kempe as to the legality of the
          Common Shares
  8.1*   --Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to certain tax matters
  8.2*   --Opinion of Deloitte & Touche GmbH as to certain tax matters
  8.3*   --Opinion of Deloitte & Touche, United Kingdom as to certain tax matters
  8.4*   --Opinion of Deloitte & Touche, Canada as to certain tax matters
  8.5    --Opinion of Appleby, Spurling & Kempe as to certain tax matters
  8.6    --Opinion of Matheson Ormsby Prentice as to certain tax matters
 10.1*   --Form of Subscription Agreement, between ESG Re Limited and certain
          Direct Purchasers, dated as of September 30, 1997
 10.2*   --Employment Agreement between European Specialty Group (United
          Kingdom) Limited, ESG Re Limited and Wolfgang M. Wand, dated as of
          December 1, 1997
 10.3*   --Employment Agreement between ESG Re Limited and Steven H. Debrovner, dated as of December 1, 1997
 10.4*   --Employment Agreement between European Specialty Group Holding AG and
          Gerhard Jurk, dated as of December 1, 1997
 10.5*   --Employment Agreement between European Specialty (North America)
          Limited and Renate M. Nellich, dated as of December 1, 1997
 10.6*   --Investment Advisory Agreement, between ESG Re Limited and Head Asset
          Management L.L.C., dated as of December 1, 1997
 10.7*   --Investment Advisory Agreement, between ES Ruckversicherungs AG and
          Head Asset Management L.L.C., dated as of December 1, 1997
 10.8*   --Form of Registration Rights Agreement between ESG Re Limited and the
          Direct Purchasers named therein
 22.1*   --Subsidiaries of the Registrant
 23.1    --Consent of Deloitte & Touche GmbH
 23.2*   --Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in
          Exhibit 8.1)
 23.3*   --Consent of Deloitte & Touche GmbH (included in Exhibit 8.2)
 23.4*   --Consent of Deloitte & Touche, United Kingdom (included in Exhibit
          8.3)
 23.5*   --Consent of Deloitte & Touche, Canada (included in Exhibit 8.4)
 23.6    --Consent of Appleby, Spurling & Kempe (included in Exhibits 5.1 and
          8.5)
 23.7    --Consent of Deloitte & Touche, Hamilton, Bermuda
 23.8    --Consent of Matheson Ormsby Prentice (included in Exhibit 8.6)
 23.9*   --Consent of David L. Newkirk
 23.10*  --Consent of William J. Poutsiaka
 23.11*  --Consent of Edward A. Tilly
 24.1*   --Power of Attorney

---------------------
* Previously filed.